UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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GTECH HOLDINGS CORPORATION

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GTECH HOLDINGS CORPORATION
55 Technology Way
West Greenwich, RI 02817

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of GTECH Holdings Corporation, which will be held at GTECH’s corporate headquarters, located at 55 Technology Way, West Greenwich, Rhode Island, 02817 on June 7, 2006, at 9:00 a.m., local time.

At the special meeting, we will ask you to consider and adopt a merger agreement that we entered into with Lottomatica S.p.A., Gold Holding Co. and Gold Acquisition Corp. on January 10, 2006. If our stockholders adopt the merger agreement, the other conditions to the proposed merger are satisfied and the proposed merger is completed, then we will become an indirect wholly-owned subsidiary of Lottomatica, and you will be entitled to receive $35.00 in cash, without interest, for each share of our common stock that you own.

After careful consideration, our board of directors has approved the merger agreement and determined that the proposed merger is advisable and fair to and in the best interests of our corporation and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read the accompanying document and its annexes carefully.

Your vote is very important regardless of the number of shares you own. We cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As a result, a failure to submit a proxy or vote in person will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions about the proposed merger, please call Georgeson Shareholder Communications, Inc. at (866) 283-1945.

Thank you for your cooperation and your continued support.

Robert M. Dewey, Jr	W. Bruce Turner
Chairman of the Board of Directors	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the proposed merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED MAY 8, 2006 AND IS FIRST BEING MAILED TO
STOCKHOLDERS ON OR ABOUT MAY 9, 2006.

GTECH HOLDINGS CORPORATION
55 Technology Way
West Greenwich, RI 02817
(401) 392-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2006

To the Stockholders of GTECH Holdings Corporation:

We will hold a special meeting of the stockholders of GTECH Holdings Corporation, a Delaware corporation, or GTECH, which will be held at GTECH’s corporate headquarters, located at 55 Technology Way, West Greenwich, Rhode Island, 02817 on June 7, 2006, at 9:00 a.m., local time:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 10, 2006, by and among Lottomatica S.p.A., its subsidiaries Gold Holding Co. and Gold Acquisition Corp., and GTECH, pursuant to which, if the proposed merger contemplated thereby is completed, GTECH will become an indirect wholly-owned subsidiary of Lottomatica and each outstanding share of GTECH common stock (other than shares held by GTECH, Lottomatica or any of their respective subsidiaries that will be canceled and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $35.00 in cash, without interest; and

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Only holders of record of GTECH common stock as of the close of business on May 4, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of GTECH common stock entitled to vote is required to adopt the merger agreement. The affirmative vote of holders of a majority of the shares of GTECH common stock present and entitled to vote is required to adjourn or postpone the special meeting.

Your vote is very important regardless of the number of shares you own. A failure to submit a proxy or vote in person will have the same effect as a vote against adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you return a properly signed proxy card but do not indicate how you want to vote, your shares will be voted “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

The GTECH board of directors recommends that stockholders vote “FOR” adoption of the merger agreement.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

Under the General Corporation Law of the State of Delaware, holders of GTECH common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, they do not vote or otherwise submit a proxy in favor of the merger agreement and they comply with the procedures under the General Corporation Law of the State of Delaware explained in the accompanying proxy statement. See the section captioned “Appraisal Rights.”

The enclosed proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read the proxy statement and its annexes carefully. If you have any questions about the proposed merger, please call Georgeson Shareholder Communications, Inc. at (866) 283-1945.

By Order of the Board of Directors,

Walter G. DeSocio
Senior Vice President, General Counsel and Secretary

West Greenwich, Rhode Island
May 8, 2006

ii

SUMMARY

This summary highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary. In this proxy statement, the terms “we”, “us”, “our”, “our corporation”, and “GTECH” refer to GTECH Holdings Corporation, and the term “Lottomatica” refers to Lottomatica S.p.A.

Questions and Answers About the Special Meeting and the Proposed Merger

Q.	Why am I receiving this proxy statement and proxy card?

A.	You are being asked to consider and adopt a merger agreement that we entered into with Lottomatica and its subsidiaries Gold Holding Co. and Gold Acquisition Corp. on January 10, 2006, pursuant to which, if the proposed merger contemplated thereby is completed, GTECH will become an indirect wholly-owned subsidiary of Lottomatica and each outstanding share of GTECH common stock (other than shares held by GTECH, Lottomatica or any of their respective subsidiaries that will be canceled and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $35.00 in cash, without interest. The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully. See the section captioned “The Merger Agreement” on page 55.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by GTECH’s board of directors.

Q.	If the proposed merger is completed, what will I be entitled to receive for my shares of GTECH common stock?

A.	Unless you submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in favor of the merger agreement and otherwise comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement, you will be entitled to receive $35.00 in cash, without interest, for each share of our common stock that you own. After the merger closes, The Bank of New York, the paying agent, will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation. See the section captioned ‘‘The Merger Agreement — Merger Consideration” on page 55.

Q.	What effects will the proposed merger have on GTECH?

A.	As a result of the proposed merger, we will cease to be a publicly traded corporation and will instead become an indirect wholly-owned subsidiary of Lottomatica. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at such time be listed or quoted, including the New York Stock Exchange. See the section captioned “Effects of the Proposed Merger on GTECH” on page 40.

Q.	When do you expect the proposed merger to be completed?

A.	We expect that the proposed merger will be completed in mid-2006, after all conditions to the proposed merger have been satisfied or waived. In addition to adoption of the merger agreement by GTECH’s stockholders and the other conditions described under the caption “The Merger Agreement — Conditions to the Proposed Merger” on page 57, the proposed merger is subject to the availability of financing arranged by Lottomatica and its subsidiaries described under the caption “The Proposed Merger — Financing” on page 49. The rights issue was approved by Lottomatica’s shareholders in April 2006 and is expected to be launched in May 2006 and the subordinated interest-deferrable capital securities are currently expected to be issued in May 2006. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived. We intend to complete the proposed merger as promptly as practicable.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the proposed merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign, and other tax laws. In general, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the U.S. federal income tax consequences of the proposed merger, see the section captioned “Material U.S. Federal Income Tax Consequences” on page 54 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the proposed merger to you.

Q.	What if I oppose the proposed merger?

A.	If you are a stockholder who objects to the proposed merger, you may vote against adoption of the merger agreement. Alternatively, if you submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in favor of adopting the merger agreement and otherwise comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement, you may elect to pursue your statutory appraisal rights to receive the judicially determined “fair value” of your shares, which could be more than, the same or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Under the merger agreement, if holders of more than 10% of GTECH’s common stock outstanding immediately prior to the completion of the proposed merger validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to the obligations of Gold Holding and Acquisition Co to complete the proposed merger will not be satisfied.

See the section captioned “Appraisal Rights” on page 68.

Q.	What happens if the proposed merger is abandoned?

A.	If the proposed merger is abandoned, GTECH will remain a publicly traded company listed on the New York Stock Exchange. See the section captioned “The Proposed Merger — Effects on GTECH if the Proposed Merger is not Completed” on page 41. Under specified circumstances, GTECH and Gold Holding Co. may be required to pay the other party a termination fee, as described under the caption “The Merger Agreement — Termination Fees” on page 64.

Q.	What should I do now?

A.	We urge you to read carefully this entire proxy statement, its annexes and the other documents referred to or incorporated by reference in this proxy statement, consider how the proposed merger would affect you as a stockholder and then vote. After you read this proxy statement, whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 15.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 15.

Q.  When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” on page 16.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered differently, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 15.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name”, you must provide a proxy executed by your bank or broker in order to vote your shares in person. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” and “— Revocability of Proxies” on pages 15-16.

Q.	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares, or if I abstain from voting?

A.	If you fail to send in your proxy, do not instruct your broker to vote your shares or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 15.

Q.	What happens if I return a properly signed proxy card but do not indicate how I want to vote?

A.	If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 15.

Q.	Should I send in my stock certificates now?

A.	No. You should not return any stock certificates you hold with the enclosed proxy card. Following completion of the proposed merger, The Bank of New York, the paying agent, will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration, and you should not forward your stock certificates to The Bank of New York without a letter of transmittal.

Q.	What should I do if I have questions or would like additional copies of documents or have company specific questions?

A.	If you have more questions about the special meeting, the proposed merger or this proxy statement, would like additional copies of this proxy statement or the proxy card or have questions about or require assistance in completing and submitting proxy cards, please contact Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 283-1945.

If you have questions about GTECH, please refer to the periodic reports and other information that GTECH files with and furnishes to the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at http://www.sec.gov. See the section captioned “Where You Can Find More Information” on page 74.

Parties to the Proposed Merger

     GTECH Holdings Corporation
     55 Technology Way
     West Greenwich, RI 02817

GTECH Holdings Corporation, a Delaware corporation, is a global gaming and technology corporation providing software, networks and professional services that power high-performance transaction processing systems. GTECH is the world’s leading operator of highly-secure online lottery transaction processing systems, doing business in 51 countries worldwide, and has a growing presence in commercial gaming technology and financial services transaction processing. GTECH’S common stock is traded on the New York Stock Exchange under the symbol “GTK”.

     Lottomatica S.p.A.
     Viale del Campo Boario n. 56/D
     00153 Rome, Italy

Lottomatica S.p.A., an Italian corporation, operates the Italian “Lotto”, which is one of the largest lotteries in the world, and is the market leader in the Italian gaming industry. With annual wagers of $16.8 billion, Lottomatica has a network of 44,000 lottery terminals, and offers services through its three main business segments — lotteries, sports games and betting, and commercial services. Lottomatica is headquartered in Rome and is publicly traded on the Milan stock market under the symbol “LTO”. De Agostini S.p.A., a privately held Italian corporation, holds, directly or indirectly, approximately 58 percent of Lottomatica’s equity interests. In this proxy statement, the term “De Agostini” refers to De Agostini S.p.A.

     Gold Holding Co.
     c/o Lottomatica S.p.A.
     Viale del Campo Boario n. 56/D
     00153 Rome, Italy

Gold Holding Co., a Delaware corporation, is a direct, wholly-owned subsidiary of Lottomatica, formed for the purpose of consummating the proposed merger. In this proxy statement, the term “Gold Holding” refers to Gold Holding Co.

     Gold Acquisition Corp.
     c/o Lottomatica S.p.A.
     Viale del Campo Boario n. 56/D
     00153 Rome, Italy

Gold Acquisition Corp., a Delaware corporation, is a direct, wholly-owned subsidiary of Gold Holding, and an indirect wholly — owned subsidiary of Lottomatica, formed for the purpose of consummating the proposed merger and the related financing transactions. In this proxy statement, the term “Acquisition Co” refers to Gold Acquisition Corp.

The Special Meeting of Stockholders (page 14)

Date, Time, and Place.  The special meeting will be held on June 7, 2006, at 9:00 a.m., local time, at GTECH’s corporate headquarters, located at 55 Technology Way, West Greenwich, RI 02817.

Proposals to be Considered.  At the special meeting, you will be asked to consider a proposal to adopt the merger agreement. If necessary, you will also be asked to consider a proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Record Date; Shares Entitled to Vote; Quorum.  Only holders of record of our common stock as of the close of business on May 4, 2006, the record date for the special meeting, are entitled to vote at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 127,353,511 shares of our common stock outstanding and entitled to be voted on the proposals to be considered at the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding

GTECH common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting.

Vote Required.  Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under Delaware law, the affirmative vote of a majority of the shares present and entitled to vote is required to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Our directors and executive officers as a group beneficially own 5,610,214 shares, or less than 4.5%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate in connection with the completion of the proposed merger. See the section captioned “The Proposed Merger — Interests of Our Directors and Executive Officers in the Proposed Merger” on page 41. Neither we nor Lottomatica has entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the merger; however, we expect these directors and officers to vote their shares in favor of the proposed merger.

Procedures for Voting.  Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, dating and signing it and mailing it in the enclosed postage-prepaid envelope.

Stockholders who hold their shares of our common stock in “street name”, meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 283-1945. See the section captioned “The Special Meeting of Stockholders — Procedures for Voting” on page 15.

Voting of Proxies.  All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal. Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement. See the section captioned “The Special Meeting of Stockholders — Voting of Proxies and Failure to Vote” on page 15.

Revocability of Proxies.  Holders of our common stock may change their vote at any time before their proxy card is voted at the special meeting. A stockholder can do this in one of three ways. First, the stockholder can send a written, dated notice to the Secretary of GTECH at 55 Technology Way, West Greenwich, RI 02817, who must receive it before the proxy has been voted at the special meeting, stating that the stockholder would like to revoke the proxy. Second, before the proxy has been voted at the special meeting, a stockholder can complete, date and submit a new proxy card. Third, a stockholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the stockholder actually votes at the special meeting. If a stockholder has instructed a broker to vote the stockholder shares, the stockholder must follow directions received from the broker to change those instructions. See the section captioned “The Special Meeting of Stockholders — Revocability of Proxies” on page 16.

Failure to Vote.  If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement.

Recommendation of the GTECH Board of Directors

After careful consideration, our board of directors, by a unanimous vote of those present throughout the January 10, 2006 meeting described below under the caption “The Proposed Merger — Background of the Proposed Merger”:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of GTECH and its stockholders;

•	approved and adopted the merger agreement; and

•	recommends that GTECH’s stockholders vote “FOR” the adoption of the merger agreement.

Mr. Turner recused himself from the foregoing determination and approval due to a potential conflict of interest as he expects to serve as a director and officer of Lottomatica and GTECH following completion of the proposed merger.

For a discussion of the principal factors considered by our board of directors in reaching its conclusions, See the section captioned “The Proposed Merger — Reasons for the Proposed Merger and Recommendation of the Board of Directors”.

Opinions of Financial Advisors to Our Board of Directors (page 26)

In connection with the proposed merger, Citigroup Global Markets Inc., our financial advisor, which we refer to as Citigroup, and Houlihan Lokey Howard & Zukin, which we refer to as Houlihan Lokey, each delivered to our board of directors an opinion that, as of the date of the merger agreement and subject to the various qualifications and assumptions set forth therein, the consideration to be received in the proposed merger by the holders of our common stock was fair, to them, from a financial point of view. The full text of the written opinions of Citigroup and Houlihan Lokey dated January 10, 2006, which set forth the assumptions made, matters considered and limitations on the scope of review undertaken by Citigroup and Houlihan Lokey in rendering their respective opinions, are attached to this proxy statement as Annexes B and C, respectively. We urge you to read each opinion carefully in its entirety.

Interests of Our Directors and Executive Officers in the Proposed Merger (page 41)

In considering the recommendation of the GTECH board of directors that you vote “FOR” adoption of the merger agreement, you should be aware that the members of the GTECH board of directors and GTECH’s executive officers have personal interests in the proposed merger that are or may be different from, or in addition to, the interests of other GTECH stockholders. These interests include:

•	Under Mr. Turner’s existing employment agreement, in the event that his employment is terminated without cause or he resigns for good reason (as such terms are defined in his employment agreement) within 18 months following completion of the proposed merger, he will be entitled to payment of severance compensation and other benefits.

•	Under the change in control agreements with certain executive officers of GTECH (other than Mr. Turner), upon completion of the proposed merger, such executives will be entitled to accelerated vesting of all benefits under GTECH’s supplemental retirement plans and will also be entitled to certain employment terms for a period of two or three years following completion of the proposed merger. In addition, if a covered executive’s employment is terminated under specified circumstances, he will be entitled to payment of severance compensation and other benefits.

•	The proposed merger will result in the accelerated vesting and cash-out of all of GTECH’s outstanding stock options and restricted stock awards. Accordingly, GTECH’s directors and executive officers will receive $35.00 per share for each share of restricted stock and cash payments for each share of our common stock subject to an option that they hold, equal to the excess, if any, of $35.00 over the per share exercise price of the related option multiplied by the number of shares subject to the option.

•	The proposed merger will cause amounts that GTECH’s executives have deferred under GTECH’s income deferral plan to become immediately due and payable to the executives.

•	Prior to completion of the proposed merger, most of GTECH’s current executive officers are expected to enter into new employment relationships with Lottomatica or GTECH, to take effect after completion of the proposed merger. As of the date of this proxy statement, Mr. W. Bruce Turner, our President and Chief Executive Officer, Mr. Walter G. DeSocio, our General Counsel, Mr. Jaymin B. Patel, our Chief Financial Officer, Mr. Donald Sweitzer, our Senior Vice President, Global Business Development and Public Affairs, and Ms. Cornelia H. Laverty O’Connor, our Chief Marketing Officer, have entered into agreements in respect thereof, which are contingent on completion of the proposed merger. After completion of the proposed merger, Mr. Turner will serve as Chief Executive Officer of Lottomatica and GTECH and, if elected, as Managing Director of Lottomatica, Mr. Patel will serve as Chief Financial Officer of Lottomatica and GTECH and Mr. DeSocio will serve as Chief Administrative Officer of Lottomatica and GTECH. GTECH’s other executive officers will continue to serve in their current capacities with GTECH following completion of the proposed merger.

•	With respect to severance and other post-termination benefits, Mr. Turner’s new employment agreement will provide benefits that are substantially equivalent to the benefits pursuant to his current employment agreement. The new employment agreements with the other executive officers who elect to enter into such agreements (collectively including Mr. Turner, the “Covered Officers”) will provide for benefits that are similar to the benefits that such Covered Officers would have been entitled to receive under their existing change in control agreements (other than Ms. Laverty O’Connor, who became an executive officer of the Company on April 17, 2006 and was not previously party to a change in control agreement) in the event of a termination without cause or a resignation for good reason within a designated period following a change in control (which includes the proposed merger). In addition, while the original agreements only provide post-termination benefits upon a qualifying termination during the designated period, the new agreements will provide post-termination benefits in the event of a qualifying termination following the designated period, but the level of benefits will be lower than if the termination had occurred during the designated period.

•	The new employment agreements will also provide that, unlike other GTECH stockholders, each Covered Officer (other than Ms. Laverty O’Connor) who currently holds GTECH shares will invest at least 50% of his net after-tax payments received as merger consideration or option proceeds to purchase newly issued shares of Lottomatica stock after completion of the proposed merger, at the rights issue price established in the rights issue described under the caption “The Proposed Merger — Financing”.

•	Management will participate in Lottomatica’s stock plans. The new employment agreements will provide for certain grants to the Covered Officers (other than Ms. Laverty O’Connor) of stock options and performance-based restricted stock awards within 60 days following completion of the proposed merger. In addition, the agreements will provide that the Covered Officers (including Ms. Laverty O’Connor) will receive retention equity awards of a specified number of restricted stock units, payable in fully vested shares of Lottomatica stock over a five-year period following completion of the proposed merger. Except for certain employment termination events set forth in the employment agreements, in which case unvested portions of those awards will automatically vest, the awards will vest and be payable in five annual installments, each occurring on an anniversary of the completion of the proposed merger, provided that the executive is still employed by Lottomatica or GTECH.

•	Our directors Messrs. Turner, Robert E. Dewey, Jr., James F. McCann and Anthony Ruys have accepted invitations to join the Lottomatica Board of Directors after completion of the proposed merger. Further, Lottomatica currently intends to nominate Mr. Dewey to become Vice Chairman of the Lottomatica Board of Directors. Sir Jeremy Hanley, a current GTECH director, has also been invited to join Lottomatica’s compliance committee.

•	The merger agreement provides continued indemnification to current or former directors or officers of GTECH and its subsidiaries in respect of liabilities for acts or omissions occurring at or prior to the completion of the proposed merger. In addition, the merger agreement provides continued coverage, for six years following completion of the proposed merger, under directors’ and officers’ insurance.

•	Following the proposed merger and until December 31, 2006, the surviving corporation will either continue GTECH’s employee benefit plans and agreements (other than equity-based compensation and change in control arrangements) or provide GTECH’s employees with employee benefits that are not less favorable in the aggregate that those provided by GTECH (excluding equity-based compensation and change in control benefits).

Appraisal Rights (page 68)

Under the General Corporation Law of the State of Delaware, holders of GTECH common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in respect of the merger agreement and comply with the procedures under the General Corporation Law of the State of Delaware described in this proxy statement. After the proposed merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or the expectation of the proposed merger. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Under the merger agreement, if holders of more than 10% of GTECH’s common stock outstanding immediately prior to the completion of the proposed merger validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to the obligations of Gold Holding and Acquisition Co to complete the proposed merger will not be satisfied.

Appraisal rights will not apply if the proposed merger is not completed for any reason.

Financing (page 49)

Lottomatica and its subsidiaries will fund the proposed merger through available cash; a rights issue, which was approved by Lottomatica’s shareholders in April 2006 and is expected to be launched in May 2006; an issue of subordinated interest-deferrable capital securities currently expected to be issued in May 2006; and the proceeds of a senior loan, to be extended to Acquisition Co, which loan will be guaranteed by Lottomatica and certain of its subsidiaries. Affiliates of Credit Suisse and Goldman Sachs (i) have agreed to enter into an underwriting agreement, pursuant to which they will underwrite (severally and not jointly) the shares to be issued in connection with Lottomatica’s rights issue (net of the shares to be subscribed for by De Agostini and its indirect subsidiary Nuova Tirrena S.p.A., pursuant to their subscription rights and any shares which Mediobanca - Banca di Credito Finanziaro S.p.A., as beneficiary of a swap agreement with De Agostini covering 6,198,773 shares of Lottomatica stock, may undertake to subscribe for), which remain unsubscribed following the rights issue; (ii) have agreed to enter into a subscription agreement pursuant to which they will procure subscribers for, or failing which, subscribe for (severally and not jointly) Lottomatica’s issuance of subordinated interest-deferrable capital securities; and (iii) have committed to provide the debt financing. The availability of the financing is subject to the conditions described under the caption “The Proposed Merger — Financing” on page 49.

The Merger Agreement

Conditions to the Proposed Merger (page 57)

The obligations of Gold Holding and Acquisition Co to complete the proposed merger are subject to the satisfaction or waiver of the following conditions, among others:

•	As required by Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	Lottomatica must have obtained and maintained a corporate and senior loan credit rating of at least Baa3/BBB- by, respectively, Moody’s Investors Service and Standard & Poor’s, assuming completion of the proposed merger.

•	The financing arranged by Lottomatica and its subsidiaries to fund the proposed merger and related transactions (or an alternative financing which, taken as a whole, including the credit rating arising therefrom, is in all material respects no less favorable to Gold Holding and its affiliates, as determined by Gold Holding in its reasonable judgment) must be available and, to the extent needed to fund the proposed merger, received. The availability of this financing is subject to the conditions described under the caption “The Proposed Merger — Financing” on page 49.

•	Consents expressly required for a change in control under GTECH’s Georgia, Illinois, New York and Rhode Island lottery contracts must be received and in effect.

•	The counterparties to lottery contracts specified under the caption “Conditions to the Proposed Merger” representing at least 87.5% of the aggregate revenues pursuant to all such specified lottery contracts over the 12 month period ending November 30, 2005 shall have provided reasonably satisfactory oral or written confirmation that the completion of the proposed merger will not result in the termination of, or the commencement of formal termination procedures in respect of, those lottery contracts.

•	There must be no termination of, and no commencement or receipt of written notice of commencement of formal termination procedures (except to the extent withdrawn or terminated), in respect of: (i) any of GTECH’s Georgia, Illinois, New York and Rhode Island lottery contracts and (ii) lottery contracts specified under the caption “Conditions to the Proposed Merger” representing at least 90% of the aggregate revenues pursuant to all such lottery contracts over the 12-month period ending November 30, 2005.

•	On the closing date of the proposed merger, GTECH must have at least $400 million of unrestricted cash (or cash equivalents). However, if GTECH delivers to Gold Holding written notice of the estimated cash and cash equivalents to be available on the closing date at least 15 business days prior to the closing date, this condition will be deemed satisfied by $370 million of unrestricted cash (or cash equivalents).

•	No event, development, circumstance or occurrence shall have occurred that would reasonably be expected to have a material adverse effect, as defined in the merger agreement and described below under the caption “The Merger Agreement — Conditions to the Proposed Merger”.

•	GTECH must not be in breach of any of its obligations under the agreements, each dated December 5, 2004, by and between Messrs. Paul and Michael Gauselmann, on the one hand, and GTECH Corporation on the other hand, which we refer to as the Atronic agreements, to the extent such breach would, and there must not have occurred any other event that would, in either case, be reasonably likely to permit the other parties to the Atronic agreements to terminate the Atronic agreements.

•	The amendments to the Atronic agreements dated January 10, 2006, which are more fully described in GTECH’s Form 8-K filed with the SEC on January 10, 2006, must be in full force and effect.

•	Holders of no more than 10% of GTECH’s common stock outstanding immediately prior to the completion of the proposed merger shall have validly demanded appraisal of their shares in accordance with Delaware law and not withdrawn their demand or otherwise forfeited their appraisal rights.

•	Any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the European Community Merger Regulation shall have been terminated or expired.

•	No law, injunction or order preventing the completion of the proposed merger may be in effect.

•	The representations and warranties of GTECH with respect to capitalization, authority, execution and delivery, enforceability, brokers and financial advisors, and fairness opinions must be true and correct in all material respects at the closing of the proposed merger.

•	The representations and warranties of GTECH in the merger agreement (other than those described in the preceding bullet) must be true and correct at the closing of the proposed merger except to the extent the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect, disregarding all qualifications, limitations and exceptions in the representations and warranties regarding materiality.

•	GTECH must have complied in all material respects with its obligations under the merger agreement.

Alternative Takeover Proposals; Recommendation of the Board (page 59)

The merger agreement restricts our ability to, among other things, solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving GTECH and the ability of our board of directors to change or withdraw its recommendation of the merger agreement. Notwithstanding these restrictions, prior to the time that GTECH stockholders adopt the merger agreement, our board of directors may respond to an unsolicited written proposal for an alternative acquisition that our board of directors determines could reasonably be expected to lead to a superior proposal (as described under the caption “The Merger Agreement — Right to Accept a Superior Proposal” on page 60) by furnishing information with respect to GTECH or by participating in discussions or negotiations with the party or parties making the competing proposal, so long as we comply with the terms of the merger agreement. In addition, prior to the time GTECH stockholders adopt the merger agreement, our board of directors may cause us to terminate the merger agreement in order for us to enter into an acquisition agreement with respect to a superior proposal, so long as we comply with the terms of the merger agreement. Our board of directors may also withdraw its recommendation of the merger agreement if it concludes that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to GTECH’s stockholders. In the event that GTECH terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal, GTECH is required to pay to Gold Holding Co. a termination fee of $163,000,000.

Termination of the Merger Agreement (page 64)

The merger agreement may be terminated at any time prior to the completion of the proposed merger:

•	by mutual written consent of Lottomatica, its subsidiaries party to the merger agreement, and GTECH;

•	by either Gold Holding or GTECH:

–	if the proposed merger is not completed on or before October 10, 2006, unless a breach by the party seeking to terminate the merger agreement is the principal cause of the failure to complete the proposed merger;

–	if an unappealable law, order or injunction issued by a governmental entity prohibits the proposed merger; or

–	if our stockholders do not approve the merger agreement at a special meeting called for that purpose;

•	by Gold Holding:

–	if GTECH breaches any of its representations, warranties or covenants in a manner that would result in the failure of a condition to Gold Holding’s and Acquisition Co’s obligations to complete the proposed merger and such failure is incapable of being cured by October 10, 2006 (unless Gold Holding’s breach of the merger agreement was the principal cause of the failure);

–	if any event occurs that would cause the acquisition financing condition or the Lottomatica ratings condition to fail and such failure is incapable of being cured by October 10, 2006 (unless Gold Holding was the principal cause of the failure); or

–	if, prior to the adoption of the merger agreement by GTECH stockholders, our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so; or

•	by GTECH:

–	if Lottomatica, Gold Holding or Acquisition Co breaches any of its representations, warranties or covenants in a manner that would result in the failure of a condition to GTECH’s obligation to complete the proposed merger and such failure is incapable of being cured by October 10, 2006 (unless GTECH’s breach of the merger agreement was the principal cause of such failure);

–	if any event occurs that would cause the acquisition financing condition to fail and such failure is incapable of being cured by October 10, 2006 (unless GTECH’s breach of the merger agreement was the principal cause of such failure); or

–	if, prior to the adoption of the merger agreement by GTECH stockholders, our board of directors causes us to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”.

Termination Fees (page 64)

Termination Fee Payable by GTECH.  Under the merger agreement, GTECH must pay to Gold Holding a termination fee of $163,000,000 if:

•	GTECH terminates the merger agreement because our board of directors exercises its rights to cause GTECH to enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”;

•	Gold Holding terminates the merger agreement because our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so;

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative merger or other business combination or other acquisition of over 50% of the stock, assets or business of GTECH (other than with Gold Holding or any of its affiliates), which we refer to as an alternative transaction, within 12 months after the termination of the merger agreement if prior to such termination, GTECH’s stockholders did not adopt the merger agreement at a meeting called for that purpose following the proposal of an alternative merger or other business combination or other acquisition of over 20% of the stock, assets or business of GTECH by any person (other than Gold Holding or any of its affiliates), which we refer to as a competing proposal, that was made publicly;

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within nine months after the termination of the merger agreement if the merger agreement was terminated on or after October 10, 2006 (but only if the special meeting seeking GTECH stockholder approval of the merger agreement was not held prior to the date of such termination) following a competing proposal; or

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within nine months after the termination of the merger agreement, if following a competing proposal the merger agreement was terminated by Gold Holding following a willful and intentional breach by GTECH of any of its representations, warranties or covenants in a manner that would result in the failure of a condition to Gold Holding’s obligation to complete the proposed merger.

One purpose of this termination fee is to compensate Gold Holding, in the event that the proposed merger is abandoned by GTECH to pursue a competing proposal, for the financial and other resources which Gold Holding and Lottomatica have expended in connection with entering into the merger agreement and seeking to complete the proposed merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of GTECH to acquire control of GTECH.

Termination Fee Payable by Gold Holding.  If the merger agreement is terminated for failure of the financing condition to be satisfied as a result of (i) Lottomatica not obtaining or maintaining a corporate and senior loan credit rating of at least Baa3/BBB- by, respectively, Moody’s Investors Service and Standard & Poor’s assuming completion of the proposed merger, or (ii) Lottomatica’s rights issue described below under the caption “The Proposed Merger — Financing” not being completed (provided the failure of such condition was not primarily the result of any breach of the merger agreement by GTECH), then upon demand by GTECH, Gold Holding must pay to GTECH a termination fee of $50,000,000, in which event GTECH shall have no further claim or remedies against Lottomatica or De Agostini or any of their affiliates in connection with the merger agreement.

One purpose of the termination fee is to compensate GTECH, in the event that the proposed merger is abandoned for the failure of acquisition financing for specific reasons, for the financial and other resources GTECH has expended in connection with entering into the merger agreement and seeking to complete the proposed merger.

For additional information regarding the termination fee provisions and the circumstances under which these fees are payable, see the section captioned “The Merger Agreement — Termination Fees” on page 64.

Regulatory Matters (page 53)

As described above under “Conditions to the Proposed Merger”, the obligations of Gold Holding and Acquisition Co to effect the proposed merger are subject to the satisfaction or waiver of, among other conditions, the termination or expiration of any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the European Community Merger Regulation.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On February 7, 2006, GTECH, and on February 9, 2006, De Agostini, filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission. On February 17, 2006, the Federal Trade Commission granted GTECH and De Agostini an early termination of the Hart-Scott-Rodino waiting period.

European Community Merger Regulation 139/2004 requires that transactions such as the proposed merger may not be completed until specified information has been submitted to the European Commission and the proposed merger has been approved. On April 7, 2006, Lottomatica filed the required information with the European Commission.

Treatment of Employee Stock Options and other Equity Awards (page 56)

Upon completion of the proposed merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, will be canceled in consideration for a cash payment, without interest, equal to the excess, if any, of $35.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, and each outstanding share of our common stock subject to transfer restrictions or forfeiture back to GTECH will be converted into the right to receive $35.00 in cash, without interest.

With respect to the GTECH Employee Stock Purchase Plan, which we refer to as the ESPP, pursuant to the merger agreement, in connection with the completion of the proposed merger, each participant’s accumulated payroll deductions shall be used to purchase shares of GTECH common stock in accordance with the terms of the ESPP (which provides that the shares will be purchased at a price per share equal to the lower of 85% of the closing price of the shares on the first day of the ESPP offering period or 85% of the $35.00 per share merger consideration), and the shares of GTECH common stock purchased thereunder shall be canceled upon completion of the merger and converted into the right to receive the merger consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	The satisfaction of the conditions to complete the proposed merger, including the receipt of the required stockholder and regulatory approvals and contract assignment assurance from certain significant lottery customers;

•	The availability of Lottomatica and its subsidiaries’ financing required to complete the proposed merger;

•	The occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement;

•	The failure of the proposed merger to close for any other reason;

•	The outcome of the legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	General economic and market conditions and demand for GTECH’s and Lottomatica’s products;

•	The effect of war, terrorism or catastrophic events;

•	The effect of the announcement of the proposed merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	Other risks detailed in our current filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

You should not place undue reliance on forward-looking statements. We cannot guarantee when, or whether, the conditions to the proposed merger will be satisfied or waived and therefore when, or whether, the proposed merger will be completed. In addition, we cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by GTECH’s board of directors for use at the special meeting of stockholders described below.

Date, Time and Place of the Special Meeting

The special meeting will be held at GTECH’s corporate headquarters, located at 55 Technology Way, West Greenwich, RI 02817 on June 7, 2006 at 9:00 a.m., local time.

Proposals to be Considered at the Special Meeting

At the special meeting you will be asked:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 10, 2006, by and among Lottomatica S.p.A., its subsidiaries Gold Holding and Acquisition Corp., and GTECH. A copy of the merger agreement is attached as Annex A to this proxy statement.

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

If the proposed merger is completed, each share of stock will be converted into the right to receive $35.00 in cash, without interest. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. GTECH stockholders who perfect their appraisal rights in accordance with Delaware law will not receive the merger consideration. See the section captioned “Appraisal Rights” on page 68.

Our Board’s Recommendation

After careful consideration, our board of directors, by a unanimous vote of those present throughout the January 10, 2006 meeting described above:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of GTECH and its stockholders;

•	approved and adopted the merger agreement; and

•	recommends that GTECH’s stockholders vote “FOR” the adoption of the merger agreement.

Mr. Turner recused himself from the foregoing determination and approval due to a potential conflict of interest as he expects to serve as a director and officer of Lottomatica and GTECH following completion of the proposed merger.

Record Date; Stock Entitled to Vote

Only holders of record of GTECH common stock as of the close of business on May 4, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 127,353,511 shares of our common stock outstanding and entitled to be voted on the proposals to be considered at the special meeting.

Quorum

A quorum of our stockholders is necessary to have a valid stockholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders of a majority of the outstanding GTECH common stock entitled to vote at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Vote Required

Under Delaware law, and pursuant to the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Under Delaware law, the affirmative vote of a majority of the shares present and entitled to vote is required to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Our directors and executive officers as a group beneficially own 5,606,670 shares, or less than 4.5%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate in connection with the completion of the proposed merger. See the section captioned “The Proposed Merger — Interests of our Directors and Executive Officers in the Proposed Merger” on page 41. Neither we nor Lottomatica or its subsidiaries have entered into any agreements with these directors or officers with respect to the voting of their shares in connection with the merger; however, we expect these directors and officers to vote their shares in favor of the proposed merger.

Procedures for Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, dating and signing it and mailing it in the enclosed postage-prepaid envelope.

Stockholders who hold their shares of our common stock in “street name”, meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 283-1945.

Voting of Proxies and Failure to Vote

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a stockholder returns a properly signed proxy card but does not indicate how the stockholder wants to vote, the stockholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment or postponement proposal.

If a stockholder fails to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote your proxy or to vote in person will have no effect on the approval of the adjournment or postponement proposal.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock (i) will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement and (ii) will have no effect on the approval of the adjournment or postponement proposal.

Revocability of Proxies

Holders of our common stock may change their vote at any time before their proxy card is voted at the special meeting. A stockholder can do this in one of three ways. First, the stockholder can send a written, dated notice to the Secretary of GTECH at 55 Technology Way, West Greenwich, RI 02817, who must receive it before the proxy has been voted at the special meeting, stating that the stockholder would like to revoke the proxy. Second, before the proxy has been voted at the special meeting, a stockholder can complete, date and submit a new proxy card. Third, a stockholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the stockholder actually votes at the special meeting. If a stockholder has instructed a broker to vote the stockholder shares, the stockholder must follow directions received from the broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $15,000 (subject to increase if additional services are requested), plus reasonable expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting.

THE PROPOSED MERGER

Background of the Proposed Merger

From time to time prior to the Spring of 2005, GTECH’s management had received unsolicited indications from third parties suggesting that they might be interested in a strategic transaction. On each occasion, GTECH’s management informed and discussed the indications with Mr. Robert M. Dewey, Jr. our non-executive Chairman of the Board, or our board of directors as a whole. On several occasions prior to May 2005, these contacts resulted in preliminary discussions about the feasibility of a transaction, including with representatives of De Agostini, but none of these discussions advanced beyond the initial exploratory stage.

During May 2005, an institutional shareholder contacted Mr. Bruce Turner, our President and Chief Executive Officer, indicating that a prominent private equity firm, which we refer to as Party A, was interested in exploring a potential leveraged buyout of GTECH. During the following weeks, Mr. Turner and members of management met with representatives of Party A several times to discuss Party A’s interest in pursuing a transaction. Based on these preliminary discussions, our management concluded there was a reasonable likelihood that allowing Party A to conduct due diligence would result in a specific proposal that might be attractive to our board of directors and our stockholders. Throughout this period, including during the June 20, 2005 meeting of our board of directors, Mr. Turner conveyed the general nature of the discussions and contacts with Party A to Mr. Dewey, who kept the other members of our board of directors apprised of such developments, or our board of directors as a whole. On June 24, 2005, we entered into a confidentiality agreement with Party A, pursuant to which we granted Party A access to confidential information regarding GTECH and Party A agreed not to acquire GTECH stock or take other actions that would result in acquiring control of GTECH or its assets for a specified period of time.

Thereafter Party A and its legal and financial advisors participated in due diligence sessions with Mr. Turner, Mr. Jaymin Patel, our Chief Financial Officer, Mr. Walter DeSocio, our General Counsel, Mr. Donald Sweitzer, our Senior Vice President, Global Business Development and Public Affairs, Mr. Marc Crisafulli, our Senior Vice President Gaming Solutions, Mr. Joseph Nadan, our then Senior Vice President and Chief Technology Officer, Mr. Timothy Nyman, our Senior Vice President Global Services, and other members of management, and accessed confidential legal and financial information regarding GTECH, including management’s strategic plan. GTECH’s management also assisted Party A in its presentations to rating agencies regarding financing for a leveraged buyout of the company. During the period of Party A’s due diligence investigation of GTECH, Mr. Turner also met with representatives of Party A to discuss Party A’s desire that our senior management participate in any leveraged buyout of GTECH that Party A might propose (which Mr. Turner thereafter discussed with other members of senior management). While Party A indicated that management participation would be a condition to any transaction, these discussions did not advance beyond the preliminary stage and our management did not make any commitments to Party A about such participation. During this period, our management continued to convey the general nature of the discussions and contacts with Party A to Mr. Dewey.

During early July 2005, management informed Mr. Dewey that it had been advised that Party A was planning to communicate directly with our board of directors at its regular meeting scheduled for August 1 and 2, 2005, to set forth a proposed basis for negotiating a transaction. In July 2005, Mr. Dewey, after considering other potential financial advisors and consulting with several other directors and GTECH’s outside counsel, Edwards Angell Palmer & Dodge LLP, which we refer to as EAP&D, and subject to ratification by the entire board of directors (which subsequently was obtained), retained Citigroup Global Markets Inc., which we refer to as Citigroup, as financial advisor to our board of directors, and Cravath, Swaine & Moore LLP, which we refer to as Cravath, as special legal counsel to our board of directors, in each case to advise our board of directors in connection with its review of any acquisition proposal and GTECH’s other strategic options. Prior to engaging Citigroup, Mr. Dewey was informed of Citigroup’s relationships with the company.

Prior to the August board meeting, Mr. Dewey and Mr. Turner agreed that, in light of the expectation that any proposal by Party A would contemplate participation by senior management of GTECH, Mr. Turner should recuse himself from the deliberations of our board of directors on any proposal from Party A and any related matters. As a result, Mr. Turner did not participate in his capacity as director of GTECH in any of the deliberations or votes of our board of directors described below relating to the proposed transactions, although at the board’s request and acting in his capacity as an executive officer of GTECH, he did present his recommendations from time to time. All of the directors of GTECH other than Mr. Turner, are independent directors.

On August 1, 2005, our board of directors convened for a regularly scheduled two-day meeting in connection with our Annual Meeting of Stockholders. Our directors were aware of Party A’s intention to communicate with them during the meeting. During the first day of this meeting, management briefed the board in detail about GTECH’s results and business plan. Our board of directors asked management to defer giving its view on the attractiveness of pursuing a strategic transaction until the board had an opportunity to meet with its advisors. Party A delivered a sealed envelope addressed to the board of directors on August 2, 2005. Before our directors opened this letter, representatives of Cravath discussed with our board of directors the legal standards that would govern its consideration of any acquisition proposal that might be received from Party A or another party and the duties of directors of a Delaware corporation facing a possible change of control. In addition, before our directors opened this letter, representatives of Citigroup made a financial presentation regarding GTECH, that had been prepared before receipt of the Party A communication and without knowledge of the terms of the expression of interest.

Following this discussion, our board of directors reviewed the expression of interest from Party A. The expression of interest described the substantial amount of time and resources Party A had committed to evaluating a potential leveraged buyout of GTECH and indicated that Party A expected shortly to submit a fully financed formal proposal to acquire 100% of the outstanding shares of GTECH at a price “in the vicinity of $35 per share”. Party A stated that it had obtained commitments for debt financing but could not make a formal proposal until it had assembled a consortium with two or three additional equity investors. Party A indicated that it did not wish GTECH to solicit any other potential acquirors of the company prior to execution of a merger agreement with Party A, but that Party A would be willing to sign a merger agreement giving our board of directors the right to actively solicit alternatives for an unspecified defined period after signing with an unspecified “reduced” termination fee paid to Party A if GTECH pursued an alternative transaction arising during the solicitation period.

Following a discussion of initial reaction to Party A’s August letter, our board of directors invited Mr. Turner and Mr. Patel to express their views on the attractiveness of a strategic transaction. Mr. Turner and Mr. Patel indicated that management would be supportive of a transaction at an acceptable price, although they did not offer views as to what an acceptable price would be. In addition to discussing the business risks associated with ongoing operations and industry trends, Mr. Turner and Mr. Patel pointed out that GTECH’s long-term strategy contemplated a significant acquisition of a gaming solutions company (aimed in part to increase long term valuation), noting that such an acquisition would likely result in significant near term earnings dilution and would not guarantee a long-term increase in revenues or profitability. Please see the Company’s annual and quarterly reports filed with the SEC for a description of such risks and uncertainties. Mr. Turner and Mr. Patel expressed their opinion that public stockholders might prefer to receive a fair price in cash in the short term in light of these factors. Mr. Turner and Mr. Patel also expressed their personal views that a $35 price would be consistent with management’s valuation of GTECH, based on their familiarity with the business, operations, properties and assets, financial condition, business strategy and prospects of GTECH, as well as the risks in achieving these prospects, the likelihood of achieving these prospects, management’s strategic plan, and industry trends.

Our board of directors reminded management that their possible participation in a leveraged buyout created a conflict of interest that would need to be monitored carefully. Mr. Turner described in detail the company’s contacts with Party A and other parties that had expressed a preliminary interest in a strategic transaction with the company. Mr. Turner confirmed that senior management had not made any commitments to Party A and would cooperate fully with any process our board of directors might adopt to maximize value if it decided to explore a strategic transaction. He also confirmed that management understood that any information which management might have that could be useful in negotiations with Party A should be provided to our board of directors and its advisors. At our board of directors’ request, Mr. Turner and Mr. Patel, then joined by other members of management that had participated in the due diligence sessions with Party A, described their preliminary discussions with Party A concerning their participation in a leveraged buyout. Our board of directors directed management to terminate any such discussions unless and until specifically authorized by the board of directors or the Chairman. Our board of directors also decided that all future substantive discussions with Party A or any other potential bidder should be monitored directly by the board of directors or our Chairman and coordinated through Citigroup and Cravath.

After discussion of the expression of interest and the information provided by senior management, our board of directors requested that representatives of Citigroup revise their analysis taking into account this information, and determined to defer any reaction to the expression of interest until after discussing Citigroup’s further work.

On August 8, 2005, our board of directors met at a special meeting to discuss Citigroup’s updated financial analysis of GTECH, which reflected additional consideration of management guidance. Citigroup also discussed considerations relating to pursuing the possibility of a sale of GTECH. The considerations discussed were primarily the potential benefits and risks of different approaches to conducting a “market check” if our board of directors determined that it was in the best interest of GTECH’s stockholders to sell the company. As part of this discussion, representatives of Citigroup identified potential strategic parties and financial sponsors that might be interested in acquiring GTECH. Our board of directors instructed Citigroup to inquire informally as to the interest of potential bidders (other than Party A) in an acquisition of the company while at the same time encouraging Party A to continue to pursue its interest in a transaction. Our board of directors determined to defer making a decision on whether selling the company was in the best interests of GTECH’s stockholders at this time in order to benefit from Citigroup’s solicitation of interest with respect to such an acquisition. Our board of directors requested that Citigroup be the point of contact for all potential bidders, including Party A.

On August 11, 2005, our board of directors met at a special meeting to review the results of Citigroup’s informal inquiries of potential bidders relating to an acquisition of GTECH. Representatives of Citigroup indicated that a number of possible buyers were likely to investigate an acquisition of the company if given the opportunity to do so. The representatives of Citigroup recommended that our board of directors not rely upon the post-signing market check requested by Party A but instead pursue a process of coordinated formal approaches to potentially interested parties, without a formal public announcement that GTECH was for sale. Following a discussion of this recommendation with representatives of Citigroup, Cravath and Richards, Layton & Finger, P.A., special Delaware counsel to our board of directors whom our board of directors had engaged upon the advice of Cravath, our board of directors decided to negotiate confidentiality agreements with the potential bidders that Citigroup believed, based on its familiarity with GTECH’s industry and relevant strategic and financial considerations, had a credible interest in acquiring the company and thereafter to permit such parties to perform detailed due diligence regarding GTECH. Our board of directors determined to defer making a decision on whether selling the company was in the best interests of GTECH’s stockholders at this time in order to benefit from Citigroup’s ongoing solicitation process.

Pursuant to this mandate, during the period from August 11 through August 24, 2005, Citigroup contacted 12 strategic and 14 financial buyers regarding a potential acquisition of GTECH. The strategic buyers were identified based on the operations and industries in which such parties participate. The financial buyers were identified based on funds under management and an ability to consummate a potential transaction. In addition, Party A advised GTECH that as part of its efforts to form a consortium, Party A had contacted nine parties as potential partners in acquiring GTECH. One of the strategic buyers and two of the financial buyers contacted by Citigroup had previously been contacted by Party A as potential partners in acquiring GTECH.

Of the parties contacted by Citigroup during this period, 11 potential buyers executed confidentiality agreements with GTECH, seven of which participated in management presentations with senior management of GTECH organized by Citigroup on or before August 24, 2005 (three of the other parties that executed confidentiality agreements attended management presentations after August 24, 2005). In addition, during this period, ten potential buyers contacted by Citigroup, including two that had executed confidentiality agreements, and five potential partners contacted by Party A, indicated that they had no interest in pursuing or exploring an acquisition of GTECH for various reasons, including an alternate strategic focus, an inability to raise sufficient transaction capital, an unwillingness to engage in a large transaction or an unwillingness to pay a premium over current stock trading prices.

On August 25, 2005, our board of directors met at a special meeting to review the results of Citigroup’s solicitation of strategic and financial buyers and to discuss Party A’s success in forming a consortium. Our board of directors decided based upon a variety of factors, including factors identified below under “Reasons for the

Proposed Merger and Recommendation of the Board of Directors”, that if an acceptable price could be achieved, a sale of GTECH likely would be in the best interest of stockholders. Our board of directors also decided, based on the interest expressed by potential buyers, that it should not rely upon a post-signing market check as proposed by Party A but instead should authorize Citigroup to distribute a formal bid process letter, notifying all potential buyers as of August 29, 2005, including Party A, that definitive bids to acquire GTECH should be submitted no later than September 19, 2005. During this meeting, as a further safeguard against the potential conflicts of interest created by a private equity transaction that might include management participation, our board of directors authorized Mr. Dewey to select and retain, subject to the approval of the board of directors, a second nationally recognized investment bank that would receive a fee not contingent on the consummation of a transaction to render a fairness opinion in connection with the potential sale. Our board of directors further designated two additional directors, Mr. Burnett W. Donoho and Mr. Philip R. Lochner, Jr., to assist Mr. Dewey in selecting a second investment bank and to monitor and instruct the board of directors’ advisors in connection with the contemplated sales process.

Following this meeting, Citigroup contacted two additional strategic buyers and one additional financial buyer to inquire as to their interest in a potential acquisition of GTECH. Thereafter, on September 1, 2005, Citigroup distributed a bid process letter and draft merger agreement prepared by Cravath to eleven potential buyers, including Party A. The process letter invited the potential buyers to submit definitive written offers to acquire GTECH, including comments to the draft merger agreement, no later than September 19, 2005, and requested that submitting parties complete their due diligence with respect to GTECH prior to that time.

During the period commencing on September 1 through September 19, 2005, the various potential acquirors continued their due diligence with respect to GTECH, and participated in additional meetings with members of senior management of GTECH with Citigroup present. During this period, Party A contacted an additional three parties (none of whom had previously been contacted by Party A or Citigroup) to inquire as to their interest in partnering with Party A to acquire GTECH. In total, nine of the 12 parties contacted by Party A entered into a confidentiality agreement and obtained access to due diligence materials and senior management as part of the due diligence process engaged in by Party A.

On September 11, 2005, following discussion with representatives of Citigroup, Cravath, Mr. Donoho and Mr. Lochner but subject to the approval of our board of directors (which was subsequently obtained), Mr. Dewey, engaged Houlihan, Lokey, Howard & Zukin, an investment bank which we refer to as Houlihan Lokey, to render a fairness opinion in connection with the potential sale. Pursuant to the terms of their engagement, no part of Houlihan Lokey’s fee was contingent on the approval or consummation of a transaction involving GTECH.

On September 12, 2005, in light of apparent market speculation with respect to the potential sale of GTECH, GTECH issued a press release announcing that the company had received a non-binding preliminary expression of interest from an unidentified third party regarding a potential acquisition of GTECH and that the independent members of our board of directors were examining GTECH’s strategic options with the assistance of Citigroup. Representatives of Citigroup and Cravath discussed with our board of directors that the announcement might encourage additional bidders for GTECH to come forward. The closing price of our common stock on September 12, 2005, following this announcement, was $34.81, representing a 14.4% increase over the closing price of our common stock on September 9, 2005, the last trading day prior to such announcement.

On September 16, 2005, our board of directors met at a special meeting, during which Houlihan Lokey made a financial presentation with respect to GTECH.

On September 19, 2005, a consortium comprised of Party A, De Agostini, and another financial buyer affiliated with the stockholder that initially contacted Mr. Turner about Party A’s interest, which we refer to as the Consortium, submitted a fully financed proposal to purchase GTECH for $34.00 per share. Although the proposal included comments to the draft merger agreement prepared by Cravath, it was subject to satisfactory completion of additional due diligence and satisfaction with meetings with selected regulatory authorities and counterparties to certain material contracts to which GTECH is party. The offer letter highlighted the unwillingness of other potential partners contacted by Party A to participate in a transaction at the price proposed in Party A’s August 1 letter. No other recipient of the process letter distributed by Citigroup submitted a proposal with respect to the acquisition of GTECH despite being encouraged to do so. The recipients who declined to submit a proposal indicated that they had no interest in pursuing or exploring an acquisition of GTECH for various reasons, including an alternate strategic focus, an inability to raise sufficient transaction capital, an unwillingness to engage in a large transaction or an unwillingness to pay a premium over current stock trading prices. On September 22, 2005, our board of directors met at a special meeting with representatives of Citigroup and Cravath and of management to review the definitive proposal submitted by the Consortium. After consulting with Citigroup and Cravath and considering factors described below under the section captioned “Reasons for the Proposed Merger”, the board of directors determined that proposing $36.00 per share would be an appropriate negotiating position. At the conclusion of this meeting, our board of directors instructed Citigroup to inform the Consortium that the board of directors would be willing to authorize good faith negotiation of an acquisition in the event the Consortium raised its offer to $36.00 per share.

During the following week, Citigroup engaged the Consortium in a series of discussions with respect to its offer price. However, the Consortium repeatedly indicated that it would not increase its offer under any circumstance.

On September 28, 2005, our board of directors met at a special meeting with representatives of Citigroup and Cravath to review the response of the Consortium. Representatives of Citigroup described their discussions with the Consortium regarding the offer price and explained that the Consortium had informed Citigroup that the Consortium would be unable to pursue a transaction in the vicinity of $36.00 per share. After discussion, our board of directors instructed Citigroup to inform the Consortium that the board would be willing to authorize good faith negotiation of an acquisition agreement if the Consortium increased its offer per share to $35.00 per share. In addition, our board of directors decided that if the Consortium failed to increase its proposal to an acceptable level by October 3, 2005, GTECH would terminate discussions and publicly announce that it would not pursue a merger or other change of control transaction. Citigroup was instructed to convey this deadline to the Consortium.

During the following week, Citigroup engaged the Consortium in discussions with respect to its offer price. Shortly before midnight on October 3, 2005, the Consortium submitted a written letter increasing its offer per share to $35.00 per share, indicating that this was its best and final offer and that the offer was subject to satisfactory completion of the additional due diligence and satisfaction with meetings with selected regulatory authorities and counterparties to certain material contracts to which GTECH is party, in each case as noted in its proposal submitted on September 19, 2005, and acceptance of the comments to the proposed merger agreement previously submitted by the Consortium. The letter further indicated that the Consortium’s proposal remained fully financed at the increased per share price.

On October 4, 2005, Cravath circulated a revised merger agreement to counsel to the Consortium. Outstanding issues in the revised merger agreement circulated by Cravath included the scope of GTECH’s representations and warranties, the scope of GTECH’s and the acquirors’ covenants, conditions to the proposed merger, termination rights and fees, as well as the definition of material adverse effect. Thereafter, on October 7, 2005, representatives of Citigroup and Cravath, accompanied by Mr. Patel, Mr. DeSocio and representatives of EAP&D, met with representatives of the Consortium and their financial and legal advisors to discuss the terms of proposed merger agreement, particularly the conditions to closing the transaction.

On October 17, 2005, our board of directors met at a special meeting with representatives of Citigroup and Cravath and, thereafter, with members of senior management to discuss the status of the negotiations with the Consortium. At this meeting, each of Citigroup and Houlihan Lokey discussed financial presentations with respect to GTECH with our board of directors. After discussion, our board of directors instructed Citigroup and Cravath to continue good faith negotiation of the merger agreement with the Consortium and to report any progress to the board of directors.

On October 24, 2005, Mr. Dewey, together with representatives of Cravath, met with representatives of the Consortium and their legal advisors to discuss outstanding issues relating to the merger agreement, summarized above. Consistent with his usual practice and as he would continue to do in respect of matters arising during the period prior to the signing of the merger agreement, Mr. Dewey informed the other independent members of our board of directors of significant issues discussed and the status of negotiations.

Thereafter, the parties continued to negotiate the merger agreement and the Consortium continued its due diligence. In addition, because the Consortium had stated it would not enter into a definitive agreement before it reached an understanding with our management about their participation in the Consortium’s transaction, our board of directors allowed management to negotiate the terms of such participation (on which no agreement was reached, however).

On November 9, 2005, Party A informed Mr. Dewey that in light of their ongoing due diligence, the Consortium was going to reduce its proposed price to approximately $32.00 to $33.00 per share to acquire GTECH. Mr. Dewey informed Party A that any price below $35.00 per share would not be acceptable and that GTECH would cease negotiating the terms of the merger agreement unless Consortium reaffirmed its offer of $35.00 per share. The Consortium did not reaffirm its offer of $35.00 per share and, as a result, negotiations with the Consortium ceased.

Following these developments, in light of the level of interest previously expressed by De Agostini, which owns a majority interest in Lottomatica and was the only member of the Consortium that was not a private equity investor, management encouraged representatives of De Agostini to consider submitting an alternative proposal to acquire GTECH. Thereafter, representatives of De Agostini informed GTECH that Lottomatica had confirmed its interest in pursuing an acquisition of GTECH without the other members of the Consortium for $35.00 per share, which our board of directors had previously indicated would be an acceptable price, subject to arranging acquisition financing and negotiating a definitive merger agreement. Representatives of De Agostini informed Citigroup that Lottomatica would not raise its offer to above $35.00 per share. Because our board of directors had previously indicated that an offer of $35.00 per share could be an acceptable price, subject to arranging acquisition financing and negotiating a definitive merger agreement, and because Lottomatica had communicated its views to Citigroup regarding its maximum per share offer, our board of directors concluded that it would be unproductive to engage Lottomatica in further negotiations regarding share price.

From mid-November 2005 through the first part of January 2006, Cravath and counsel for Lottomatica negotiated the merger agreement and Lottomatica conducted additional due diligence. The focus of the negotiations was the scope of the conditions to closing and the terms of Lottomatica’s financing. As part of these discussions, a termination fee equal to $163,000,000 was negotiated, which represented a compromise between GTECH’s and Lottomatica’s bargaining positions.

On November 28, 2005, representatives of De Agostini and Lottomatica met with Mr. Dewey and Mr. Turner to discuss Lottomatica’s proposed acquisition of GTECH.

On December 12, 2005, our board of directors met with representatives of Citigroup and Cravath and discussed the status of the negotiations with Lottomatica. Mr. Turner had not participated in the numerous Board deliberations about a transaction and he continued to recuse himself even though the proposal transaction was now with a publicly traded strategic buyer rather than a private equity investor. During this meeting, our board of directors reviewed the proposed financing by Lottomatica and were advised that definitive commitments in respect of such financing would likely not be available until January 2006. Our management also presented an updated business plan, which supported entering into a transaction to sell the Company at a per share offer of $35.00 per share. Our board of directors authorized Citigroup and Cravath, together with Mr. Dewey, to continue good-faith negotiations with respect to the merger agreement and to report any progress on the outstanding issues, which primarily involved closing conditions and Lottomatica’s financing for the acquisition, to the board of directors.

On December 13, 2005, our board of directors met with Mr. Lorenzo Pellicioli, the Chief Executive Officer of De Agostini and a member of the Lottomatica executive committee, to discuss Lottomatica’s proposed acquisition of GTECH, including the nature and scope of various conditions proposed by Lottomatica relating to actions by regulators. Thereafter, Mr. Dewey, Mr. Turner and Mr. DeSocio met with Mr. Pellicioli and Mr. Antonio Belloni, a member of the Lottomatica board of directors and executive committee and the Vice Chairman of De Agostini to discuss matters related to the proposed acquisition.

On January 6, 2006, our board of directors met at a special meeting with representatives of Citigroup, Cravath and Houlihan Lokey and discussed developments relating to Lottomatica’s proposal since the December 12, 2005 meeting of our board of directors. Following this discussion, our board of directors expressed the collective view that Mr. Dewey should continue to negotiate, with the assistance of Citigroup and Cravath, with Lottomatica and its affiliates in respect of the outstanding issues relating to the merger agreement and the acquisition financing, which related primarily to the structure of and conditions to Lottomatica’s financing for the acquisition and related closing conditions.

During the period from January 7, 2006 through January 9, 2006, negotiations continued between representatives of Citigroup and Cravath and Lottomatica’s financial and legal advisors in respect of the outstanding issues relating to the merger agreement and the acquisition financing. In addition, on January 8 and January 9, 2006, Mr. Dewey met, and discussed several of the outstanding issues in respect of the merger agreement and the acquisition financing, with Mr. Pellicioli and Mr. Paolo Ceretti, a member of Lottomatica’s executive committee. During this period, Mr. Dewey, Mr. Donoho and Mr. McCann also met with Mr. Pellicioli and Mr. Ceretti to discuss these outstanding issues.

On the morning of January 10, 2006, our board of directors held a special meeting to review the final terms of the merger agreement and the acquisition financing, as well as the De Agostini undertaking in respect of the rights offering, described under the caption “The De Agostini Undertaking”. At this meeting, representatives of Cravath reviewed with our board of directors its fiduciary duties in connection with the proposed acquisition of GTECH and made detailed presentations to our board of directors regarding the key terms of the draft merger agreement and the De Agostini undertaking as well as the acquisition financing. Mr. Turner and Mr. Patel joined the meeting to give their recommendation in favor of the transaction, describe the basis for their opinion that the conditions to completion of the transaction are likely to be satisfied and describe the preliminary understandings regarding the employment of members of our senior management following completion of the proposed mergers. See the section captioned “The Proposed Merger — Interests of Our Directors and Officers in the Proposed Merger — New Employment Arrangements” on page 45 for a description of the employment arrangements subsequently negotiated between Lottomatica and members of our senior management (which arrangements are generally consistent with the preliminary understandings).

At the meeting, Citigroup and Houlihan Lokey, based on then-current information, each separately made a financial presentation regarding our company and the financial terms of the proposed merger, including a discussion of financial data and analyses used in evaluating the transaction with Lottomatica, and thereafter each provided an oral opinion, confirmed that day in writing, to the effect that, as of January 10, 2006, and based upon and subject to the various assumptions and limitations set forth in its respective opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to those holders. The full texts of the Citigroup and Houlihan Lokey opinions, which set forth the assumptions made, matters considered and limitations on the scope of review undertaken by Citigroup and Houlihan Lokey in rendering their respective opinions, are attached to this proxy statement as Annexes B and C, respectively. After considering the final terms of the merger agreement, the acquisition financing and the various presentations, as well as the resolutions to be adopted by the board of directors in connection therewith, our board of directors then approved and adopted the merger agreement and the De Agostini undertaking, by the unanimous vote of those present throughout the meeting, concluding that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of GTECH and its stockholders.

On the morning of January 10, 2006, Lottomatica, Gold Holding and Acquisition Co executed the commitments in respect of their acquisition financing. Thereafter, we, Lottomatica, Gold Holding and Acquisition Co executed the merger agreement, and we and De Agostini executed the De Agostini undertaking. Subsequently, we and Lottomatica issued a joint press release announcing the execution of the merger agreement and related transactions.

Reasons for the Proposed Merger and Recommendation of the Board of Directors

After careful consideration, our board of directors, by a unanimous vote of those voting at the January 10, 2006 meeting described above, approved and adopted the merger agreement, determining that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of GTECH and its stockholders. In the course of reaching its decision to approve and adopt the merger agreement and the proposed merger, our board of directors consulted with its financial and legal advisors and considered a number of factors that it believed supported its decision, including the following:

•	the $35.00 per share price to be paid in cash in respect of each share of GTECH common stock, which represents a 15.0% premium over the closing price of our common stock on September 9, 2005, the last trading day before GTECH publicly announced that our board of directors was examining GTECH’s strategic options with the assistance of Citigroup, and a 19% premium over the average closing price of our common stock during the thirty trading days prior to such announcement;

•	our board of directors’ familiarity with, and presentations by our management regarding, the business, operations, properties and assets, financial condition, business strategy, and prospects of GTECH, as well as the risks involved in achieving those prospects, the likelihood that implementations of GTECH’s long term strategic plan (aimed in part to increase long term valuation) could cause significant near term earnings dilution, the nature of the industries in which GTECH competes, industry trends, and economic and market conditions, both on an historical and on a prospective basis;

•	the absence of a definitive proposal to acquire GTECH other than from Lottomatica at or above $35.00 per share (except for the Consortium, which ultimately withdrew its bid at that price following completion of its due diligence of GTECH), notwithstanding the fact that GTECH, with the advice and assistance of its financial and legal advisors, undertook an active and extensive solicitation of potential acquirors, which included (a) Citigroup contacting 29 potential buyers to solicit interest in a potential transaction with GTECH, (b) executing confidentiality agreements with 11 of these parties, (c) holding management presentations for ten of these parties and (d) GTECH’s public announcement that our board of directors was examining GTECH’s strategic options with the assistance of Citigroup;

•	the limited interest in acquiring GTECH at $35.00 per share among the 12 parties contacted by Party A in assembling the Consortium, and the ultimate unwillingness of the Consortium to complete an acquisition of GTECH at that price;

•	the financial analysis and presentations of each of Citigroup and Houlihan Lokey presented to our board of directors at its meeting on January 10, 2006 and the opinions dated January 10, 2006, of Citigroup and Houlihan Lokey to our board of directors to the effect that, as of that date and based on and subject to the various assumptions and limitations set forth in their respective opinions, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to those holders. The full text of the Citigroup and Houlihan Lokey opinions, which set forth the assumptions made, matters considered and limitations on the scope of review undertaken by Citigroup and Houlihan Lokey in rendering their respective opinions, are attached to this proxy statement as Annexes B and C, respectively;

•	the $50 million termination fee payable to GTECH at GTECH’s election if the merger agreement is terminated for failure of the financing condition to be satisfied as a result of (i) Lottomatica not obtaining or maintaining a corporate and senior loan credit rating of at least Baa3/BBB− by, respectively, Moody’s Investors Services and Standard & Poor’s after giving effect to the proposed merger, or (ii) Lottomatica’s rights issue described below under the caption “The Proposed Merger — Financing” not being completed (provided the failure of such condition was not primarily the result of any breach of the merger agreement by GTECH); and

•	Lottomatica’s commitment to GTECH’s existing employees, including the maintenance of certain of GTECH’s incentive plans for a period of time after the closing of the acquisition.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if (a) the financing contemplated by Lottomatica’s and its subsidiaries’ acquisition financing commitments, described under the caption “The Proposed Merger — Financing”, is not obtained, (b) the significant lottery customers and authorities identified below under the caption “Conditions to the Proposed Merger” do not provide the required contract assignment assurance or terminate or commence formal termination proceedings, (c) we are unable to ensure that at least $370 million of cash or cash equivalents is on hand at closing or (d) holders of more than 10% of GTECH’s common stock outstanding immediately prior to the completion of the proposed merger shall have validly demanded appraisal of their shares in accordance with Delaware law and not withdrawn their demand or otherwise forfeited their appraisal rights;

•	the restrictions on the conduct of GTECH’s business prior to the completion of the proposed merger, requiring GTECH to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, subject to specific limitations, which may delay or prevent GTECH from undertaking business opportunities that may arise pending completion of the proposed merger;

•	the risks and costs to GTECH if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the possibility that, although the proposed merger provides our stockholders with the opportunity to realize a premium over the price at which our common stock has traded, the price of our common stock might have increased in the future to a price greater than $35.00 per share, thus preventing current stockholders from capturing this future upside growth;

•	the restrictions that the merger agreement imposes on soliciting competing proposals;

•	the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of GTECH’s other stockholders; see the section captioned “The Proposed Merger — Interests of Our Directors and Officers in the Proposed Merger” on page 41;

•	the possibility that the termination fee payable by GTECH of $163 million may discourage other bidders and impact our ability to engage in another transaction for up to 12 months should we fail to complete the proposed merger (although this risk is mitigated by GTECH’s public announcement on September 12, 2005 that our board of directors was examining GTECH’s strategic options with the assistance of Citigroup and the active solicitation of alternative transactions prior to execution of the merger agreement); and

•	the fact that an all cash transaction would be a taxable transaction to GTECH’s stockholders for U.S. Federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our independent board of directors collectively reached the conclusion to approve the merger agreement and the proposed merger in light of the various factors described above and other factors that the members of our board of directors believed were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the proposed merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the GTECH Board of Directors

After careful consideration, our board of directors, by a unanimous vote of those present throughout the January 10, 2006 meeting described above:

•	determined that the merger agreement was advisable and that the proposed merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of GTECH and its stockholders;

•	approved and adopted the merger agreement; and

•	recommends that GTECH’s stockholders vote “FOR” the adoption of the merger agreement.

Mr. Turner recused himself from the foregoing determination and approval due to a potential conflict of interest as he expects to serve as a director and officer of Lottomatica and GTECH following completion of the proposed merger.

Opinions of Financial Advisors to Our Board of Directors

Opinion of Citigroup Global Markets Inc.

Citigroup was retained to act as financial advisor to GTECH and our board of directors to advise our board of directors in connection with its review of acquisition proposals and GTECH’s strategic options. Pursuant to Citigroup’s engagement letter with GTECH, dated August 1, 2005, Citigroup rendered its written opinion to the GTECH board of directors on January 10, 2006, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, its experience as investment bankers, its work described below and other factors it deemed relevant, the consideration to be received in the proposed merger by GTECH’s stockholders was fair, from a financial point of view, to such holders.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix B to this proxy statement. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. GTECH’s stockholders are urged to read the Citigroup opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the consideration to be received in the proposed merger by GTECH’s stockholders from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the GTECH board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the proposed merger.

In arriving at its opinion, Citigroup reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of GTECH concerning the business, operations and prospects of GTECH. Citigroup examined certain publicly available business and financial information relating to GTECH as well as certain financial forecasts and other information and data relating to GTECH which were provided to, or otherwise discussed with, Citigroup by the management of GTECH. Citigroup reviewed the financial terms of the proposed merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of GTECH common stock;

•	the historical and projected earnings and other operating data of GTECH; and

•	the capitalization and financial condition of GTECH.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the proposed merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of GTECH. In connection with Citigroup’s engagement and at the direction of GTECH, Citigroup was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of GTECH. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of GTECH that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to GTECH provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the management of GTECH that such forecasts and other information and data had been reasonably prepared on bases reflecting the best then available estimates and judgments of the management of GTECH as to the future financial performance of GTECH.

Citigroup assumed, with the consent of the GTECH board of directors, that the proposed merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the proposed merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GTECH or the proposed merger. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GTECH nor did Citigroup make any physical inspection of the properties or assets of GTECH. Citigroup’s opinion did not address the relative merits of the proposed merger as compared to any alternative business strategies that might exist for GTECH or the effect of any other transaction in which GTECH might engage. Citigroup’s opinion necessarily was based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In connection with rendering its opinion, Citigroup made a presentation to the GTECH board of directors on January 10, 2006 with respect to the material analyses performed by Citigroup in evaluating the fairness to GTECH’s stockholders of the consideration to be received in the proposed merger by such stockholders. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is not necessarily indicative of current or future market conditions.

Twelve-Month Trading Range

Citigroup reviewed the historical trading price for GTECH common stock during the twelve-month period ended January 9, 2006. During the period from January 9, 2005 to September 9, 2005, the last trading day before GTECH publicly announced that our board of directors was examining GTECH’s strategic options with the assistance of Citigroup, the range of closing prices per share for GTECH common stock was $22.29 to $30.81. Citigroup noted that the merger consideration of $35.00 per share was above the upper end of this range, and represented a premium of 15% over the closing price per share of GTECH common stock on September 9, 2005, which was $30.43. Citigroup also noted that the merger consideration of $35.00 per share represented a premium of 4.5% over the closing price per share of GTECH common stock on January 9, 2006, which was $33.50.

Public Market Comparables Valuation

In order to assess how the public market values shares of similar publicly traded companies and based on its experience with lottery and gaming equipment companies, Citigroup compared financial, operating and stock market data and forecasted financial information for selected publicly traded lottery and gaming equipment companies that Citigroup deemed appropriate with similar information for GTECH on a stand-alone basis. The comparable companies were selected by Citigroup because they are the companies which are the most closely comparable to GTECH based on the nature of their businesses and the industries in which they compete. Citigroup divided the selected comparable companies into three groups: (a) lottery operators, (b) U.S. gaming equipment manufacturers, and (c) international gaming equipment manufacturers. The selected comparable companies considered by Citigroup were:

•	Lottery operators:

–	Intralot,

–	Lottomatica, and

–	Scientific Games;

•	U.S. gaming equipment manufacturers:

–	International Game Technology,

–	WMS Industries,

–	Shuffle Master Inc.,

–	Alliance Gaming, and

–	Progressive Gaming; and

•	International gaming equipment manufacturers:

–	Aristocrat Leisure, and

–	Konami.

The financial information relating to the comparable companies used by Citigroup in the course of this analysis was based on company filings and various Wall Street research reports. The financial information relating to GTECH used by Citigroup in the course of this analysis was based on I/B/E/S median estimates. With respect to the comparable companies, calculations were made based on the closing price per share of each company’s stock as of January 9, 2006.

For each of the selected comparable companies and GTECH, Citigroup derived and compared, among other things:

•	Firm value as a multiple of estimated earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) for each of calendar years 2005 and 2006;

•	Firm value as a multiple of estimated free cash flows (which is EBITDA minus capital expenditures) for each of calendar years 2005 and 2006; and

•	Price per share as a multiple of estimated earnings per share for each of calendar years 2005 and 2006.

We refer to the six multiples described immediately above as the “comparison parameters”.

Firm value was calculated as the sum of the value of:

•	all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise (which we refer to in this section of the proxy statement as “equity value”); plus

•	non-convertible indebtedness; plus

•	non-convertible preferred stock; plus

•	minority interest; plus

•	out-of-the-money convertibles; minus

•	investments in unconsolidated affiliates and cash and cash equivalents.

For the purposes of the comparable companies analysis, Citigroup adjusted EBITDA for GTECH and each of the comparable companies to exclude unusual and non-recurring items.

Citigroup reviewed the mean and median values of each of the six comparison parameters for each of the comparable companies, each of the three groups of comparable companies and for all of the comparable companies collectively. Citigroup compared these values with the comparison parameters for GTECH before and after September 9, 2005, the last trading day before GTECH publicly announced that our board of directors was examining GTECH’s strategic options with the assistance of Citigroup. With respect to the financial information for the comparable companies involved, Citigroup relied on publicly available information, primarily SEC filings. The results of this analysis are summarized below:

						Firm Value				Price Per Share
		Firm Value				as Multiple of				as Multiple of
		as Multiple of				2005		2006		2005		2006
		2005		2006		Estimated		Estimated		Estimated		Estimated
		Estimated		Estimated		Free		Free		Earnings		Earnings
Company/Group		EBITDA		EBITDA		Cash Flow		Cash Flow		Per Share		Per Share

Lottery operators	Mean	10	.6x	8	.8x	14	.8x	11	.8x	20	.9x	16	.9x
	Median	10.4		9.5		14.0		12.4		20.3		18.5
U.S. gaming equipment manufacturers	Mean	15	.1x	10	.2x	24	.3x	13	.8x	28	.1x	20	.8x
	Median	13.8		10.9		25.8		13.6		29.0		22.9
International gaming equipment manufacturers	Mean	13	.4x	12	.0x	16	.1x	14	.4x	24	.8x	22	.8x
All comparable companies	Mean	13	.4x	10	.1x	20	.2x	13	.2x	24	.6x	20	.0x
	Median	12.3		11.0		21.1		13.6		26.0		21.4
GTECH pre-September 9		8	.0x	7	.5x	13	.0x	11	.9x	18	.9x	17	.9x
GTECH post-September 9		8.8		8.2		14.3		13.1		20.8		19.7

Based on these calculations, Citigroup selected reference ranges for each of the six comparison parameters and derived the equity value per share of GTECH common stock implied by each of the selected ranges. The results of this analysis were as follows:

	Selected Multiple				Implied Share Price
	Low		High		Low	High

2005 EBITDA	7.5	x	10.0	x	$28.36	$36.63
2006 EBITDA	7.0		9.0		28.29	39.74
2005 Free Cash Flow	10.5		14.5		24.26	33.84
2006 Free Cash Flow	9.5		13.0		24.04	33.22
2005 Earnings Per Share	19.0		21.0		30.66	33.89
2006 Earnings Per Share	18.0		20.0		30.60	34.00

Based on this analysis, Citigroup derived a reference range for the implied equity value per share of GTECH common stock of $27.50 to $34.00. Citigroup noted that the merger consideration of $35.00 per share was above the upper end of this range.

  Precedent Transactions Analysis

Citigroup reviewed publicly available information for eight merger or acquisition transactions announced since March 11, 1999 in the lottery and gaming equipment industry with transaction values between $130 million and $1.365 billion. The purpose of this analysis was to compare financial metrics in the proposed merger to those in previous business combination transactions.

The selected precedent transactions considered by Citigroup were the following:

Announcement Date	Target Name	Acquiror Name

12/6/2004	Atronic International GmbH	GTECH Holdings Corp.
11/7/2003	Spielo Manufacturing Inc.	GTECH Holdings Corp.
6/30/2003	Acres Gaming Inc.	International Game Technology
10/25/2001	Lottomatica	De Agostini Group
7/9/2001	Anchor Gaming Inc	International Game Technology
1/18/2001	Casino Data Systems	Aristocrat Leisure
9/6/2000	Scientific Games	Autotote Corporation
3/11/1999	Sodak Gaming Inc.	International Game Technology

With respect to the financial information for the companies involved in the selected precedent transactions, Citigroup relied on information from Securities Data Corporation and other publicly available information. Securities Data Corporation compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. The publicly available information includes information regarding transaction values and premiums paid (if applicable).

For the selected transactions noted above, Citigroup derived and compared transaction value as a multiple of the target company’s estimated EBITDA for the twelve-month period prior to the announcement of the transaction.

Due to the relative size and dates of the selected precedent transactions, Citigroup did not believe any such transactions were directly comparable to the proposed merger. Based on these calculations and its judgment and experience, Citigroup derived a reference range for transaction value as a multiple of last-twelve-months’ EBITDA of 7.0x to 10.0x. Citigroup applied these multiples to GTECH’s estimated EBITDA for the 12 months ending on November 26, 2005, and further derived a reference range for the implied equity value per share of GTECH common stock of $25.00 to $37.00. For this purpose, equity value per share was determined based on GTECH’s fully diluted shares, inclusive of all options, restricted stock and convertible shares on an as converted basis. Citigroup noted that the merger consideration of $35 per share was within this range.

  Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of GTECH on a stand-alone basis. In performing this analysis, Citigroup discounted, to February 25, 2006 (the last day of GTECH’s fiscal year 2006), (i) GTECH’s estimated future unlevered free cash flow for fiscal years 2007 through 2011, and (ii) GTECH’s estimated terminal value at the end of fiscal year 2011. Citigroup added these figures together to estimate firm value as of February 25, 2006, and calculated implied equity value per share as of February 25, 2006 by dividing firm value by the number of fully diluted shares, inclusive of all options, restricted stock and convertible shares on an as-converted basis. Citigroup calculated GTECH’s terminal value at the end of fiscal year 2011 using multiples of projected fiscal year 2011 EBITDA ranging from 7.0x to 8.5x. Citigroup used weighted average costs of capital ranging from 7% to 8%. In each case, Citigroup selected the range of EBITDA multiples and the range of weighted average cost of capital based on Citigroup’s calculation of similar metrics for comparable companies and on Citigroup’s knowledge of GTECH’s industry. Unlevered free cash flow is free cash flow excluding costs related to debt servicing.

Forecasted financial information for GTECH for fiscal years 2007 through 2011 used by Citigroup in the course of this analysis was based on four sets of estimates provided by the management of GTECH, which we refer to as the downside case, base case, upside case and management case and, collectively, as the business cases. Citigroup received estimates relating to the downside case, base case and upside case on or around July 28, 2005. Citigroup also received estimates relating to the management case on or around July 28, 2005; however, these estimates were updated on November 21, 2005. The updated estimates for fiscal years 2007 through 2013, relating to the management case reflected the best then available estimates and judgments of the management of GTECH as to the future financial performance of GTECH. Citigroup did not receive any additional estimates from the management of GTECH since receiving the updated management case on November 21, 2005. Citigroup performed a discounted cash flow analysis for each of the four business cases. Based on these analyses, Citigroup derived the following reference ranges for the implied equity value per share of GTECH common stock:

Business Case	Selected Range

Downside case	$29.00-$35.00
Base case	$31.00-$38.00
Management case	$34.00-$41.00
Upside case	$36.00-$44.00

  Leveraged Buyout Returns Analysis

Citigroup performed a leveraged buyout returns analysis of GTECH. For purposes of this analysis, Citigroup made the following assumptions concerning the debt that would be incurred in connection with a leveraged buyout of GTECH: total leverage of $3.7 billion, representing 7.0 times estimated 2006 EBITDA, consisting of (a) bank debt and rollover debt at 4.8 times estimated 2006 EBITDA, with an average interest rate of 6.32%, and (b) bonds representing the remainder, with an interest rate of 9.0%. Citigroup further assumed a sale of GTECH by the investor five years after the acquisition (in 2011). Citigroup calculated the rate of return that an investor that acquired GTECH in a leveraged buyout would receive.

Citigroup performed a leveraged buyout returns analysis for each of the four business cases described above in the discussion of the discounted cash flow analysis. Based on the results of these leveraged buyout returns analyses and the range of returns that Citigroup believed a typical financial sponsor would expect to receive, Citigroup derived the following reference ranges for the implied equity value per share of GTECH common stock.

Business Case	Selected Range

Downside case	$30.00-$32.00
Base case	$32.00-$34.00
Management case	$33.00-$36.00
Upside case	$34.00-$37.00

* * * * *

Citigroup’s advisory services and opinion were provided for the information of the GTECH board of directors in its evaluation of the proposed merger, and Citigroup’s opinion was not intended to be and did not constitute a recommendation to any stockholder as to how that stockholder should vote or act on any matters relating to the proposed merger.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the GTECH board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the GTECH board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to GTECH and no precedent transaction is identical to the proposed merger. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which GTECH is being compared.

In its analyses, Citigroup made numerous assumptions with respect to GTECH, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GTECH. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of GTECH, the GTECH board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration and were provided to the GTECH board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the GTECH board of directors in making its decision to approve and adopt the merger agreement and the proposed merger. See the section captioned “The Proposed Merger — Reasons for the Proposed Merger and Recommendation of the Board of Directors”.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. GTECH selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with GTECH. Citigroup and its affiliates in the past have provided services to GTECH and affiliates of Gold Holding and Acquisition Co (including Lottomatica) unrelated to the proposed merger, for which services Citigroup and its affiliates have received customary compensation, including without limitation having acted as joint book-runner for GTECH’s $300 million note offering in 2004, lead manager for GTECH’s $250 million note offering in 2003, and as financial advisor to GTECH on various strategic discussions. Citigroup acted as book runner and manager on Lottomatica’s initial public offering in 2001 and participated in subsequent equity offerings, for which it received fees in aggregate of approximately $1,500,000 for its services in connection with such engagements. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of GTECH for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may in the future maintain relationships with, or receive fees from, GTECH, Lottomatica and their respective affiliates.

During the past two years, Citigroup and its affiliates have received $3,059,818 in fees from GTECH and its affiliates (including $2,500,000 paid in connection with the execution of the merger agreement and the delivery of the Citigroup opinion on January 10, 2006). Pursuant to Citigroup’s engagement letter, GTECH agreed to pay Citigroup the following fees for Citigroup’s services rendered in connection with the proposed merger:

(a) a fee of $1,000,000, which became payable upon delivery by Citigroup of its fairness opinion, plus

(b) a fee of $2,500,000 (less any amounts previously paid under the immediately preceding clause (a)), which became payable following execution of the merger agreement, plus

(c) a fee of 0.25% of the total transaction value plus an additional fee calculated pursuant to a formula that, as applied to the proposed merger, produces an amount equal to 0.15% of $6.00 multiplied by the number of outstanding shares of GTECH common stock (less any amounts previously paid under the immediately preceding clauses (a) and (b)), which will be payable upon consummation of the proposed merger (based on the $35.00 per share merger consideration, the fees payable pursuant to this clause (c) equal $10,783,000), plus

(d) a termination fee equal to $2,500,000, if in connection with the termination or abandonment of the proposed merger during the term of the engagement letter or within 12 months thereafter, GTECH receives any termination, break-up, topping or similar fee or payment (including any characterized as expense reimbursement and any judgment for damages or amount in settlement of any dispute as a result of any termination or other failure to consummate the proposed merger) or any profit arising from any shares (or option to acquire shares or assets) of Lottomatica or any of its affiliates acquired in connection with the proposed merger.

GTECH has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

The merger consideration was determined by arms’-length negotiations between GTECH and Lottomatica, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

     Opinion of Houlihan Lokey Howard and Zukin

     Overview

On January 10, 2006, Houlihan Lokey delivered its written opinion to GTECH’s board of directors, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, that the consideration to be received by the stockholders of GTECH in the proposed merger was fair to them from a financial point of view.

The full text of Houlihan Lokey’s written opinion is attached to this proxy statement as Annex C, and the summary of the opinion set forth below is qualified in its entirety by reference to such opinion. GTECH’s stockholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered and the assumptions made by Houlihan Lokey. The opinion was furnished for the use and benefit of the GTECH board of directors in connection with its consideration of the proposed merger and was not intended to be used, and may not be used, for any other purpose, without express, prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the proposed merger.

Houlihan Lokey’s opinion addresses only the fairness to GTECH’s stockholders, from a financial point of view, of the consideration to be paid to them in the proposed merger. Houlihan Lokey was not requested to opine as to, and its opinion does not address:

•	the underlying business decision of GTECH, GTECH’s security holders or any other party to proceed with or effect the proposed merger;

•	the fairness of any portion or aspect of the proposed merger not expressly addressed in its opinion;

•	the terms of the merger agreement (except as expressly set forth in its opinion as to the fairness from a financial point of view of the consideration to be received by GTECH’s stockholders in the proposed merger), including without limitation the closing conditions and other provisions thereof;

•	the commitment letters and other letters and agreements pertaining to the equity and debt financing of the proposed merger;

•	the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of GTECH, or any other party other than those set forth in its opinion;

•	the relative merits of the proposed merger as compared to any alternative business strategies that might exist for GTECH or the effect of any other transaction in which GTECH might engage; or

•	the tax or legal consequences of the proposed merger to either GTECH, its security holders, or any other party.

Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.

In connection with its opinion, Houlihan Lokey made such reviews, analysis and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed GTECH’s annual report to shareholders on Form 10-K for the fiscal year ended February 26, 2005 and quarterly report on Form 10-Q for the quarterly period ended November 26, 2005, which GTECH’s management had identified as being the most current financial statements available;

2.	spoke with certain members of GTECH’s management regarding the operations, financial condition, future prospects and projected operations and performance of GTECH and regarding the proposed merger, and spoke with representatives of GTECH’s financial advisor regarding GTECH, the proposed merger, and related matters;

3.	reviewed the following agreements and documents:

a.	the merger agreement,

b.	the draft senior commitment letter among Acquisition Co, Credit Suisse First Boston International and Credit Suisse, London Branch and related term sheet dated January 9, 2006, pursuant to which, and subject to the terms and conditions thereof, certain lenders committed to provide Acquisition Co with financing to consummate the proposed merger,

c.	the draft pre-underwriting agreement among Credit Suisse First Boston (Europe) Limited, Lottomatica and certain of its affiliates dated January 9, 2006 relating to the rights offering, and

d.	the draft commitment letter and mandate letter among Credit Suisse First Boston (Europe) Limited and Lottomatica, both dated January 9, 2006, relating to the issuance of 750 million Euro in aggregate principal amount of subordinated interest-deferrable capital securities and related term sheet;

4.	reviewed forecasts and projections prepared by GTECH’s management with respect to GTECH for the fiscal years ending February 2006 through 2013;

5.	reviewed GTECH’s Investor Presentation, dated May 18, 2005;

6.	reviewed information to which Houlihan Lokey was granted access that was contained in GTECH’s “data room”;

7.	reviewed the historical market prices and trading volume for GTECH’s publicly traded securities for the past two years, up to and including September 9, 2005, the last trading date prior to the announcement that GTECH had received an expression of interest regarding a potential acquisition of GTECH;

8.	reviewed certain SEC filings, analyst reports, databases and publicly available financial data for certain companies that Houlihan Lokey deemed relevant, publicly available transaction prices and premiums paid in change of control transactions for companies in related industries to GTECH, and publicly available premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

9.	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey did not review, and was not provided with, the written logs regarding the discussions with the potential buyers.

In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of GTECH, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of GTECH since the date of the most recent financial statements provided to it, and that there was no information or facts that would make the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein were true and correct,

•	each party to all such agreements, documents and instruments would perform all of the covenants and agreements required to be performed by such party,

•	all conditions to the consummation of the proposed merger would be satisfied, including without limitation the equity and debt financing of the proposed merger and the receipt of confirmations and the absence of terminations (or the commencement of termination proceedings) relating to GTECH’s lottery contracts, all as provided in the merger agreement, and

•	the proposed merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto, waivers of the provisions thereof, or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).

Houlihan Lokey also relied upon and assumed, without independent verification, that:

•	all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would have an adverse effect on GTECH, or the expected benefits of the proposed merger, and

•	the final forms of the draft agreements identified in item 3 above would not differ in any material respect from the drafts identified in item 3 above.

Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of GTECH, nor was Houlihan Lokey provided with any such appraisal or evaluation.

Houlihan Lokey was not requested to, and did not:

•	initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the proposed merger,

•	negotiate the terms of the proposed merger, or

•	advise GTECH’s board of directors with respect to alternatives to the proposed merger.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

     Summary of Financial Analyses Performed by Houlihan Lokey

In arriving at its opinion, in addition to reviewing the matters listed above, Houlihan Lokey used the following approaches to evaluate the fairness to GTECH’s stockholders, from a financial point of view, of the consideration to be paid to them in the proposed merger:

•	a market multiple approach;

•	a merger and acquisition transaction multiple approach;

•	a discounted cash flow analysis; and

•	a leveraged buyout analysis.

Based on the number of outstanding GTECH common shares and common share equivalents as provided by GTECH’s management, assuming all convertible debt is converted to equity and options counted using the treasury method at a $35.00 per share price, Houlihan Lokey calculated the aggregate implied equity value of the consideration payable in the merger to be approximately $4,647.809 million. Houlihan Lokey also calculated GTECH’s implied enterprise value, which is defined as equity value plus book value of debt plus other liabilities minus assumed converted debt minus cash and equivalents, to be approximately $4,799.940 million.

Houlihan Lokey relied on information from Securities Data Corporation, FactSet Research Systems and publicly available information in its analyses, including the market multiple approach and its merger and acquisition transaction approach. With respect to the merger and acquisition transaction approach, the publicly available information included information regarding transaction values and premiums paid (if applicable) in the transactions identified under “Merger and Acquisition Approach” below. With respect to the market multiple approach, Houlihan Lokey analyzed market multiples of selected publicly traded companies in the gaming and transaction processor industries. With respect to the merger and acquisition transaction approach, Houlihan Lokey reviewed selected merger and acquisition transactions in the gaming and transaction processor industries. In connection with the discounted cash flow approach, Houlihan Lokey selected ranges of EDITDA multiples and ranges of weighted average cost of capital based on factors which included its calculation of similar metrics for companies it deemed appropriate and its knowledge of GTECH’s industry.

Market Multiple Approach.  This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable companies. Using publicly available information and information provided by GTECH, Houlihan Lokey analyzed, among other things, the market multiples of GTECH and the corresponding market multiples of selected publicly traded companies, as identified in the tables below, that Houlihan Lokey considered to be reasonably comparable to GTECH.

Selected Public Gaming Companies	Selected Transaction Processor Companies

Alliance Gaming Corp.	Affiliated Computer Services Inc.
Aristocrat Leisure Ltd.	Automatic Data Processing
International Game Technology	Bisys Group Inc.
Intralot S.A.	Ceridian Corp.
OPAP S.A.	Certegy Inc.
Scientific Games Corp.	First Data Corp.
WMS Industries Inc.	Fiserv Inc. Global Payments Inc. Total System Services Inc.

In its analysis, Houlihan Lokey derived and compared multiples for GTECH (based on the trading prices of GTECH’s common stock prior to the announcement on September 12, 2005 that GTECH’s board of directors was exploring strategic alternatives), and a range of multiples for the selected companies, calculated as follows:

•	enterprise value, divided by EBITDA for the latest 12 months, and for the next fiscal year; and

•	price divided by earnings for the last 12 months and next fiscal year periods.

Results of Houlihan Lokey’s market multiple approach are summarized as follows:

	Enterprise Value/ EBITDA		Price/Earnings
	Last	Next Fiscal	Last	Next Fiscal
	12 Months	Year	12 Months	Year

GTECH	8.3x	7.8x	20.7x	18.8x
Selected Public Gaming Companies:
Low	8.1x	7.4x	12.5x	15.6x
High	15.8x	14.1x	32.9x	27.8x
Median	12.6x	12.9x	25.8x	25.0x
Mean	12.5x	11.3x	25.1x	23.6x
Selected Public Transaction Processor Companies:
Low	7.8x	7.7x	18.0x	16.1x
High	14.4x	13.9x	39.8x	30.9x
Median	11.0x	11.5x	20.9x	21.9x
Mean	11.1x	10.6x	23.9x	22.2x

	GTECH	Selected Multiple		Indicated Enterprise
	Representative	Range		Value Range(1)(2)
	Level(1)	Low	High	Low	High

LAST 12 MONTHS:
EBITDA	$525.178	8.0x	9.0x	$4,201.420	$4,726.600
Net Income	$212.108	18.0x	22.0x	$3,972.590	$4,821.030
NEXT FISCAL YEAR(3):
EBITDA	$535.028	7.5x	8.5x	$4,012.710	$4,547.740
Net Income	$214.785	16.0x	20.0x	$3,591.210	$4,450.350
Median				$3,992.650	$4,637.170
Mean				$3,944.483	$4,636.430
Selected Enterprise Value Range				$3,992.650	$4,637.170
Calculated Implied Equity Value per share (fully diluted)				$28.92	$33.77

(1)	Figures in millions, except per share amounts.

(2)	Ranges based on net income multiples include $154.649 of net debt.

(3)	Based on an average of various equity analyst estimates.

Merger and Acquisition Transaction Approach.  Houlihan Lokey reviewed merger and acquisition transactions that it deemed comparable to the proposed merger. It selected these transactions by searching SEC filings, analyst reports and databases. These comparable transactions are set forth in the tables below:

Comparable Gaming Transactions

Seller	Buyer	Date Announced

Tabcorp Holdings Ltd. (New South Wales)	UniTab Ltd.	4/21/04
Tabcorp Holdings Ltd. (Queensland)	UniTab Ltd.	4/22/04
TAB Ltd.	Tabcorp Holdings Ltd.	11/5/03
IGT (Online Entertainment)	Scientific Games Corp.	9/12/03
Totobit Informatica Software e Sistemi SpA	Lottomatica SpA	8/1/03
Acres Gaming, Inc.	IGT	6/30/03
Interlott Technologies Inc.	GTECH Holdings Corp.	3/17/03
MDI Entertainment Inc.	Scientific Games Corp.	11/19/02
Greate Bay Casino Corp.	Alliance Gaming Corp.	12/20/01
Anchor Gaming	IGT	7/9/01
Casino Data Systems	Aristocrat Leisure Ltd.	1/17/01
Scientific Games Holding Corp.	AutoTote (Scientific Games Corp.)	5/19/00
Sodak Gaming	IGT	3/11/99
Powerhouse Technologies	Anchor Gaming	3/10/99

Comparable Transaction Processor Transactions

Seller	Buyer	Date Announced

Ibas Holding ASA	Marsh & McLennan Cos., Inc.	11/18/05
BISYS Information Services(1)	Open Solutions, Inc.	9/15/05
NDCHealth Corp.	Per-Se Technologies	8/29/05
SunGard Data Systems	SunGard/Private equity	3/28/05
Superior Consultants	Affiliated Computer Services	12/17/04
Verizon IT, Inc.	Infocrossing, Inc.	9/1/04
Lason, Inc.	Charterhouse Group International, Inc.	5/24/04
SPI Technologies, Inc.	TH Lee, Putnam Capital LLC	2/4/04
Concord EFS, Inc.	First Data Corp.	4/2/03

(1)	Used projected 2006 figures.

Houlihan Lokey calculated for each of the selected transactions the ratio of the transaction value to last 12 months’ EBITDA. Results of Houlihan Lokey’s merger and acquisition transaction approach are summarized as follows:

Enterprise Value/
EBITDA
Last 12 Months

Comparable Gaming Transactions:
Low	4.7x
High	14.1x
Median	7.3x
Mean	7.7x
Comparable Transaction Processor Transactions:
Low	4.4x
High	12.8x
Median	10.9x
Mean	9.8x

		Selected
	GTECH	Multiple		Indicated Enterprise
	Representative	Range		Value Range(1)
	Level(1)	Low	High	Low	High

LAST 12 MONTHS:
EBITDA	$525.178	7.5x	9.5x	$3,938.840	$4,989.190
Selected Enterprise Value Range				$3,938.840	$4,989.190
Calculated Implied Equity Value per share (fully diluted)				$28.52	$36.43

(1)	Figures in millions, except per share amounts.

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis for GTECH in which it calculated the present value of the projected future cash flows of GTECH using GTECH management’s projections (including two different cases with varying assumptions, which we refer to as case 1 and case 2). Houlihan Lokey estimated a range of theoretical enterprise values for GTECH based on the net present value of its implied annual cash flows and a terminal value for GTECH in 2010 calculated based upon a multiple of EBITDA. Houlihan Lokey applied a range of discount rates of 8.5% to 9.5% and a range of terminal value multiples of 7.5x to 8.5x of projected 2010 EBITDA in the base and management cases.

Based on this analysis the implied equity value per share (fully diluted) ranged from a low of $29.78 to a high of $34.54 using case 1 projections and ranged from a low of $32.77 to a high of $38.09 using case 2 projections.

Leveraged Buyout Analysis.  Houlihan Lokey analyzed GTECH from the perspective of a potential purchaser that was primarily a financial sponsor that would effect a leveraged buyout of GTECH using a debt capital structure with a senior debt-to-EBITDA ratio of up to 7.5x. Houlihan Lokey extrapolated GTECH’s EBITDA, cash balance and debt outstanding through 2009, 2010 and 2011 from the two cases of projections provided by GTECH management. Houlihan Lokey assumed that a financial sponsor would exit its GTECH investment in those years at an aggregate value range that represented a multiple of 7.5x-9.5x forecasted EBITDA for those years. Based on these assumptions and Houlihan Lokey’s assumption that financial sponsors would likely target 3-, 4- and 5-year internal rates of return of at least 20% for the case 2 projections, Houlihan Lokey derived a range of implied values per share that a financial sponsor might be willing to pay to acquire GTECH. This analysis resulted in an implied equity value per share for case 1 and case 2, on a combined basis, ranging from $33.00 to $36.00.

     Miscellaneous Considerations

No single company or transaction used in the above analyses (including the market multiple approach, merger and acquisition transaction approach, discounted cash flow analysis and leveraged buyout analysis) as a comparison is identical to GTECH or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Criteria used to select the companies in the above analyses are inherently subjective. Further, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Houlihan Lokey providing an opinion as to the fairness to GTECH’s stockholders, from a financial point of view, of the consideration to be paid to them in the proposed merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgments in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical approaches were used by Houlihan Lokey and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular approaches. Houlihan Lokey’s overall conclusions were based on all the analyses and factors described above (including the market multiple approach, merger and acquisition transaction approach, discounted cash flow analysis and leveraged buyout analysis) taken as a whole and also based on Houlihan Lokey’s experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Houlihan Lokey therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, Houlihan Lokey made, and was provided by GTECH’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond GTECH’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of GTECH and its advisors, none of GTECH, Lottomatica, Houlihan Lokey or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

GTECH’s board of directors selected Houlihan Lokey to render its opinion based on Houlihan Lokey’s experience in mergers and in securities valuation generally. Houlihan Lokey is a nationally recognized investment banking firm that is continuously engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring and private placements of debt and equity securities. Houlihan Lokey was not involved in determining the consideration to be paid to holders of GTECH’s common stock in the proposed merger.

Houlihan Lokey, or its affiliates, have received $900,000 in connection with delivering its fairness opinion, which are the only fees Houlihan Lokey has received from GTECH or its affiliates during the past two years; however, Houlihan Lokey may continue to provide other services in the future, for which it may receive a fee. Houlihan Lokey has not received fees from Lottomatica during the past two years, however, Houlihan Lokey may provide other services in the future, for which it may receive a fee. No portion of Houlihan Lokey’s fee is contingent on the completion of the proposed merger or the conclusions set forth in its opinion. In addition, and regardless of whether the proposed merger is completed, Houlihan Lokey is entitled to reimbursement from GTECH of its reasonable out-of-pocket expenses incurred in connection with its services, including its reasonable attorneys’ fees and related expenses, as well as indemnification against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the Federal securities laws.

Effects of the Proposed Merger on GTECH

GTECH common stock is currently listed on the New York Stock Exchange under the symbol “GTK”. Following completion of the proposed merger, it is expected that GTECH will cease to be a publicly traded corporation and will instead become an indirect wholly-owned subsidiary of Lottomatica. Following completion of the proposed merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the proposed merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at such time be listed or quoted, including the New York Stock Exchange and price quotations will no longer be available.

Upon completion of the proposed merger, the certificate of incorporation of GTECH, as in effect immediately prior to the completion of the proposed merger will be amended in accordance with the terms of the merger agreement. The by-laws of Acquisition Co as in effect immediately prior to the completion of the merger will be the by-laws of the surviving corporation. In addition, the director of Acquisition Co immediately prior to the completion of the merger will become the director of the surviving corporation. The officers of GTECH will remain the officers of the surviving corporation.

Upon completion of the proposed merger, GTECH stockholders immediately prior to the proposed merger will no longer hold an equity interest in GTECH. Accordingly, such stockholders will not have the opportunity to participate in the earnings and growth of GTECH and will not have any right to vote on corporate matters. Similarly, GTECH’s stockholders immediately prior to the proposed merger will not face the risk of losses generated by GTECH’s operations or decline. Upon completion of the merger, each share of our common stock that you own immediately prior to the completion of the merger will be converted into the right to receive $35.00 per share, without interest.

Effects on GTECH if the Proposed Merger Is Not Completed

If the requisite stockholder approval in connection with the proposed merger is not obtained, or if any other condition to the proposed merger is not satisfied and the merger agreement is otherwise terminated, the proposed merger will not be completed and stockholders will not receive any payment for their shares in connection with the proposed merger. In addition, in the circumstances described below under “The Merger Agreement — Termination Fees”, GTECH will be required to pay Lottomatica a $163,000,000 termination fee or Gold Holding will be required to pay GTECH a $50 million termination fee, as the case may be.

Interests of our Directors and Executive Officers in the Proposed Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the proposed merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting and approving the merger agreement.

Compensation Under Existing Individual Agreements

Mr. Turner’s August 2005 Employment Agreement.  Mr. Turner’s Amended and Restated Employment Agreement, dated August 2, 2005, provides that if his employment is terminated by GTECH for any reason other than cause, or in the event that he resigns for good reason (as such terms are defined in his employment agreement), within 18 months after completion of the proposed merger, GTECH will pay Mr. Turner a lump-sum cash payment in an amount equal to 2.99 times the sum of (i) Mr. Turner’s then-current annual base salary plus (ii) the average performance bonus paid or payable to Mr. Turner for the three most recent full fiscal years of GTECH plus (iii) the maximum amount allowable under GTECH’s Executive Perquisite Program. In addition, GTECH will pay Mr. Turner any prorated performance bonus up to the date of such termination calculated by reference to Mr. Turner’s target performance bonus, as determined by GTECH’s Compensation Committee for the year of termination, and any other amounts accrued through the date of termination. In addition, Mr. Turner (together with his beneficiaries and dependents) will become fully vested in, and will continue for up to seven years (and until Mr. Turner reaches age 65 if he qualifies under GTECH’s Retirement Plan) to participate fully (at no additional cost to Mr. Turner) in all life insurance, accident and health and other welfare plans maintained or sponsored by GTECH prior to termination of his employment on terms at least as favorable to Mr. Turner as in effect prior to termination. In such circumstances, Mr. Turner will also become fully vested in GTECH’s 401(k) plan and all supplemental retirement plans, and GTECH will be required to pay Mr. Turner an amount equal to the sum of all benefits he has accrued under GTECH’s supplemental retirement plans, plus 2.99 times the average benefit accrued and/or GTECH contributions made to GTECH’s 401(k) plan and supplemental retirement plans over the last three fiscal years prior to termination.

Mr. Turner’s employment agreement further provides that in the event that any payments that Mr. Turner receives from GTECH become subject to the excise tax on golden parachute payments, Mr. Turner will be entitled to receive a gross-up payment that will be in an amount sufficient to put him in the same after-tax position that he would have been in had no excise tax been imposed on the payments.

The value of the payments and benefits that Mr. Turner could receive under his employment agreement in connection with a qualifying termination of his employment, based on compensation and benefit levels in effect on the date of this proxy statement (including amounts payable in respect of any golden parachute excise tax gross-up payment), would be approximately $9,179,866.

Change in Control Agreements.  The change in control agreements between GTECH and each of Marc A. Crisafulli, Walter G. DeSocio, Timothy B. Nyman, Jaymin B. Patel and Donald R. Sweitzer provide for three-year employment terms for the covered executives, and the change in control agreements between GTECH and each of William M. Pieri and Robert J. Plourde provide for two-year employment terms for the covered executives, in each case commencing upon the date the proposed merger is completed. During such employment term, the covered executive is to be employed in a position at least equal in all material respects with the highest position he held during the six months immediately preceding completion of the proposed merger, and will be entitled to an annual base salary, annual bonus and benefits in values and amounts at least equal to those provided by GTECH to the executive immediately prior to completion of the proposed merger. In addition, upon completion of the proposed merger, all benefits accrued by each executive under all of GTECH’s supplemental retirement plans will become fully vested and will be contributed to a rabbi trust for the benefit of the covered executive. All amounts accrued by the executive following completion of the proposed merger under the supplemental retirement plans will also be contributed to a rabbi trust at least quarterly.

If, at any time during the three-year period (or, in the case of Messrs. Pieri and Plourde, the two-year period) following the completion of the proposed merger, an executive’s employment is terminated by GTECH for any reason or the executive resigns for good reason (as defined in the agreement), each change in control agreement provides that with respect to the year in which his employment is terminated, he will receive his base salary, bonus, and other compensation and benefits through the date of termination in accordance with GTECH’s policies in effect immediately prior to completion of the proposed merger.

In the event that a covered executive’s employment is terminated involuntarily other than for cause (as defined in the applicable agreement) or such executive resigns for good reason (as defined in the applicable agreement) prior to the third anniversary (or, in the case of Messrs. Pieri and Plourde, the second anniversary) of completion of the proposed merger, GTECH is also obligated to pay the executive a lump-sum cash payment in an amount equal to 2.99 times (or, in the case of Messrs. Pieri and Plourde, two times) the sum of (i) his then-current annual base salary plus (ii) the total cash bonus received by the executive during the most recent full fiscal year plus (iii) the maximum amount allowable under GTECH’s Executive Perquisite Program. In addition, the covered executive (together with his beneficiaries and dependents) will become fully vested in and continue to participate for up to three years (or, in the case of Messrs. Pieri and Plourde, two years) at no cost to the executive in all life insurance, accident and health and other welfare plans maintained or sponsored by GTECH prior to termination of his employment on terms at least as favorable to the executive as in effect immediately prior to termination. In such circumstances, the executive will also become fully vested in GTECH’s 401(k) plan and all supplemental retirement plans, and GTECH will be required to pay the executive an amount equal to the sum of all benefits he has accrued under GTECH’s supplemental retirement plans, and 2.99 times (or, in the case of Messrs. Pieri and Plourde, two times) the average benefit accrued and/or GTECH contributions made to GTECH’s 401(k) plan and supplemental retirement plans over the last three fiscal years prior to termination.

The change in control agreements further provide that in the event that any payments that the executive receives from GTECH become subject to the excise tax on golden parachute payments, the executive will be entitled to receive a gross-up payment that will be in an amount sufficient to put him in the same after-tax position that he would have been in had no excise tax been imposed on the payments.

The value of the payments and benefits that each executive who is a party to a change in control agreement could receive under his employment agreement in connection with a qualifying termination of his employment, based on compensation and benefit levels in effect on the date of this proxy statement (including amounts payable in respect of any golden parachute excise tax gross-up payment), would be approximately $1,837,721 for Mr. Crisafulli, $2,843,626 for Mr. DeSocio, $1,966,273 for Mr. Nyman, $3,328,109 for Mr. Patel, $880,366 for Mr. Pieri, $1,016,600 for Mr. Plourde and $2,116,155 for Mr. Sweitzer.

Stock Options and Other Equity Awards

The merger agreement provides that at completion of the proposed merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, including options held by our directors and executive officers, will be canceled in consideration for a cash payment, without interest, equal to the excess, if any, of $35.00 over the per share exercise price for the option multiplied by the number of shares subject to the option. In addition, the merger agreement provides that, subject to the right to demand appraisal as described under the caption “Appraisal Rights” on page 68, upon completion of the proposed merger, each outstanding share of our common stock subject to transfer restrictions or forfeiture back to GTECH will be converted into the right to receive $35.00 in cash, without interest.

The tables below set forth the amount in cash that each executive officer and director will receive at the time the proposed merger is completed, based on the merger consideration of $35.00 per share and assuming that the proposed merger is completed on June 15, 2006, in respect of (i) each stock option such individual holds that will be unvested as of such date and (ii) each share of GTECH stock such individual holds that will be subject to transfer restrictions or a risk of forfeiture to GTECH as of such date. Actual amounts may be higher or lower depending on whether the proposed merger is completed before or after June 15, 2006. In the case of Mr. Turner and the executive officers who have entered into change in control agreements with GTECH (as described above), the benefits in the tables below are in addition to the benefits such executives may become entitled to receive under those agreements.

	Value of
	Unvested Options	Value of
Executive Officer’s	(net of per share	Restricted	Aggregate Payment
Name	exercise price)	Stock	Amount

W. Bruce Turner	$9,179,475	$6,451,761	$15,631,236
Marc A. Crisafulli	$1,367,813	$2,552,724	$3,920,537
Walter G. DeSocio	$301,063	$266,993	$568,056
Timothy B. Nyman	$1,306,898	$1,247,171	$2,554,068
Jaymin B. Patel	$2,462,355	$3,463,660	$5,926,015
William M. Pieri	$211,249	$92,452	$303,701
Robert J. Plourde	$220,399	$90,890	$311,289
Donald R. Sweitzer	$1,194,053	$1,159,231	$2,353,284
Barbara Burns*	$0	$0	$0
David J. Calabro*	$0	$0	$0
Joseph S. Nadan*	$0	$0	$0

* Departed

	Value of
	Unvested Options	Value of
Non-Employee	(net of per share	Restricted	Aggregate Payment
Director’s Name	exercise price)	Stock	Amount

Robert M. Dewey, Jr.	$376,775	$331,424	$708,199
Paget L. Alves	$182,288	$239,040	$421,328
Christine M. Cournoyer	$402,975	$367,496	$770,471
Burnett W. Donoho	$376,775	$331,424	$708,199
The Rt. Hon. Sir Jeremy Hanley KCMG	$376,775	$331,424	$708,199
Philip R. Lochner, Jr.	$376,775	$331,424	$708,199
James F. McCann	$484,975	$386,018	$870,993
Anthony Ruys	$376,775	$331,424	$708,199

For information regarding beneficial ownership of GTECH’s common stock by each of our current directors and executive officers and all directors and executive officers as a group, including shares subject to stock options and restricted stock awards the vesting of which is expected to accelerate as a result of the proposed merger, the value of which is set forth in the tables above, and all vested shares and shares subject to stock options that are expected to have already vested before the date the proposed merger is completed, see the section captioned “Security Ownership of Certain Beneficial Owners and Management” on page 73. GTECH’s directors and executive officers will receive $35.00 per share for each vested share they own, in the same manner as other stockholders. GTECH’s directors and executive officers will receive cash payments for each share of our common stock subject to an option that they hold that has vested before the date the proposed merger is completed equal to the excess, if any, of $35.00 over the per share exercise price of the related option, in the same manner as all other holders of vested options.

With respect to the GTECH Employee Stock Purchase Plan, which we refer to as the ESPP, pursuant to the merger agreement, immediately prior to completion of the proposed merger, each participant’s accumulated payroll deductions shall be used to purchase shares of GTECH common stock in accordance with the terms of the ESPP (which provides that the shares will be purchased at a price per share equal to the lower of 85% of the closing price on the first day of the ESPP offering period and 85% of the $35.00 per share merger consideration), and the shares of GTECH common stock purchased thereunder shall be canceled upon completion of the proposed merger and converted into the right to receive the merger consideration.

Distribution of Income Deferral Plan Accounts

GTECH’s Amended and Restated Income Deferral Plan 1998 provides executive officers, officers or vice presidents at GTECH the opportunity to defer compensation earned by them from GTECH as a means of saving for retirement or other future purposes. Under the plan, in the event of a change in control, which includes completion of the proposed merger, each participant’s accrued benefit (calculated as deferred amounts credited to the participant’s account, plus investment returns and less any distributions) will become immediately due and payable to him or her.

The following table shows the account balances in the Income Deferral Plan for GTECH’s executive officers as of May 4, 2006. All account balances will be distributed upon completion of the proposed merger.

Executive Officer	Account Balance

W. Bruce Turner	$1,000,146
Marc A. Crisafulli	$240,144
Walter G. DeSocio	$149,468
Timothy B. Nyman	$634,442
Jaymin B. Patel	$287,478
William M. Pieri	$365,677
Robert J. Plourde	$189,854
Donald R. Sweitzer	$287,584

New Employment Agreements

GTECH executive officers Messrs. Turner, Patel, DeSocio and Sweitzer and Ms. Laverty O’Connor (who began her employment with GTECH on April 17, 2006) (the “Covered Officers”) have entered into new employment agreements with Lottomatica or GTECH that will take effect after completion of the proposed merger. In the case of Mr. Turner, the new employment agreement will replace his existing employment agreement. In the case of the other Covered Officers (with the exception of Ms. Laverty O’Connor, who does not currently have an employment agreement or change in control agreement with GTECH), their new employment agreements will replace their existing severance agreements, change in control agreements, and restrictive (non-competition) agreements. For a description of arrangements with certain other executive officers of GTECH, see “— Arrangements with Other Executive Officers” below.

New Employment Agreement with W. Bruce Turner.  The new employment agreement between Mr. Turner and Lottomatica will have a five-year term that will commence upon completion of the proposed merger. Pursuant to the new employment agreement, Mr. Turner will serve as Chief Executive Officer of Lottomatica and GTECH and, if elected, will serve as Managing Director of Lottomatica. His annual base salary pursuant to the agreement will be $850,000 (which is a $50,000 increase from his current annual base salary), and he will be entitled to a level of benefits during the term of the agreement that is substantially similar to the level of benefits provided generally to other senior executives of Lottomatica, and executive perquisites substantially equivalent to the perquisites that Mr. Turner is currently entitled to receive. During the term, Mr. Turner will be eligible for a performance bonus ranging from 0% to 200% of his annual base salary, with a target bonus of 100% of base salary, which is the same as his bonus range and target bonus pursuant to his current employment agreement.

Pursuant to the new employment agreement, in the event of a termination of Mr. Turner’s employment by Lottomatica for any reason other than cause or a resignation by Mr. Turner for good reason (as such terms are defined in Mr. Turner’s new agreement) during the 18-month period following a change in control (which includes the proposed merger), he will be entitled to substantially the same payments and benefits set forth in his current employment agreement. See “ — Mr. Turner’s August 2005 Employment Agreement” on page 41 for a description of the benefits that Mr. Turner would receive pursuant to his existing employment agreement in the event of a qualifying termination of his employment during the 18-month period following a change in control (which includes the proposed merger) including, without limitation, the right to a gross-up payment to make Mr. Turner whole for any effect of any payments being subject to the excise tax on golden parachute payments. In the event of a qualifying termination of Mr. Turner’s employment, other than during the 18-month period following a change in control, Mr. Turner will be entitled to receive: (i) an amount equal to 18 months of his most recent annual base salary, payable in installments over 18 months, (ii) a lump-sum cash payment in an amount equal to 1.5 times the average performance bonus paid or payable to Mr. Turner with respect to the three most recently completed fiscal years of employment and (iii) a prorated performance bonus, if any, payable with respect to the fiscal year of termination, payable at the same time as other executives receive such bonuses and based on the executive’s actual performance during the year. In addition, Mr. Turner will continue to receive certain life insurance, perquisite and tax preparation benefits for 18 months following termination, and will continue to receive certain medical benefits for the remainder of the term of the employment agreement, plus an additional period of up to five and a half years thereafter (and until Mr. Turner reaches age 65, if he qualifies under Lottomatica’s Retirement Plan). In the event of a qualifying termination, Mr. Turner will fully vest in all benefits accrued under any employee benefit plans, other than qualified retirement plans, and to the extent that Mr. Turner is not fully vested in all qualified retirement plans, he will receive a payment equal to any unvested portion of his accounts in such retirement plans. Furthermore, any unvested equity awards granted pursuant to the new employment agreement (as described below) then held by Mr. Turner will become fully vested, and Mr. Turner will be entitled to exercise any vested stock options that he holds until the earlier of 18 months from the date of termination of his employment or the date such stock options expire.

In the event of a termination of Mr. Turner’s employment as a result of retirement (which cannot occur until the fifth anniversary of the proposed merger and until the sum of his age and years of service with Lottomatica and GTECH is at least 65), Mr. Turner will be entitled to continued medical benefits until age 65. In addition, any vested stock options that he holds will remain exercisable until they expire, and he will be entitled to accelerated vesting of some or all of the unvested restricted stock units that were granted pursuant to the new employment agreement (as described below). The percentage of unvested awards that accelerates will depend on his age and years of service at the time of retirement. The new employment agreement provides that Lottomatica will enter into a tax equalization agreement with Mr. Turner to make Mr. Turner whole to the extent that his total tax liability under both United States and Italian tax laws is in excess of the total tax liability if he was only subject to tax under United States laws.

New Employment Agreements with Other Executive Officers. The new employment agreements with Messrs. Patel, DeSocio and Ms. Laverty O’Connor will have a five-year term that will commence upon completion of the proposed merger. The new employment agreement with Mr. Sweitzer will have a two-year term, subject to three one-year extensions at Mr. Sweitzer’s option, that will commence upon completion of the proposed merger. Pursuant to the new employment agreements, Mr. Patel will serve as Chief Financial Officer of Lottomatica and GTECH, Mr. DeSocio will serve as Chief Administrative Officer of Lottomatica and GTECH and the other Covered Officers will continue to serve in their current capacities with GTECH following completion of the proposed merger. The annual base salaries of the Covered Officers will remain at the current levels (except for Mr. DeSocio, whose annual base salary will increase by $25,000, and Mr. Patel, whose annual base salary will increase by $35,000), and they will be entitled to a level of benefits during the term of their new employment agreements that are substantially similar to the level of benefits provided generally to other senior executives of Lottomatica, and executive perquisites substantially equivalent to the perquisites that the executives are currently entitled to receive. Each Covered Officer’s target bonus will remain at the same percentage of annual base salary that is currently in effect (except that Mr. DeSocio’s target bonus will increase from 65% of his annual base salary to 75% of his annual base salary).

Pursuant to the new employment agreements, in the event of a termination of a Covered Officer’s employment for any reason other than cause or a resignation by the Covered Officer for good reason (as such terms are defined in the new agreements) during the 18-month period following a change in control (which includes the proposed merger), the Covered Officer will be entitled to substantially the same payments and benefits set forth in his current change in control agreement (except in the case of Ms. Laverty O’Connor, who does not have a change in control agreement). Pursuant to the current change in control agreements, executives would be entitled to severance and other post-termination benefits in the event of a termination of employment during the three-year period following a change in control. See “ — Change in Control Agreements” on page 42 for a description of the benefits that each executive officer (other than Ms. Laverty O’Connor) would receive pursuant to his existing change in control agreement in the event of a qualifying termination of his employment during the three-year period following a change in control (which includes the proposed merger) including, without limitation, the right to a gross-up payment to make the executive whole for any effect of any payments being subject to the excise tax on golden parachute payments. The new employment agreements will also provide for certain payments and benefits to an executive in the event of qualifying termination of the executive’s employment that is not within 18 months after a change in control. Upon such a termination, the executive will be entitled to receive: (i) an amount equal to 18 months of the executive’s most recent annual base salary, payable in installments over 18 months, (ii) a lump-sum cash payment in an amount equal to 1.5 times the average performance bonus paid or payable to the executive for his or her three most recent completed fiscal years of employment and (iii) a prorated performance bonus, if any, payable with respect to the fiscal year of termination, payable at the same time as other executives receive such bonuses and based on the executive’s actual performance during the year. In addition, the executive will continue to receive certain life insurance, perquisite and tax preparation benefits for 18 months following termination, and will continue to receive certain medical benefits for the remainder of the term of the employment agreement and an additional period of 18 months thereafter. The executive will fully vest in all benefits accrued under any employee benefit plans, other than qualified retirement plans, and to the extent that the executive is not fully vested in all qualified retirement plans, he or she will receive a payment equal to any unvested portion of his or her accounts in such retirement plans. Furthermore, any unvested retention equity awards (or, in the case of Mr. Patel, any unvested equity awards) granted pursuant to the new employment agreement (as described below) then held by the executive will become fully vested, and the executive will be entitled to exercise any vested stock options that he or she holds until the earlier of 18 months from the date of termination of employment or the date such stock options expire.

In the event of a termination of an executive’s employment as a result of retirement (which cannot occur until the fifth anniversary of the proposed merger and until the sum of his or her age and years of service with Lottomatica and GTECH is at least 65), any vested stock options that the executive holds will remain exercisable until they expire, and the executive will be entitled to accelerated vesting of some or all of the unvested restricted stock units that were granted pursuant to the employment agreement. The percentage of unvested awards that accelerates will depend on the executive’s age and years of service at the time of retirement.

The new employment agreements provide that Lottomatica will enter into a tax equalization agreement with the applicable executive to make the executive whole to the extent that his or her total tax liability under both United States and Italian tax laws is in excess of the total tax liability if the executive was only subject to tax under United States laws.

Mr. Sweitzer’s new employment agreement will also provide that upon his retirement, GTECH will enter into a five year consulting arrangement with Mr. Sweitzer.

Management Equity Reinvestment.  The new employment agreements with each of the Covered Officers (other than Ms. Laverty O’Connor) will also provide that each such officer currently holding GTECH shares will invest at least 50% of his net after-tax payments received as merger consideration or option proceeds to purchase newly issued shares of Lottomatica stock after completion of the proposed merger, at the rights issue price established in the rights issue described under the caption “The Proposed Merger — Financing”. By virtue of these investments, unlike our other stockholders, these officers will have an opportunity to share in the growth of the surviving corporation after the proposed merger. Pursuant to the terms of the new employment agreements, the shares will not be transferable until the earlier of the three-year anniversary of the effective date of the proposed merger and the termination of the applicable executive’s employment with Lottomatica and/or GTECH.

Equity Based Grants.  The new employment agreements will provide that the Covered Officers will be eligible for annual grants of stock options and other equity-based awards under Lottomatica’s long-term incentive plans. Of such future equity grants, at least 35% will consist of restricted stock units that will be settled in fully vested shares of Lottomatica stock upon the achievement of target performance goals. In addition, within 60 days following completion of the proposed merger, each Covered Officer (other than Ms. Laverty O’Connor) will be entitled to a grant of equity-based awards that have a value set forth in the table below. The value of such awards on the grant date will be split 65% stock options (the value of which will be determined on a Black-Scholes basis) and 35% restricted stock units (the value of which will be determined based on the price of Lottomatica’s stock on the grant date). The stock options will vest in a manner consistent with stock options granted to other senior executives of Lottomatica. The restricted stock units will vest upon the achievement of target performance goals in a manner consistent with the equity compensation policies for other senior executives of Lottomatica.

The new employment agreements provide that Lottomatica may substitute equivalent awards payable in cash for any stock options or restricted stock units granted pursuant to the employment agreements.

The value of shares subject to each Covered Officer’s awards will be as provided in the following table:

		Value

Mr. Turner	Options	$3,900,000

	RSUs	$2,100,000

	Total	$6,000,000

Mr. DeSocio	Options	$796,250

	RSUs	$428,750

	Total	$1,225,000

Mr. Patel	Options	$1,365,000

	RSUs	$735,000

	Total	$2,100,000

Mr. Sweitzer	Options	$731,250

	RSUs	$393,750

	Total	$1,125,000

Following completion of the proposed merger, and pursuant to the terms of his or her new employment agreement, each Covered Officer will also be entitled to a retention equity award of restricted stock units with respect to a number shares of Lottomatica stock, payable in fully vested shares of Lottomatica stock over a five-year period. The awards will vest and be payable in five annual installments, on each of the first five anniversaries of the completion of the proposed merger, provided that such officer is still employed by Lottomatica on the relevant vesting dates. The Covered Officers will be entitled to restricted stock units with respect to the following numbers of shares that have the following values (based on a price of Lottomatica’s stock equal to $43.95 per share): Turner (232,500, $10,218,375), Patel (82,600, $3,630,270), DeSocio (34,500, $1,516,275), and Laverty O’Connor (12,500, $549,375). Mr Sweitzer will be entitled to 16,000 restricted stock units with a value of $703,200 for his two year employment term, with an additional award of 8,000 restricted stock units with a value of $351,600 for each year his employment term is extended. In the event of a subsequent change in control following the proposed merger, any Lottomatica equity awards then held by such officer that have not vested will become fully vested and, in the case of stock options, immediately exercisable.

Arrangements with Other Executive Officers.  Prior to completion of the proposed merger, Messrs. Pieri and Plourde are expected to enter into amended severance agreements and change in control agreements, in substitution for their existing severance agreements and change in control agreements, containing provisions substantially similar to the terms and conditions summarized above with respect to such matters for the Covered Officers. In consideration of such amended severance agreements and change of control agreements, Messrs. Pieri and Plourde will each invest 25% of his net after-tax payments received as merger consideration to purchase newly issued shares of Lottomatica stock after completion of the proposed merger, at the rights issue price established in the rights issue described under the caption “The Proposed Merger — Financing.” Both Messrs. Pieri and Plourde are also expected to receive a grant of equity-based awards that have a value of $175,000 and $350,000, respectively. In addition, Messrs. Pieri and Plourde are expected to receive a grant of retention equity awards of restricted stock units on the same terms and conditions as summarized above with respect to the Covered Officers that have a value of $472,463 and $560,363, respectively.

Participation on Lottomatica’s Board

Our directors Messrs. Turner, Dewey, McCann and Ruys have accepted invitations to join the Lottomatica Board of Directors after completion of the proposed merger. Further, Lottomatica currently intends to nominate Mr. Dewey to become Vice Chairman of the Lottomatica Board of Directors. Sir Jeremy Hanley, a current GTECH director, has also been invited to join Lottomatica’s compliance committee.

  Indemnification of Officers and Directors

Following completion of the proposed merger,

•	the surviving corporation shall honor all rights to indemnification and exculpation of our or our subsidiaries’ current or former directors and officers in respect of liabilities for acts or omissions occurring at or prior to the completion of the proposed merger as provided in their respective organizational documents or other agreements in effect on the date of the merger agreement; and

•	for six years after completion of the proposed merger, the surviving corporation will maintain in effect GTECH’s directors’ and officers’ liability insurance covering acts and omissions occurring on or prior to completion of the proposed merger on terms no less favorable than those in effect on the date of the merger agreement (except that the maximum annual premium that the surviving corporation must pay in respect of such insurance need not exceed 300% of the annual premiums paid by GTECH as of the date of the merger agreement for such insurance).

  Officer Compensation Increases

GTECH has reserved the right, prior to completion of the proposed merger, to grant to its officers compensation increases averaging 3.5% as part of the annual compensation review. The aggregate value of such increases will not be more than $200,000.

  Benefit Arrangements with Acquisition Co

The surviving corporation has agreed, until December 31, 2006, to either maintain our employee benefit plans and agreements (other than equity-based plans and change-in-control plans) at the level in effect on January 10, 2006, or provide benefits that are not less favorable in the aggregate than the benefits provided to employees on January 10, 2006 (excluding any value attributable to equity-based compensation and change-in-control benefits), except that the surviving corporation may amend or terminate any employee benefit plan or agreement in accordance with its terms. In addition, the surviving corporation has agreed to honor each of our employment, severance, termination and deferred compensation agreements, plans and policies. The surviving corporation will also, subject to specified limitations, maintain GTECH’s various incentive plans in accordance with their terms with respect to all performance periods under such incentive plans commencing prior to completion of the proposed merger and ending upon the earlier of the end of such performance period and December 31, 2006. The merger agreement provides for other benefit arrangements for specified periods. See the section captioned “The Merger Agreement — Employee Obligations” on page 66.

Financing

The proposed merger is conditioned upon Lottomatica obtaining acquisition financing. Gold Holding and Lottomatica estimate that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $5.3 billion, which includes approximately $4.6 billion to be paid to GTECH’s stockholders and holders of other equity-based interests in GTECH, with the remaining to be applied to pay related fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions (including refinancing).

Lottomatica and its subsidiaries have represented that they will fund the proposed merger through:

•	available cash (including at least $370 million of cash and cash equivalents required to be on hand at GTECH on the closing date of the proposed merger);

•	the proceeds of a rights issue by Lottomatica of approximately €1.4 billion (approximately $1.67 billion as of February 14, 2006), which we refer to as the rights issue;

•	the proceeds of $2.26 billion of senior term loans, to be extended to Acquisition Co, which loans will be guaranteed by Lottomatica and certain of its subsidiaries; and

•	the proceeds of €750 million (approximately $951 million as of May 4, 2006) of subordinated interest-deferrable capital securities issued by Lottomatica.

Subject to certain conditions precedent summarized below, affiliates of Credit Suisse and Goldman Sachs (i) have agreed, to enter into an underwriting agreement pursuant to which they will underwrite (severally and not jointly) the shares to be issued in connection with Lottomatica’s rights issue (net of the shares to be subscribed for by De Agostini and its indirect subsidiary Nuova Tirrena S.p.A., pursuant to their subscription rights and any shares which Mediobanca - Banca di Credito Finanziario S.p.A., as beneficiary of a swap agreement with De Agostini covering 6,198,773 shares of Lottomatica stock, may undertake to subscribe for), which remain unsubscribed following the rights issue; (ii) have agreed to enter into a subscription agreement pursuant to which they will procure subscribers for, or failing which, subscribe for (severally and not jointly) Lottomatica’s issuance of subordinated interest-deferrable capital securities; and (iii) have committed to provide the senior debt financing.

Pursuant to the merger agreement, Gold Holding and Acquisition Co are obligated to use their reasonable best efforts to obtain the acquisition financing as promptly as practicable (subject to the limitations described under the caption “The Merger Agreement — Efforts to Complete the Proposed Merger”) on the terms and conditions described in the agreements and commitments in respect thereof, including using their reasonable best efforts to (i) negotiate definitive agreements with respect to the acquisition financing and (ii) satisfy all conditions applicable to such parties contained in such definitive agreements. In addition, pursuant to the merger agreement, Lottomatica is obligated to use its reasonable best efforts to obtain the acquisition financing as soon as practicable (subject to the limitations described under the caption “The Merger Agreement — Efforts to Complete the Proposed Merger”). In the event that any portion of the acquisition financing becomes unavailable in the manner or from the sources contemplated in the agreements in respect thereof, Gold Holding is obligated to use its reasonable best efforts to arrange alternative financing that, taken as a whole (including the credit rating arising therefrom), is in all material respects no less favorable to Gold Holding and its affiliates (as determined by Gold Holding in its reasonable judgment).

The financing is subject to several conditions precedent, as summarized below. As of the date of this proxy statement, there are no commitments for alternative financing in the event the financing described herein is not available as anticipated. As a result, we can not assure you that the condition to Gold Holding’s and Acquisition Co’s obligation to complete the proposed merger regarding receipt of such financing will be satisfied.

  Lottomatica’s Rights Issue

Lottomatica and its subsidiaries intend to fund a portion of the merger consideration by way of a rights issue to the existing shareholders of Lottomatica that will entitle them to subscribe for newly issued Lottomatica ordinary shares at a discount to the then-current market price thereof. The rights issue requires the approval of Lottomatica’s board of directors as well as Lottomatica’s shareholders. In the merger agreement, Lottomatica has agreed that its board will take all corporate action necessary to complete the rights issue and otherwise to use its reasonable best efforts to complete the rights issue. In addition, as described under the caption “The De Agostini Undertaking”, De Agostini has agreed to vote in favor of Lottomatica’s rights issue (thereby assuring that the issue will be approved by such shareholders) and to exercise and procure the exercise by its indirect subsidiary Nuova Tirrena S.p.A. in full of the subscription rights pertaining to their respective share ownerships currently equal in the aggregate to approximately 58% of Lottomatica’s share capital (together with any additional shares that they may acquire). Affiliates of Credit Suisse and Goldman Sachs have agreed to enter into an underwriting agreement pursuant to which they will underwrite (severally and not jointly) the shares to be issued in connection with the Lottomatica’s rights issue (net of the shares to be subscribed for by De Agostini and its indirect subsidiary Nuova Tirrena S.p.A., pursuant to their subscription rights and any shares which Mediobanca - Banca di Credito Finanziario S.p.A., as beneficiary of a swap agreement with De Agostini covering 6,198,773 shares of Lottomatica stock, may undertake to subscribe for), which remain unsubscribed following the rights issue. The rights issue was approved by Lottomatica’s shareholders in April 2006, and is expected to be launched in May 2006 and to close in June 2006.

The commitments of the affiliates of Credit Suisse and Goldman Sachs described in the preceding paragraph are subject to specified conditions, including, among others:

•	validity, enforceability and effectiveness of approval of the rights issue by Lottomatica’s board of directors and its shareholders and related corporate formalities;

•	the validity, binding effect and enforceability of the agreements entered into with Lottomatica and/or De Agostini in respect of the rights issue and the merger agreement, which we refer to as the underwriting agreements;

•	the absence of conflicts with or violations of Lottomatica’s organizational documents, contracts, instrument or applicable laws or regulations as a result of the execution or performance of the terms of the underwriting agreements, that could result in a material adverse effect to the proposed merger or rights issue;

•	the absence of any breach by Lottomatica of any material obligations under the underwriting agreements;

•	the absence of any circumstance which would make the completion of the proposed merger or the rights issue unlawful, impossible, or reasonably impractical;

•	Lottomatica’s obtaining a private corporate assessment of its corporate and senior loan credit rating of at least Baa3/BBB- by Moody’s Investors Service and Standard & Poor’s, respectively, assuming completion of the proposed merger;

•	the absence of a suspension or revocation of trading in respect of Lottomatica’s ordinary shares on the Borsa Italiana on or prior to the underwriting date, subject to specified exceptions;

•	the receipt, validity, and effectiveness of all required permits, consents, authorizations and approvals, and the making of all filings or registrations necessary to consummate the rights issue;

•	the absence of any event in relation to the proposed merger or the rights issue that could result in either of the applicable Credit Suisse or Goldman Sachs affiliates acting contrary to any order of any court, arbitral body, administrative body or any law, regulation, treaty or official directive or request applicable to it;

•	the absence of a material adverse effect (which is defined in a manner substantially consistent with that described below under “The Merger Agreement — Conditions to the Proposed Merger”) on Lottomatica, GTECH and their respective subsidiaries, taken as a whole;

•	the absence of a “market mac” (subject to certain specific exceptions), which generally relates to adverse changes, developments or events in generally prevailing national or international monetary, financial or economic market conditions or currency exchange rates that, in the reasonable opinion of the underwriters are material and adverse and likely to prejudice materially the success of the rights issue, as well as any general moratorium on Italian, UK or US commercial banking activities or the escalation or outbreak of hostilities and/or acts of terrorism, in each case that, in the reasonable opinion of the underwriters, are material and adverse and likely to prejudice the success of the rights issue;

•	the truth and correctness in all material respects of Lottomatica’s and De Agostini’s representations contained in the underwriting agreements, and performance of all Lottomatica’s and De Agostini’s undertakings in the underwriting documents in all material respects;

•	the per share merger consideration not exceeding $35.00;

•	De Agostini’s subscribing for, and procuring its indirect subsidiary Nuova Tirrena S.p.A.’s subscription for, the shares issuable pursuant to De Agostini’s and Nuova Tirrena’s subscription rights;

•	De Agostini must have not terminated its undertaking to take the actions described in the previous bullet; and

•	receipt by the underwriters of legal opinions and comfort letters.

  Senior Credit Facilities

Lottomatica and its subsidiaries have represented to us that they will fund a portion of the merger consideration with borrowings under new senior credit facilities for which Acquisition Co has obtained commitments from affiliates of Credit Suisse and Goldman Sachs. Acquisition Co’s borrowings will be guaranteed by Lottomatica and certain of its and our subsidiaries. Lottomatica expects a definitive credit agreement in respect of such commitments to be entered into on or about the date hereof. The commitments of the affiliates of Credit Suisse and Goldman Sachs are subject to specified conditions, including, among others:

•	negotiation, execution and delivery of definitive financing documentation;

•	the absence of a material adverse effect (which is defined in a manner substantially consistent with that described above under “Conditions to the Proposed Merger”) on Lottomatica and GTECH and their respective subsidiaries, taken as a whole;

•	no change in Moody’s and S&P’s public announcements as of January 10, 2006, issuing corporate credit ratings with respect to the combined group resulting from the proposed merger of at least Baa3 and BBB-, respectively on completion of the proposed merger;

•	the capitalization of Gold Holding and Acquisition Co on specified terms;

•	receipt by Lottomatica of the contemplated proceeds of the rights issue and subordinated interest-deferrable capital securities issue;

•	receipt of required consents and approvals in connection with the senior credit facilities and those expressly required by the terms of the merger agreement;

•	receipt of satisfactory lien and judgment searches in respect of each obligor under the senior credit facilities;

•	receipt of legal opinions and confirmation that required insurance is in full force and effect;

•	payment of fees and expenses incurred in connection with the initial drawdown under the senior credit facilities;

•	receipt of evidence that GTECH indebtedness, other than specified debt to remain outstanding, has been repaid (or will be repaid at completion of the proposed merger);

•	accuracy of specified representations relating to GTECH and Lottomatica;

•	no event of default or potential event of default in respect of the senior facilities;

•	confirmation that $370 million is available in cash at GTECH; and

•	receipt of customary corporate documentation.

  Subordinated Interest-Deferrable Capital Securities

Lottomatica and its subsidiaries have represented to us that Lottomatica will fund a portion of the merger consideration with an issue of €750 million of subordinated interest-deferrable capital securities. Lottomatica currently expects the securities to be issued in May 2006. Affiliates of Credit Suisse and Goldman Sachs have agreed to enter into a subscription agreement for Lottomatica’s issue of subordinated interest-deferrable capital securities to subscribe for any such securities not subscribed for by third parties. The foregoing commitments of the affiliates of Credit Suisse and Goldman Sachs are subject to specified conditions, including, among others:

•	negotiation, execution and delivery of definitive financing documentation;

•	preparation and delivery of a preliminary and final offering circular in a form customary for offerings of high-yield securities, the provision of other specified information and compliance with specified marketing obligations;

•	the absence of any material adverse effect (which is defined in a manner substantially consistent with that described above under “Conditions to the Proposed Merger”) on Lottomatica, GTECH and their respective subsidiaries, taken as a whole;

•	Lottomatica and its subsidiaries, taken as a whole, having a corporate credit rating of at least Baa3/BBB-by Moody’s Investors Service and Standard & Poor’s, respectively, upon completion of the proposed merger;

•	the capitalization of Gold Holding and Acquisition Co on specified terms;

•	receipt by Lottomatica and Acquisition Co of the contemplated proceeds of the rights issue and borrowings under the senior credit facilities;

•	receipt of required consents and approvals in connection with the subordinated interest-deferrable capital securities and those expressly required by the terms of the merger agreement;

•	validity and enforceability of definitive financing documents and merger documents, which shall not be in conflict with the organizational documents of Lottomatica, applicable law, or any contract or other agreement or instrument to which it is a party;

•	accuracy of specified representations relating to GTECH and Lottomatica;

•	receipt of legal opinions, 10b-5 disclosure letters and comfort letters;

•	receipt of evidence that GTECH indebtedness, other than specified debt to remain outstanding, has been repaid (or will be repaid at completion of the proposed merger);

•	confirmation that $370 million is available in cash at GTECH;

•	payment of fees and expenses incurred in connection with the issue of the subordinated interest-deferrable capital securities; and

•	receipt of customary corporate certificates and related deliverables.

The De Agostini Undertaking

Concurrently with the merger agreement, on January 10, 2006, we entered into an agreement with De Agostini S.p.A., the majority stockholder of Lottomatica, pursuant to which De Agostini has agreed, subject to certain conditions, to vote in favor of the rights issue in connection with the completion of the merger and to exercise its full, direct and indirect, pro-rata share of such rights issue. The rights issue was approved by Lottomatica’s shareholders in April 2006.

REGULATORY MATTERS

As described above under “Conditions to the Proposed Merger”, the obligations of GTECH, Lottomatica, Gold Holding and Acquisition Co to effect the proposed merger are subject to the satisfaction or waiver of, among other conditions, the termination or expiration of any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the European Community Merger Regulation.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the proposed merger may not be completed until specified information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On February 7, 2006, GTECH and on February 9, 2006, De Agostini, filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission. On February 17, 2006, the Federal Trade Commission granted GTECH and De Agostini an early termination of the Hart-Scott-Rodino waiting period.

European Community Merger Regulation 139/2004 requires that transactions such as the proposed merger may not be completed until specified information has been submitted to the European Commission and the proposed merger has been approved. On April 7, 2006, Lottomatica filed the required information with the European Commission.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, or those stockholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals, stockholders who exercise their appraisal rights under Delaware law, entities or arrangements treated as partnerships, trusts or estates for U.S. federal income tax purposes and partners and beneficiaries in such entities or arrangements, our stockholders who hold shares of our common stock as part of a hedging, “straddle”, conversion or other integrated transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan). In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

The receipt of cash in the proposed merger will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of shares of our common stock will recognize gain or loss upon a surrender of our common stock in the proposed merger in an amount equal to the difference between the holder’s adjusted tax basis in shares of common stock surrendered and the amount of cash received by the holder. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, the payor generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the proposed merger, unless the stockholder or other payee (1) is a corporation or comes within another exempt category and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the proposed merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the proposed merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The foregoing discussion of the material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the proposed merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the proposed merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Proposed Merger

The merger agreement provides that, on the third business day following the satisfaction or waiver of the conditions to the proposed merger, including the adoption of the merger agreement by our stockholders, Acquisition Co, a wholly owned indirect subsidiary of Lottomatica, will merge with and into us, with GTECH continuing as the surviving corporation. As a result of the proposed merger, we will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Lottomatica. Following the satisfaction or waiver of the conditions to the proposed merger, the proposed merger will be effective at the time a certificate of merger is duly filed with the office of the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties to the merger agreement and specified in the certificate of merger filed with the Secretary of State).

We expect that the proposed merger will be completed in mid-2006, after all conditions to the proposed merger have been satisfied or waived. In addition to the other conditions described under the caption “— Conditions to the Proposed Merger” on page 57, the proposed merger is subject to the availability of financing to be arranged by Lottomatica and its subsidiaries as described under the caption “The Proposed Merger — Financing” on page 49. The rights issue was approved by Lottomatica’s shareholders in April 2006 and is scheduled for launch in May 2006 and the subordinated interest-deferrable capital securities are currently expected to be issued in May 2006. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived, however, we intend to complete the proposed merger as promptly as practicable.

Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation

Upon completion of the proposed merger, the certificate of incorporation of GTECH, as in effect immediately prior to the completion of the proposed merger will be amended in accordance with the terms of the merger agreement. The by-laws of Acquisition Co as in effect immediately prior to the completion of the proposed merger will be the by-laws of the surviving corporation. In addition, the directors of Acquisition Co immediately prior to the completion of the proposed merger will become the directors of the surviving corporation. The officers of GTECH will remain the officers of the surviving corporation.

Merger Consideration

If the proposed merger is completed, at the time the proposed merger is completed, each issued and outstanding share of GTECH common stock (other than shares held by GTECH, Lottomatica or any of their respective subsidiaries that will be canceled and shares held by holders who properly elect to exercise appraisal rights under Delaware law) will be converted into the right to receive $35.00 in cash, without interest. Upon completion of the proposed merger, each holder of a certificate representing shares of GTECH common stock will cease to have any voting or other rights with respect to those shares, except the right to receive the $35.00 per share merger consideration.

Prior to the completion of the proposed merger, Gold Holding will select a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration. Immediately following the completion of the proposed merger, Gold Holding will deliver to the paying agent all cash necessary to pay the aggregate merger consideration. As soon as reasonably practicable after the completion of the proposed merger, the paying agent will mail a letter of transmittal to each holder of record immediately prior to the completion of the proposed merger. The letter of transmittal will explain how to surrender your GTECH common stock certificates in exchange for the per share merger consideration. Please do not send your GTECH common stock certificates with your proxy card. You should send them only in compliance with the instructions that will be provided in the letter of transmittal.  Holders who surrender their certificates to the paying agent, together with a properly completed letter of transmittal and any other documents reasonably required by the paying agent, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by the surviving corporation, to post a bond in a reasonable amount as directed by the surviving corporation to indemnify against any claim that may be made against the surviving corporation with respect to the certificates. In addition, a person other than the person in whose name a surrendered certificate is registered may receive the merger consideration if the certificate has been properly endorsed and the person requesting payment pays any transfer or other taxes arising by reason of the payment to a person other than the registered holder of the certificate unless the holder can establish to the satisfaction of Gold Holding that the tax has been paid or is not applicable.

None of Lottomatica, Gold Holding, Acquisition Co, us or the paying agent or any of our respective affiliates will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The merger agreement also provides that any amounts due in respect of a certificate that has not been surrendered within three years after the completion of the proposed merger (or immediately prior to any earlier date on which such amount would otherwise escheat to or become the property of any governmental entity) will to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Employee Stock Options and Other Equity Awards

The merger agreement provides that, in general, upon completion of the proposed merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, including options held by our directors and executive officers, will be cancelled in consideration for a cash payment, without interest, equal to the excess, if any, of $35.00 over the per share exercise price for the option multiplied by the number of shares subject to the option. In addition, the merger agreement provides that, in general, upon completion of the proposed merger, each outstanding share of our common stock subject to transfer restrictions or forfeiture back to GTECH will be converted into the right to receive $35.00 in cash, without interest.

With respect to the ESPP, pursuant to the merger agreement, immediately prior to the completion of the merger, each participant’s accumulated payroll deductions shall be used to purchase shares of GTECH common stock in accordance with the terms of the ESPP (which provides that the shares will be purchased at a price per share equal to the lower of 85% of the closing price of the shares on the first day of the ESPP offering period or 85% of the $35.00 per share merger consideration), and the shares of GTECH common stock purchased thereunder shall be canceled upon completion of the merger and converted into the right to receive the merger consideration.

Stockholders Seeking Appraisal

The merger agreement provides that each outstanding share of GTECH common stock held by holders who properly elect to exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration, unless the holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal. Should a holder of GTECH common stock fail to perfect or otherwise waive, withdraw or lose the right to appraisal, then the right of such holder to be paid the fair value of such holder’s shares in accordance with the appraisal proceedings shall cease and such shares shall be deemed to have been converted as of the completion of the proposed merger into, and to have become exchangeable solely for, the right to receive the merger consideration. See the section captioned “Appraisal Rights” on page 68 for a description of the material provision of the Delaware statutory procedures required to be followed in order to perfect appraisal rights.

We are obligated under the merger agreement to give Gold Holding prompt notice of demands for appraisal and we may not make any payment with respect to, or settle or offer to settle, any demand for appraisal without Gold Holding’s prior written consent.

Conditions to the Proposed Merger

Conditions to Each Party’s Obligation To Complete the Proposed Merger.  Each party’s obligation to complete the proposed merger is subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	As required by Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

•	Any waiting period (and any extension thereof) applicable to the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the European Community Merger Regulation shall have been terminated or expired.

•	No law, injunction or order preventing the completion of the proposed merger may be in effect.

Conditions to Obligations of Gold Holding and Acquisition Co To Complete the Proposed Merger.  The obligations of Gold Holding and Acquisition Co to complete the proposed merger are further subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	Lottomatica must have obtained and maintained a corporate and senior loan credit rating of at least Baa3/BBB– by Moody’s Investors Service and Standard & Poor’s, respectively, assuming completion of the proposed merger.

•	The financing arranged by Lottomatica and its subsidiaries to fund the proposed merger and related transactions (or alternative financing that, taken as a whole, including the credit rating arising therefrom, is in all material respects no less favorable to Gold Holding and its affiliates, as determined by Gold Holding in its reasonable judgment) must be available and, to the extent needed to fund the proposed merger, received. The availability of this financing is subject to specified conditions, which are described under the caption “The Proposed Merger — Financing” on page 49.

•	Consents expressly required for a change in control under GTECH’s Georgia, Illinois, New York and Rhode Island lottery contracts must be received and be in effect.

•	The counterparties to specified lottery contracts representing at least 87.5% of the aggregate revenues pursuant to all such specified lottery contracts over the 12 month period ending November 30, 2005 shall have provided reasonably satisfactory oral or written confirmation that the completion of the proposed merger will not result in the termination of, or the commencement of formal termination procedures in respect of, those lottery contracts. The specified lottery contracts are: Texas, California, Florida, Michigan, Missouri, New Jersey, Ohio, Wisconsin and the United Kingdom. The failure to receive confirmation with respect to any of the Texas, California and United Kingdom contracts will cause this condition not to be satisfied.

•	There must be no termination of, and no commencement or receipt of written notice of commencement of formal termination procedures (except to the extent withdrawn or terminated) in respect of (i) any of GTECH’s Georgia, Illinois, New York and Rhode Island lottery contracts and (ii) lottery contracts specified in the preceding bullet representing at least 90% of the aggregate revenues pursuant to all such lottery contracts over the 12 month period ending November 30, 2005. The termination of, or commencement or receipt of written notice of commencement of formal termination procedures (except to the extent withdrawn or terminated) in respect of, any of the Texas, California, United Kingdom and Michigan contracts (as well as any of the contracts specified in clause (i) above) will cause this condition not to be satisfied.

•	On the closing date of the proposed merger, GTECH must have at least $400 million of unrestricted cash (or cash equivalents). If GTECH gives Gold Holding written notice of the estimated cash and cash equivalents to be available on the closing date at least 15 business days prior to the closing date, this condition will be deemed satisfied by $370 million of unrestricted cash (or cash equivalents).

•	No event, development, circumstance or occurrence shall have occurred that would reasonably be expected to have a material adverse effect, as defined in the merger agreement and described below, and Gold Holding must have received a certificate signed by our chief executive officer and chief financial officer certifying compliance with this condition.

•	GTECH must not be in breach of any of its obligations under the Atronic agreements to the extent such breach would, and there must not have occurred any other event that would, in either case, be reasonably likely to permit the other parties to such agreements to terminate such agreements.

•	The amendments to the Atronic agreements dated January 10, 2006, which are more fully described in GTECH’s Form 8-K filed with the SEC on January 10, 2006, must be in full force and effect.

•	Holders of no more than 10% of GTECH’s common stock outstanding immediately prior to the completion of the proposed merger shall have validly demanded appraisal of their shares in accordance with Delaware law and not withdrawn their demand or otherwise forfeited and their appraisal rights.

•	The representations and warranties of GTECH with respect to capitalization, authority, execution and delivery, enforceability, brokers and financial advisors, and fairness opinions must be true and correct in all material respects at closing.

•	The representations and warranties of GTECH in the merger agreement (other than those described in the preceding bullet) must be true and correct at closing except to the extent the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect, disregarding all qualifications, limitations and exceptions regarding materiality.

•	GTECH must have complied in all material respects with its obligations under the merger agreement.

•	Gold Holding must have received a certificate signed by GTECH’s chief executive officer and chief financial officer certifying compliance with the conditions summarized in the previous three bullet points.

As defined in the merger agreement, a material adverse effect means any state of facts, change, development, effect or occurrence (any one of which is considered an effect) that is materially adverse to the business, assets, financial condition or results of operations of GTECH and its subsidiaries, taken as a whole. However, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect:

•	any change in the price or trading volume of GTECH’s common stock in and of itself (although the effects underlying such a change may be deemed to constitute, or may be taken into account in determining whether there has been, a material adverse effect);

•	any failure, in and of itself, by GTECH to meet any internal or published projections, forecasts or revenue or earnings predictions (although the effects giving rise to or contributing to such a failure may be deemed to constitute, or may be taken into account in determining whether there has been, a material adverse effect);

•	any effect to the extent resulting from changes affecting the financial or securities markets or the economy in general unless such effect has had, or would reasonably be expected to have, a materially disproportionate impact on the business, assets, financial condition or results of operations of GTECH and its subsidiaries taken as a whole relative to other participants in the lottery or gaming industries;

•	the failure of GTECH or any GTECH subsidiary to be awarded any lottery contract with respect to which a bid or proposal is made (including any bids or proposals pending as of January 10, 2006) or the failure of any customer with respect to any existing lottery contract to renew or replace such lottery contract with GTECH or a GTECH subsidiary and

•	the failure of any executive officer of GTECH to be employed by GTECH at the completion of the proposed merger.

Conditions to Our Obligation to Complete the Proposed Merger.  Our obligation to complete the proposed merger is further subject to the satisfaction or waiver on or prior to the closing date of the proposed merger of the following conditions:

•	The representations and warranties of Lottomatica, Gold Holding and Acquisition Co in the merger agreement must be true and correct at closing except to the extent that the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to (i) impair in any material respect the ability of Lottomatica, Gold Holding or Acquisition Co to perform its obligations under the merger agreement or (ii) prevent or materially impede the completion of the proposed merger or the other transactions contemplated by the merger agreement, in each case, disregarding all qualifications, limitations and exceptions regarding materiality.

•	Each of Lottomatica, Gold Holding and Acquisition Co must have complied in all material respects with its material obligations under the merger agreement.

•	We must have received a certificate signed by an executive officer of each of Lottomatica, Gold Holding and Acquisition Co certifying compliance with the conditions summarized in the previous two bullet points.

Alternative Takeover Proposals; Recommendation of the Board

We have agreed, on behalf of GTECH, its subsidiaries and its representatives, not to solicit, or to enter into any discussions with respect to, any proposal for an alternative merger or other business combination or other acquisition of over 20% of the stock, assets or business of GTECH and its subsidiaries, taken as a whole (we refer to such a proposal as a competing proposal). In addition, we have agreed not to provide or permit to be provided to any person or entity information with respect to any competing proposal. Notwithstanding the foregoing, if prior to the time that GTECH’s stockholders adopt the merger agreement our board of directors receives a written proposal in respect of, or that could reasonably be expected to lead to, an alternative merger or other acquisition of over 50% of the stock or all or substantially all of the assets of GTECH that our board of directors determines in good faith, after consultation with its financial advisors, to have a higher value per share of GTECH common stock than the amount payable per share under the merger agreement and to be reasonably capable of being completed (we refer to such a proposal as a superior proposal), then our board of directors may provide information with respect to GTECH pursuant to a customary confidentiality agreement and participate in discussions regarding such competing proposal. We must promptly advise Gold Holding orally and in writing of any competing proposal or related inquiry, the identity of the person making the competing proposal and the material terms of the competing proposal or inquiry. We are required, unless our board of directors determines that such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, to keep Gold Holding reasonably informed on a current basis of the status and material details of any such competing proposal or inquiry. Subject to our right to withhold information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by our counsel in consultation with counsel to Gold Holding, would be reasonably likely to result in antitrust difficulties for us (or any of our affiliates), we must promptly provide to Gold Holding any non-public information that is provided to the person making such competing proposal which was not previously provided to Gold Holding or Acquisition Co.

In addition, under the merger agreement, our board of directors may not, except as described below under “Right to Accept a Superior Proposal”,

•	withdraw or modify in a manner adverse to Gold Holding or Acquisition Co, or propose publicly to withdraw or modify in a manner adverse to Gold Holding or Acquisition Co, its recommendation of the merger agreement unless, at any time prior to the time that GTECH’s stockholders adopt the merger agreement, it determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties;

•	recommend, adopt or approve any competing proposal or propose publicly to recommend, adopt or approve any competing proposal; or

•	cause or permit GTECH to enter into any agreement relating to, or which is intended to or is reasonably likely to lead to, any competing proposal (other than a confidentiality agreement).

Right to Accept a Superior Proposal

If, prior to the time that GTECH’s stockholders adopt the merger agreement, our board of directors receives a superior proposal, then our board may, having first complied with the notification requirements summarized above under “Alternative Takeover Proposals; Recommendation of the Board” and discussed and taken into account any revised proposal from Gold Holding, after five business days approve and recommend such superior proposal and cause GTECH to terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal. In the event we terminate the merger agreement to enter into an acquisition agreement with respect to a superior proposal, we are required to pay to Gold Holding a termination fee of $163,000,000.

Lottomatica Guarantee

Pursuant to the merger agreement, Lottomatica has absolutely and unconditionally guaranteed to us and the express third party beneficiaries of the merger agreement, as a primary obligor and not merely as a surety, the payment and performance when due of all of the covenants, agreements and obligations of Gold Holding and Acquisition Co, and their respective successors and assigns, contained in the merger agreement. For a description of obligations Lottomatica has assumed in connection with the financing of the proposed merger, see the section captioned “The Proposed Merger — Financing” on page 49.

Representations and Warranties

The merger agreement contains representations and warranties made by GTECH, Lottomatica, Gold Holding and Acquisition Co to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by GTECH to Lottomatica, Gold Holding and Acquisition Co include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	subsidiaries and equity interests;

•	capital structure;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	absence of conflicts with, violations of or default under organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or consummating the proposed merger and related transactions;

•	the consents we are required to obtain and the filings we are required to make in connection with entry into the merger agreement and consummating the proposed merger and related transactions;

•	the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

•	liabilities;

•	the conduct of our business, and the absence of a material adverse effect (as described above under “Conditions to the Merger”), since February 26, 2005;

•	our material contracts and the absence of our material violation of or material default under such contracts;

•	our intellectual property, tax, employee benefit plans, ERISA compliance and excess parachute payments;

•	the absence of litigation;

•	compliance with applicable laws and reporting requirements, including compliance with the Foreign Corrupt Practices Act and similar laws;

•	our permits;

•	our property and assets;

•	the absence of undisclosed broker’s fees;

•	the receipt by us of opinions from our financial advisors;

•	environmental, insurance and labor matters; and

•	gaming fraud and data security and infrastructure.

The representations and warranties made by Lottomatica, Gold Holding and Acquisition Co to GTECH include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	conduct of business and capital structure of Acquisition Co;

•	authorization, execution, delivery and enforceability of the merger agreement, the financing commitments and related matters;

•	the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement, the financing commitments or consummating the merger and related transactions;

•	the consents Lottomatica, Gold Holding and Acquisition Co are required to obtain and the filings such parties are required to make in connection with entering into the merger agreement and consummating the proposed merger and related transactions;

•	the absence of undisclosed broker’s fees;

•	sufficiency and effectiveness of, and no default under, the financing commitments, and absence of undisclosed conditions with respect thereto;

•	adequacy of financial resources; and

•	no qualification of Gold Holding, Acquisition Co or their respective “affiliates” or “associates” in the last three years as an “interested stockholder” of GTECH as such terms are defined in Section 203 of the Delaware General Corporation Law.

Conduct of Business Pending the Merger

From January 10, 2006 until the completion of the proposed merger, GTECH is obligated to, and to cause its subsidiaries to, conduct its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent with doing so, use all commercially reasonable efforts to preserve intact its existing business organization, keep available the services of existing officers and employees and keep its relationships with customers, supplier, licensors, licenses, distributors and others having business dealings with them to the end that its goodwill and ongoing business is unimpaired at the completion of the proposed merger. In addition, from January 10, 2006 to the completion of the proposed merger, GTECH shall not, and shall not permit any of its subsidiaries to, and shall not authorize them to, do any of the following without the prior written consent of Gold Holding (such consent not to be unreasonably withheld or delayed):

•	except for specified exceptions, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	except for specified exceptions, purchase, redeem or otherwise acquire any securities of GTECH or any of its subsidiaries or any rights, warrants or options to acquire any such securities;

•	except for specified exceptions, issue, grant or encumber (A) any shares of its capital stock, (B) any voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	amend its organizational documents;

•	acquire or agree to acquire any business or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions exceeds $5,000,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the completion of any of the transactions contemplated by the merger agreement);

•	except for specified exceptions, (1) grant to any officer, director or employee of GTECH or any GTECH subsidiary any increase in compensation or severance or termination pay, (2) enter into or amend any employment, consulting, severance or termination agreement to increase the benefits payable thereunder or otherwise in any material respect, (3) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, company benefit plan, or company benefit agreement to increase the benefits payable thereunder or otherwise in any material respect, or (4) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement, company benefit plan or company benefit agreement;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of GTECH, except insofar as may have been required by a change in GAAP;

•	except for specified exceptions, sell, lease (as lessor), license or otherwise dispose of or subject to any lien (other than a permitted lien) any properties or assets of GTECH or any GTECH subsidiary;

•	except for specified exceptions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of GTECH or any GTECH subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	except for specified exceptions, make or agree to make any new capital expenditure or expenditures;

•	make or change any material tax election or change any material method of tax accounting except to the extent required to comply with new requirements set forth by the Internal Revenue Service or requirements imposed as a result of being an SEC reporting company, settle or compromise any tax liability or refund having a value greater than $2,000,000, file any amended tax return with respect to any tax having a value greater than $2,000,000, enter into any closing agreement or request any ruling relating to any tax or surrender any right to claim a tax refund having a value greater than $2,000,000;

•	terminate, assign or otherwise alter or amend or waive in a manner material and adverse to GTECH any lottery contract (other than the termination of a lottery contract with a customer that occurs in connection with the entering into of a replacement or renewal lottery contract with such customer and except for alterations, amendments and waivers under any lottery contract that, taken as a whole, are not material and adverse to GTECH in respect of such lottery contract);

•	enter into any lease (including renewals) of real property, except in the ordinary course of business, including to the extent necessary to provide services to any customer pursuant to the terms of any lottery contract;

•	enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any contract or agreement which is or, if applicable, would be, a material contract or is or would be material to GTECH or GTECH’s subsidiaries other than material purchase contracts in the ordinary course of business and not in excess of $10,000,000;

•	except in connection with hedging transactions entered into in the ordinary course of business, enter into any hedging or swap arrangements or contracts or other similar financing instruments or redeem, repurchase, prepay, defease or otherwise acquire any of GTECH’s senior notes;

•	settle or dismiss any suit, action or claim threatened against, relating to or involving GTECH and any GTECH subsidiary in connection with any business, asset or property of GTECH and any GTECH subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $5,000,000 or in a manner that would prohibit or materially restrict in any material respect the operation of GTECH;

•	except to the extent necessary to take any actions that GTECH is otherwise permitted to take pursuant to the merger agreement, waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

•	enter into or make any proposal for any lottery contract with respect to which GTECH or any GTECH subsidiary expects to incur expenses of more than $10,000,000 in any year, or renew or extend any lottery contract other than on terms no less favorable to GTECH than the terms of such lottery contract, taken as a whole, immediately prior to such renewal or extension;

•	fail to (x) timely file or furnish to or with the SEC all reports required to be filed or furnished or (y) comply in all materials in respect with the requirements of the Sarbanes-Oxley Act applicable to it;

•	accelerate the receipt of amounts due with respect to accounts receivable or lengthen the customary period for payment of accounts payable; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Efforts to Complete the Proposed Merger

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the proposed merger and the other transactions contemplated by the merger agreement, including to the extent consistent with its obligation to use its reasonable best efforts:

•	obtaining necessary actions or non-actions, waivers and consents from governmental entities that are required to be obtained to satisfy the antitrust and lottery consent conditions to the proposed merger, and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain a consent or waiver from any governmental entity that is required to be obtained to satisfy the antitrust and lottery consent conditions to the proposed merger;

•	executing and delivering any additional instruments necessary to complete the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement; and

•	avoiding the entry of, having lifted, vacated, or terminated, any injunction, decree, order or judgment that would restrain, prevent, or delay the completion of the proposed merger.

The foregoing obligations shall not require Gold Holding or any of its affiliates:

•	to divest any shares, assets or businesses;

•	to divest or limit their freedom of action with respect to any shares, assets or businesses of GTECH or its subsidiaries;

•	to amend any lottery contract; or

•	to hold Lottomatica’s stockholders’ meeting to approve the rights issue before the first ordinary general meeting of stockholders after January 10, 2006, which took place in April 2006. For a description of obligations Lottomatica has assumed in connection with the financing of the proposed merger, see the section captioned “The Proposed Merger — Financing” on page 49.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the proposed merger:

•	by mutual written consent of Lottomatica, its subsidiaries party to the merger agreement, and GTECH.

•	by either Gold Holding or GTECH if:

–	the proposed merger is not completed on or before October 10, 2006, unless a breach by the party seeking to terminate the merger agreement is the principal cause of the failure to complete the proposed merger;

–	an unappealable law, order or injunction issued by a governmental entity prohibits the proposed merger; or

–	our stockholders do not approve the merger agreement at a special meeting called for that purpose.

•	by Gold Holding if:

–	GTECH breaches any of its representations, warranties or covenants in a manner that would result in the failure of a condition to Gold Holding’s and Acquisition Co’s obligation to complete the proposed merger and such failure is incapable of being cured by October 10, 2006 (unless Gold Holding was the principal cause of the failure);

–	any event occurs that would cause the acquisition financing condition or the Lottomatica ratings condition to fail and such failure is incapable of being cured by October 10, 2006 (unless Gold Holding was the principal cause of the failure); or

–	prior to the adoption of the merger agreement by the GTECH stockholders, our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or publicly proposes to do so.

•	by GTECH if:

–	Lottomatica, Gold Holding or Acquisition Co breaches any of its representations, warranties or covenants in a manner that would result in the failure of a condition to GTECH’s obligation to complete the proposed merger and such failure is incapable of being cured by October 10, 2006 (unless GTECH was the principal cause of such failure);

–	any event occurs that would cause the acquisition financing condition to fail and such failure is incapable of being cured by October 10, 2006 (unless GTECH was the principal cause of such failure); or

–	prior to the adoption of the merger agreement by the GTECH stockholders, our board of directors terminates the merger agreement and causes GTECH to enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”.

Termination Fees

Termination Fee Payable by GTECH.  Under the merger agreement, GTECH must pay to Gold Holding a termination fee of $163,000,000 if:

•	GTECH terminates the merger agreement because our board of directors exercises its rights to cause GTECH to enter into an acquisition agreement with respect to a superior proposal as described above under “Alternative Takeover Proposals; Recommendation of the Board”;

•	Gold Holding terminates the merger agreement because our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or publicly proposes to do so;

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative merger or other business combination or other acquisition of over 50% of the stock, assets or business of GTECH

(other than with Gold Holding or any of its affiliates), which we refer to as an alternative transaction, within 12 months after the termination of the merger agreement if prior to such termination, GTECH’s stockholders did not approve the merger agreement at a meeting called for that purpose following the proposal of an alternative merger or other business combination or other acquisition of over 20% of the stock, assets or business of GTECH by any person (other than Gold Holding or any of its affiliates), which we refer to as a competing proposal, that was made publicly;

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within nine months after the termination of the merger agreement if the merger agreement was terminated on or after October 10, 2006 (but only if the special meeting seeking GTECH stockholder approval of the merger agreement was not held prior to the date of such termination) following a competing proposal; or

•	GTECH or any of its subsidiaries enters into an agreement providing for, or completes, an alternative transaction within nine months after the termination of the merger agreement if the merger agreement was terminated by Gold Holding following a willful and intentional breach by GTECH of any of its representations, warranties or covenants in a manner that would result in the failure of a condition to Gold Holding’s obligation to complete the proposed merger following a competing proposal.

One purpose of this termination fee is to compensate Gold Holding, in the event that the proposed merger is abandoned by GTECH to pursue a competing proposal, for the financial and other resources Gold Holding and Lottomatica have expended in connection with entering into the merger agreement and seeking to complete the proposed merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of GTECH to acquire control of GTECH.

Termination Fee Payable by Gold Holding.  If the merger agreement is terminated for failure of the financing condition to be satisfied as a result of (i) Lottomatica not obtaining or maintaining a corporate and senior loan credit rating of at least Baa3/BBB− by, respectively, Moody’s Investors Services and Standard & Poor’s, assuming completion of the proposed merger, or (ii) Lottomatica’s rights offering not being completed (provided the failure of such condition was not primarily the result of any breach of the merger agreement by GTECH), then upon demand by GTECH, Gold Holding must pay to GTECH a termination fee of $50,000,000, in which event GTECH shall have no further claim or remedies against Lottomatica or De Agostini or any of their affiliates in respect of the merger agreement.

One purpose of the termination fee is to compensate GTECH, in the event that the proposed merger is abandoned for failure of acquisition financing, for the financial and other resources GTECH has expended in connection with entering into the merger agreement and seeking to complete the proposed merger.

Other Covenants

The merger agreement contains other covenants including covenants relating to assisting in the acquisition financing, the special meeting, this proxy statement, access to information, confidentiality, public announcements, terminating swap arrangements, liquidating marketable securities, notices of noncompliance, or convertible debentures. For a description of the acquisition financing, See the section captioned “The Proposed Merger — Financing” on page 49.

Fees and Expenses

The merger agreement provides that all fees and expenses incurred in connection with the proposed merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended by the parties at any time before or after GTECH’s stockholders adopt the agreement. However, after GTECH’s stockholders adopt the merger agreement, any amendment that by law requires further stockholder approval will be subject to such approval. The merger agreement may not be amended except in writing and signed by all of the parties to the agreement.

Prior to the completion of the merger, the parties to the merger agreement may, subject to applicable law, extend the time for performance of any obligations or other acts under the merger agreement, waive any inaccuracies in the representations and warranties in the merger agreement or documents delivered pursuant to the merger agreement, or waive compliance with any agreements or conditions contained in the merger agreement. However, after GTECH’s stockholders approve the merger agreement, any waiver that by law requires further stockholder approval will be subject to such approval. Any agreement by any party to the merger agreement to an extension or waiver under the merger agreement will be valid only if in writing. The failure of any party to the merger agreement to assert any rights under the merger agreement or otherwise will not constitute a waiver of rights nor will any single or partial exercise of any rights under the merger agreement preclude further exercise of rights under the merger agreement.

Indemnification Obligations

At the completion of the proposed merger, the surviving corporation will assume and shall continue in full force and effect any and all indemnification agreements and obligations existing in favor of GTECH’s or our subsidiaries’ current or former directors or officers in effect as of January 10, 2006 in respect of liabilities for acts or omissions occurring on or prior to the completion of the proposed merger. In the event that Gold Holding or the surviving corporation in the proposed merger or any of its successors or assigns consolidates or merges and is not the surviving corporation or transfers or conveys all or substantially all of its assets (including by dissolution), Gold Holding will cause the applicable successor to assume and to honor all such indemnification agreements and obligations.

For six years after the completion of the proposed merger, the surviving corporation is obligated to maintain in effect directors’ and officers’ liability insurance for all persons covered by GTECH’s existing liability insurance policies in respect of liabilities for acts or omissions occurring on or prior to the completion of the proposed merger on terms no less favorable than those in effect on January 10, 2006. The surviving corporation is not obligated, however, to make annual premium payments in respect of such insurance that exceed 300% of the premiums as of January 10, 2006. If equivalent coverage cannot be obtained or can only be obtained at an annual premium in excess of 300% of the January 10, 2006 premium, the surviving corporation is only obligated to maintain the most advantageous directors’ and officers’ insurance obtainable for an annual premium equal to 300% of the premium on January 10, 2006.

Employee Obligations

For the period commencing at the completion of the proposed merger and ending on December 31, 2006, the surviving corporation will either:

(i) maintain GTECH’s employee benefit plans and employee benefit agreements at the levels in effect on January 10, 2006, except for those employees covered by a collective bargaining agreement, or

(ii) provide or cause to be provided benefits to each employee that when taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to any such employee on January 10, 2006.

In maintaining or providing benefits under (i) or (ii), both equity-based compensation and change-in-control benefits are excluded. Further, notwithstanding the foregoing and in compliance with its pre-existing obligations, the surviving corporation may, after the completion of the merger, terminate the employment of any employee or amend or terminate any employee benefit plan or employee benefit agreement in accordance with its terms.

In addition, the surviving corporation will, subject to specified limitations, honor all existing employment, severance, termination and deferred compensation agreements, plans and policies in effect at the completion of the proposed merger.

The surviving corporation will also, subject to specified limitations, maintain GTECH’s various incentive plans in accordance with their terms with respect to all performance periods under such incentive plans commencing prior to the merger and ending upon the earlier of the end of such performance period and December 31, 2006.

The surviving corporation will also, subject to specified limitations, recognize an employee’s service with GTECH with respect to determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies under the surviving corporation’s employee benefit plans to the extent that such recognition would not result in any duplication of benefits. In addition, the surviving corporation will recognize expenses incurred by employees prior to the completion of the proposed merger during the calendar year in which the proposed merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under such plans.

The surviving corporation will also waive pre-existing condition limitations with respect to the employees under its welfare benefit plans (except to the extent that such pre-existing condition limitations would have been applicable under GTECH’s employee benefit plans) and will recognize expenses incurred by employees prior to the completion of the proposed merger for purposes of satisfying deductibles under the surviving corporation’s welfare benefit plans.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, holders of GTECH common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Chancery Court”, if the proposed merger is completed, but only if they comply with the procedures under the General Corporation Law of the State of Delaware explained below. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex D to this proxy statement.

Section 262 of the General Corporation Law of the State of Delaware requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 of the General Corporation Law of the State of Delaware must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the proposed merger in compliance with the requirements of Section 262 of the General Corporation Law of the State of Delaware. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the General Corporation Law of the State of Delaware contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date of such demand;

•	deliver to us a written demand for appraisal of your shares of GTECH common stock prior to the vote on adoption of the merger agreement;

•	not vote or otherwise submit a proxy in favor of the merger agreement; and

•	continuously hold your shares of our common stock through the effective date of the proposed merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporate Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the proposed merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Secretary of GTECH at 55 Technology Way, West Greenwich, RI 02817 prior to the vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the proposed merger, the surviving corporation in the proposed merger must give written notice of the date the proposed merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the proposed merger, either the surviving corporation in the proposed merger or any holder who has complied with the requirements of Section 262 of the General Corporation Law of the State of Delaware and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither GTECH, Acquisition Co nor the other parties to the merger agreement have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the proposed merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the proposed merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the proposed merger a statement setting forth the aggregate number of shares not voted in favor of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation in the proposed merger.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the proposed merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those holders who have complied with Section 262 of the General Corporation Law of the State of Delaware and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 of the General Corporation Law of the State of Delaware could be more, the same, or less than the amount that you are entitled to receive under the terms of the merger agreement.  In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme

Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the merger which throw any light on future prospects of the merged company. Section 262 of the General Corporation Law of the State of Delaware provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the General Corporation Law of the State of Delaware to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees expenses; provided, however, that upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the proposed merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the proposed merger, all holders’ rights to appraisal shall cease, and all holders will become entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. If the holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the proposed merger within 60 days after the effective date of the proposed merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the proposed merger may only be made with the written approval of the surviving corporation in the proposed merger. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262 of the General Corporation Law of the State of Delaware, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

RECENT DEVELOPMENTS

  Shareholder Class Action Suits

On January 12, 2006, a shareholder class action lawsuit captioned Ralph Sellite, individually and on behalf of all others similar situated, v. GTECH Holdings Corporation, W. Bruce Turner, Robert M. Dewey, Paget L. Alves, Christine M. Cournoyer, James F. McCann, The Rt. Hon. Sir Jeremy Hanley KCMG, Philip R. Lochner, Jr., Anthony Ruys and Burnett W. Donoho, was filed in the Rhode Island Superior Court of Kent County. This lawsuit generally alleges that the consideration to be received by our shareholders in connection with the proposed merger with Lottomatica is inadequate and that the individual defendants breached their fiduciary duties to our shareholders by approving the merger transaction on the basis of such allegedly inadequate consideration and under circumstances of certain allegedly disabling conflicts of interest. The lawsuit further alleges that we aided and abetted the individual defendants in the breach of their fiduciary duties to our shareholders by entering into the merger agreement. The complaint seeks injunctive relief: (i) declaring the merger agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) enjoining the defendants from proceeding with the merger agreement, including consummating the proposed transaction, unless the defendants implement procedures to obtain the highest possible price for the company; and (iii) directing the individual defendants to obtain a transaction which is in the best interests of our shareholders and to exercise their fiduciary duties to disclose all material information in their possession respecting the proposed transaction prior to our shareholder vote on same. The complaint also seeks to recover costs and disbursements from us and the individual defendants, including reasonable attorneys’ and experts’ fees.

On March 6, 2006, a second shareholder class action lawsuit, captioned Claire Partners, on behalf of itself and all others similar situated, v. W. Bruce Turner, Robert M. Dewey, Jr., Paget L. Alves, Christine M. Cournoyer, Burnett W. Donoho, The Rt. Hon. Sir Jeremy Hanley KCMG, Philip R. Lochner, Jr., James F. McCann, Anthony Ruys, GTECH Holdings Corporation, and Lottomatica S.p.A., was filed in the Rhode Island Superior Court of Kent County. This lawsuit generally alleges that each of the individual defendants breached their fiduciary duties to our shareholders by reason of agreeing to consummate the proposed merger between the company and Lottomatica on the basis of allegedly inadequate consideration and under circumstances of certain allegedly disabling conflicts of interest, and for allegedly failing to fully and fairly disclose details of the transaction to our shareholders. The complaint further alleges that Lottomatica aided and abetted the individual defendants in such alleged breaches of their fiduciary duties. The complaint seeks injunctive relief: (i) declaring the defendants to have breached their fiduciary duties and/or aided and abetted such breaches; (ii) enjoining or rescinding the merger agreement; (iii) awarding plaintiff class compensatory and/or necessary damages as well as allowable interest; (iv) awarding plaintiffs the cost of disbursements and reasonable attorneys’ and expert’s fees and other costs; and (v) awarding the plaintiffs such other relief that the court may deem just and equitable.

While we believe the claims made in these lawsuits to be without merit, in an effort to eliminate the burden and expense of further litigation and the risk of delaying the closing of the proposed merger, we have entered into a Memorandum of Understanding with the plaintiffs agreeing to settle the lawsuits. Pursuant to the Memorandum of Understanding, we have agreed to make certain disclosures reflected herein and to pay plaintiffs’ claim for reasonable attorneys’ fees and expenses, up to $700,000 in the aggregate. The settlement, which is subject to court approval and completion of the proposed merger, will result in the dismissal of both lawsuits and the execution of releases by the plaintiffs on behalf of themselves and the shareholder class they represent of all claims arising out of or relating to the proposed merger.

 Trinidad and Tobago

In 1993, a subsidiary of GTECH and the National Lottery Control Board (“NLCB”) of Trinidad and Tobago (“Trinidad”) entered into an agreement (the “Trinidad Agreement”) for a five year term pursuant to which we would provide online lottery services and technology to the NLCB. We assigned that contract to a subsidiary (the “Subsidiary”) doing business in Trinidad. In July 1999, the Trinidad Agreement was amended to extend the term for an additional seven years, and to increase the compensation that the Subsidiary would receive if lottery proceeds in Trinidad exceeded a stated threshold. In connection with negotiating this extension, we proposed to provide up to $2.8 million in funding for community programs in Trinidad, and the extension amendment we entered into requires the Subsidiary to undertake such community programs in Trinidad as are agreed with the NLCB.

From 1999 until 2001, the Subsidiary paid $1.9 million to a private entity in connection with a proposal, approved by the NLCB, to provide community services in Trinidad. In March 2006, representatives of the Attorney General of Trinidad contacted us regarding an allegation that a portion of that amount was paid by the private entity to a person who was a financial supporter of a Trinidad political party, and that the private entity had provided no services in return for the payments. We have commenced an investigation into the circumstances surrounding the payments. The investigation is ongoing.

We have informed the SEC about the allegations and investigation. The SEC or other law enforcement agencies in the United States or Trinidad may commence investigations and actions as a result of the allegations or the investigation. The NLCB also may pursue an investigation or commence legal action as a result of the allegations. In the event that any such investigation or action is commenced, we may be subject to fines, penalties or adverse judgments in amounts that cannot be determined at this time. In light of the fact that our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, an allegation or finding of improper conduct by us or any of our current or former employees that are attributable to us could have a material adverse effect on our results of operations, business or prospects, including our ability to retain existing contracts, renew our existing contract with the NLCB or obtain new or renewal contracts elsewhere.

MARKET PRICE AND DIVIDEND DATA

The principal United States market on which GTECH’s common stock is traded is the New York Stock Exchange, where it is traded under the symbol “GTK”.

The following table sets forth on a per share basis the high and low sale prices of GTECH common stock for the fiscal quarters indicated, as reported on the New York Stock Exchange Composite Tape.

All share prices set forth below reflect the 2-for-1 stock split of the GTECH common stock effected in the form of a stock dividend distributed during the second quarter of fiscal 2005.

Fiscal 2007	High	Low

First Quarter (February 27, 2006 — May 5, 2006)	$34.39	$33.31

Fiscal 2006	High	Low

First Quarter (February 27 — May 28, 2005)	$29.09	$22.29
Second Quarter (May 29 — August 27, 2005)	$30.65	$27.77
Third Quarter (August 28 — November 26, 2005)	$35.00	$28.39
Fourth Quarter (November 27, 2005 — February 25, 2006)	$33.65	$29.76

Fiscal 2005	High	Low

First Quarter (February 29 — May 29, 2004)	$32.48	$24.13
Second Quarter (May 30 — August 28, 2004)	$28.14	$19.79
Third Quarter (August 29 — November 27, 2004)	$25.73	$22.34
Fourth Quarter (November 28, 2004 — February 26, 2005)	$29.13	$22.75

Fiscal 2004	High	Low

First Quarter (February 23 — May 24, 2003)	$18.48	$13.40
Second Quarter (May 25 — August 24, 2003)	$20.95	$16.65
Third Quarter (August 24 — November 22, 2003)	$24.55	$20.03
Fourth Quarter (November 23, 2003 — February 28, 2004)	$30.12	$23.71

The closing price of GTECH common stock on the New York Stock Exchange on January 9, 2006, which was the last trading day before GTECH announced the proposed merger, was $33.50. The closing price of GTECH common stock on the NYSE on September 9, 2005, the last trading day before GTECH announced that it had received a non-binding preliminary expression of interest from an unidentified third party regarding a potential acquisition of GTECH and that the independent members of our board of directors were examining GTECH’s strategic options, was $30.43. On May 5, 2006, the last trading day before this proxy statement was printed, the closing price for GTECH’s common stock on the NYSE was $34.31. You are encouraged to obtain the current market price for GTECH common stock in connection with voting your shares.

Prior to July 2003, GTECH had never paid cash dividends on its common stock. Commencing in July 2003 with respect to the second quarter of fiscal 2004, GTECH has paid a quarterly cash dividend to its shareholders in the amount (adjusted for the fiscal 2005 stock split) of $0.085 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 4, 2006, information concerning the beneficial ownership of GTECH’s common stock by: (i) each person who was known by GTECH to be the beneficial owner of more than 5% of such shares; (ii) each of GTECH’s directors; (iii) each of GTECH’s executive officers; and (iv) all of GTECH’s directors and executive officers as a group. The number of shares beneficially owned by each person is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of May 4, 2006, through the exercise of any stock option or other right. Except as indicated in the footnotes to this table, each person or entity listed has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

	Amount and Nature of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class
W. Bruce Turner, Director and Executive Officer	3,331,467	2.62%
Paget A. Alves, Director	12,880	*
Christine M. Cournoyer, Director	37,957	*
Marc A. Crisafulli, Executive Officer	256,450	*
Walter G. DeSocio, Executive Officer	7,628	*
Robert M. Dewey, Jr., Director	271,126	*
Burnett W. Donoho, Director	154,360	*
The Rt. Hon. Sir Jeremy Hanley KCMG, Director	96,366	*
Cornelia H. Laverty O’Connor, Executive Officer	0	*
Philip R. Lochner, Jr., Director	98,182	*
James M. McCann, Director	67,247	*
Timothy B. Nyman, Executive Officer	124,879	*
Jaymin B. Patel, Executive Officer	578,596	*
William M. Pieri, Executive Officer	150,539	*
Robert J. Plourde, Executive Officer	124,593	*
Anthony Ruys, Director	83,368	*
Donald R. Sweitzer, Executive Officer	214,576	*
All Directors and Executive Officers, as a group (17 persons)	5,610,214	4.41%

*	less than 1%

(1)	Unless otherwise noted, the address of each beneficial owner listed is c/o GTECH Holdings Corporation, 55 Technology Way, West Greenwich, RI 02817.

(2)	The number of shares of our common stock deemed outstanding for purposes of determining the percentage of common stock held by a person or entity includes 127,353,511 shares outstanding as of May 4, 2006.

The shareholdings in this table include the following numbers of shares subject to issuance upon exercise of options held by such person or entity that were exercisable on or exercisable within 60 days after May 4, 2006: Mr. Turner (2,892,500), Mr. Alves (3,750), Ms. Cournoyer (17,500), Mr. Crisafulli (131,250), Mr. DeSocio (0), Mr. Dewey (200,000), Mr. Donoho (90,000), Sir Jeremy Hanley (80,000), Mr. Lochner (80,000), Ms. Laverty O’Connor (0), Mr. McCann (35,000), Mr. Nyman (54,750), Mr. Patel (336,000), Mr. Pieri (145,500), Mr. Plourde (120,500), Mr. Ruys (40,000), and Mr. Sweitzer (132,250).

The table does not include the following numbers of shares subject to issuance upon exercise of options held by such person or entity that were not exercisable within 60 days after May 4, 2006, which options will nonetheless be canceled at completion of the proposed merger in consideration for a cash payment, without interest, equal to the excess of $35.00 over the per share exercise price for the option multiplied by the number of shares subject to the option: Mr. Turner (705,000), Mr. Alves (21,250), Ms. Cournoyer (32,500), Mr. Crisafulli (131,250), Mr. DeSocio (31,250), Mr. Dewey (30,000), Mr. Donoho (30,000), Sir Jeremy Hanley (30,000), Ms. Laverty

O’Connor (0), Mr. Lochner (30,000), Mr. McCann (35,000), Mr. Nyman (114,250), Mr. Patel (228,500), Mr. Pieri (18,600), Mr. Plourde (19,100), Mr. Ruys (30,000), and Mr. Sweitzer (109,750).

See “The Proposed Merger — Interests of our Directors and Executive Officers in the Proposed Merger — Stock Options and Other Equity Awards” for additional information regarding the stock options and other equity-based awards held by our directors and executive officers, including information about the accelerated vesting in connection with completion of the proposed merger of unvested stock options and restricted stock awards held by our directors and executive officers.

FUTURE STOCKHOLDER PROPOSALS

If the proposed merger is completed, we will not have public stockholders and there will be no public participants in any future stockholder meetings. However, if the proposed merger is not completed, we plan to hold our 2006 Annual Meeting. Under applicable SEC rules and regulations, in order to be eligible for inclusion in GTECH’s proxy material for the 2006 Annual Meeting of Stockholders, shareholders’ proposals to take action at such meeting must be received by GTECH not later than February 23, 2006.

Under GTECH’s by-Laws, in order to be eligible for inclusion in GTECH’s proxy materials for its 2006 Annual Meeting of Stockholders, stockholders’ proposals to take action at such meeting must have been received by GTECH not later than May 3, 2006 and not earlier than April 3, 2006, except that if the date of the 2006 Annual Meeting of Stockholders is later than October 10, 2006, stockholders’ proposals are eligible for inclusion in GTECH’s proxy materials if received not earlier than 120 days prior to the 2006 Annual Meeting of Stockholders, and not later than the later of 90 days prior to such Annual Meeting or 10 days after GTECH first publicly announces the date of such Annual Meeting. The requirements set forth in this paragraph apply to any stockholder proposal other than those submitted pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

GTECH’s by-Laws set forth other specific requirements respecting stockholder proposals, and reference is made to the by-Laws for such requirements. All stockholder proposals must be directed to the Secretary of GTECH at our corporate headquarters located at 55 Technology Way, West Greenwich, Rhode Island 02817.

WHERE YOU CAN FIND MORE INFORMATION

GTECH files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

GTECH’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed by GTECH can be obtained by contacting GTECH at the following address and telephone number: GTECH Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817, Attention: Investor Relations Director, Telephone: 401-392-1000, or from GTECH’s website, http://www.gtech.com.

If you have questions about the special meeting, the proposed merger or this proxy statement, would like additional copies of this proxy statement or the proxy card or have questions about or require assistance in completing and submitting proxy cards, please contact Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 283-1945.

If you would like to request documents from GTECH, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated May 8, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

The merger agreement has been included to provide you with information regarding its terms.

The merger agreement contains representations and warranties made by GTECH, Lottomatica, Gold Holding and Acquisition Co to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

A-i

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of January 10, 2006
by and among
LOTTOMATICA S.P.A.,
GOLD HOLDING CO.,
GOLD ACQUISITION CORP.
and
GTECH HOLDINGS CORPORATION

A-ii

A-iii

A-iv

ANNEX A	Form of Amended and Restated Certificate of Incorporation

A-v

GLOSSARY

Terms	Section

Acquisition Agreement	5.02(b)
Acquisition Co.	Preamble
Acquisition Co Common Stock	2.01(a)(iii)
Acquisition Financing	4.06
Adverse Recommendation Change	5.02(b)
affiliate	10.03
Agreement	Preamble
Alternate Financing	6.10(a)
Antitrust Division	6.03(a)
Antitrust Law	3.05(b)
Appraisal Shares	2.01(b)
Assets	3.16
Atronic Contracts	7.02(g)
Authorized Agent	9.02(f)
business day	10.03
Cap Ex Budget	5.01(a)(ix)
Capital Securities Backstop Letter	4.06
Capital Securities Financing	4.06
Capitalization Date	3.03(a)
Certificate	2.01(a)(ii)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Commitment Letters	4.06
Company	Preamble
Company Benefit Agreement	3.11
Company Benefit Plan	3.11
Company Board	3.04(b)
Company By-laws	3.01
Company Capital Stock	2.01(a)
Company Cash Balance	7.02(h)
Company Certificate	1.05
Company Common Stock	2.01(a)
Company Disclosure Letter	Article III
Company Employees	6.05(a)
Company ERISA Affiliate	3.12(c)
Company Intellectual Property	3.09(a)
Company IT Systems	3.23(e)
Company Pension Plans	3.12(a)
Company Preferred Stock	3.03(a)
Company Property	3.16
Company Restricted Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Senior Notes	3.07
Company Stock Options	3.03(a)
Company Stock Plans	3.03(a)

A-vi

Terms	Section

Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(d)
Company Subsidiaries	3.01
Company Termination Fee	6.07(b)
Confidentiality Agreement	5.02(a)
Consent	3.05(b)
Contract	3.05(a)
Convertible Debentures	3.03(a)
De Agostini	4.06
DGCL	1.01
EC Merger Regulation	6.03(a)
Effect	10.03
Effective Time	1.03
Environmental Laws	3.19(c)
Environmental Permits	3.19(c)
ERISA	3.11
ESPP	3.03(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Filed Company SEC Documents	Article III
Fraud	3.23(a)
Fraud Losses	3.23(a)
FTC	6.03(a)
GAAP	3.06(b)
Games	3.23(a)
Gaming Business	3.23(e)
Gaming Laws	6.03(g)
Governmental Entity	3.05(b)
Guarantee	9.02(a)
Guaranteed Obligations	9.02(a)
Guarantor	Preamble
Guarantor Stockholder Approval	4.04(b)
Guarantor Stockholders Meeting	4.04(b)
HSR Act	3.05(b)
HSR Filing	6.03(a)
Incentive Plans	6.05(c)
Indenture	6.15(a)
Intellectual Property	3.09(c)
Inventors	3.09(a)
Joint Venture Agreement	3.08(a)(xiv)
Judgment	3.05(a)
knowledge	10.03
Law	3.05(a)
Leased Property	3.16
Legal Impediment	6.03(b)
Liens	3.02(a)
Lottery Business	6.03(g)

A-vii

Terms	Section

Lottery Contract	3.08(a)(xiii)
Material Adverse Effect	10.03
Material Contracts	3.08(b)
Materials of Environmental Concern	3.19(c)
Maximum Premium	6.06(c)
Merger	Recitals
Merger Consideration	2.01(a)(ii)
Multiemployer Plan	3.11
Notice of Superior Proposal	5.02(b)
NYSE	3.05(b)
Other Antitrust Filings	6.03(a)
Other Filings	6.01(a)
Outside Date	8.01(b)(i)
Owned Property	3.16
Parent	Preamble
Parent Termination Fee	6.07(c)
Paying Agent	2.02(a)
Permits	3.15(a)
Permitted Lien	3.08(d)
person	10.03
Pre-Closing Service	6.05(d)
Pre-Underwriting Agreement	4.06
Proxy Statement	3.05(b)
Representatives	5.02(a)
Restraint	7.01(c)
Rights Offering	4.06
Sarbanes-Oxley Act	3.06(b)
SEC	3.05(b)
Section 262	2.01(b)
Securities Act	3.06(a)
Senior Commitment Letter	4.06
subsidiary	10.03
Superior Proposal	5.02(b)
Surviving Corporation	1.01
Takeover Proposal	5.02(a)
Tax Return	3.10(g)
Taxes	3.10(g)
Transfer Taxes	6.09
Video Lottery Business	6.03(g)
Voting Company Debt	3.03(a)

A-viii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 10, 2006, by and among LOTTOMATICA S.P.A., an Italian corporation (“Guarantor”), GOLD HOLDING CO., a Delaware corporation and direct, wholly owned subsidiary of Guarantor (“Parent”), GOLD ACQUISITION CORP., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Acquisition Co”), and GTECH HOLDINGS CORPORATION, a Delaware corporation (the “Company”).

WHEREAS the respective boards of directors of Guarantor, Parent, Acquisition Co and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective boards of directors of Guarantor, Parent, Acquisition Co and the Company have approved this Agreement and the merger (the “Merger”) of Acquisition Co with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned by Guarantor, Parent, Acquisition Co or the Company or their respective subsidiaries shall be converted into the right to receive $35.00 in cash, without interest;

WHEREAS Parent, Acquisition Co and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS Guarantor desires to make certain representations, warranties, covenants, agreements and to absolutely and unconditionally guarantee the payment and performance when due of all of the covenants, agreements and obligations of Parent and Acquisition Co, and their respective successors and assigns, contained in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Co shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition Co shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02.  Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable Law) waived on such third business day, then the Closing shall take place on the first business day on which all such conditions shall have been or can be satisfied or (to the extent permitted by applicable Law) shall have been waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and By-laws.  (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended at the Effective Time to be in the form of Annex A and, as so amended, such Company Certificate shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The By-laws of Acquisition Co, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Acquisition Co immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  (a) Cancellation and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Capital Stock”) or any shares of capital stock of Acquisition Co:

(i) Cancellation of Treasury Stock and Stock Owned by Guarantor, Parent or Acquisition Co.  Each share of Company Common Stock that is owned by the Company, Guarantor, Parent or Acquisition Co or owned by any direct or indirect subsidiary of such persons, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(i) and the Appraisal Shares), including the shares of Company Restricted Stock, shall, subject to Section 2.02(h), be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(iii) Conversion of Acquisition Co Common Stock.  Each share of common stock, par value $0.01 per share, of Acquisition Co (“Acquisition Co Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.01(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of

Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of Certificates representing shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability.  None of Guarantor, Parent, Acquisition Co, the Company, the Paying Agent or any of their respective affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Sections 2.02(d) and 2.02(e)), Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(h) Withholding.  Parent, the Surviving Corporation and the Paying Agent may withhold from the sum payable to any person under this Agreement, and pay to the appropriate taxing authorities, any amounts which any of them may be required to withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax law. Any sum which is withheld and paid to a taxing authority as permitted by this Section will be deemed for purposes of this Article II to have been paid to the person with regard to whom it is withheld.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent , Acquisition Co and Guarantor that, except as identified in the Company SEC Documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (other than disclosures in “Certain Factors That May Effect Future Performance,” “Risk Factors” and “Forward Looking Information” sections of the Filed Company SEC Documents and any other disclosures included in any such Company SEC Documents that are predictive or forward-looking in nature) or in the letter (it being understood that each section or schedule of such letter qualifies the correspondingly numbered representation, warranty or covenant hereof to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section or schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), dated as of the date of this Agreement, from the Company to Parent and Acquisition Co (the “Company Disclosure Letter”):

Section 3.01.  Organization, Standing and Power.  Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction in which it is organized and has full corporate or similar power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, (i) does not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified, (i) does not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, complete and accurate copies of the Company Certificate and the By-laws of the Company, as amended through the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each material Company Subsidiary (including each material Company Subsidiary not wholly owned directly or indirectly by the Company), in each case as amended through the date of this Agreement. Neither the Company nor GTECH Corporation is in violation of the provisions of their respective governing documents. No material Company Subsidiary (excluding GTECH Corporation which is the subject of the preceding sentence) is in violation of the provisions of its governing documents in any material respect and no other Company Subsidiary (excluding GTECH Corporation which is the subject of the preceding sentence) is in violation of the provisions of its governing documents in a manner that is material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.02.  Company Subsidiaries; Equity Interests.  (a) Schedule 3.02(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and its jurisdiction of organization and, with respect to each Company Subsidiary not directly or indirectly wholly-owned by the Company, the class and percentage of the outstanding shares of capital stock or other ownership interests of such Company Subsidiary held by the Company, by any other Company Subsidiary and by any other person. All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal and, other than directors’ qualifying shares, are owned by the Company and/or by one or more Company Subsidiaries, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on January 6, 2006 (the “Capitalization Date”), (i) 126,447,121 shares of Company Common Stock were issued and outstanding (which number includes 960,521 shares of Company Common Stock, assuming all unvested shares are vested, subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company (the “Company Restricted Stock”)), and 0 shares of Company Common Stock were held by the Company in its treasury, (ii) 6,945,056,234 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1994 Stock Option Plan, as amended and restated, 1996 Non Employee Directors’ Stock Option Plan, as amended, 1997 Stock Option Plan, as amended, 1998 Non-Employee Directors’ Stock Election Plan, 1999 Non-Employee Directors’ Stock Option Plan, as amended, 2000 Restricted Stock Plan, 2000 Omnibus Stock Option and Long-Term Incentive Plan, 2002 Omnibus Stock Option and Long-Term Incentive Plan, 2004 Employee Stock Purchase Plan (the “ESPP”) and Management Stock Bonus Plan (such plans, collectively, the “Company Stock Plans”), of which (A) 7,719,241 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (together with any options to purchase shares of Company Common Stock granted after the Capitalization Date, the “Company Stock Options”) and (B) 42,665 shares of Company Common Stock were subject to outstanding rights under the ESPP based on payroll information for the period ending October 31, 2005 (assuming the fair market value per share of Company Common Stock on the last day of the offering period in effect under the ESPP on April 30, 2006 was equal to the Merger Consideration), (iii) 1,147,271 shares of Company Common Stock were issuable upon conversion of the Company’s outstanding 1.75% Convertible Debentures due 2021 (the “Convertible Debentures”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. No shares of Company Common Stock or Company Preferred Stock are held by any Company Subsidiary. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or voting securities of the Company were issued, reserved for issuance or outstanding. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued, granted, sold or otherwise transferred, or reserved for issuance, sale, grant or transfer, any shares of capital stock, voting securities or Company Stock Options, other than the issuance of Company Common Stock upon conversion of Convertible Debentures and issuances pursuant to the exercise of Company Stock Options and rights under the ESPP or otherwise pursuant to the Company’s obligations under the Company Stock Plans. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Other than the Convertible Debentures, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exchangeable for or exercisable for securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). As of the Capitalization Date, there are outstanding Company Stock Options to acquire 7,719,241 shares of Company Common Stock at a weighted average exercise price of $14.79 per share. Except for such Company Stock Options, the outstanding Convertible Debentures, outstanding shares of Company Restricted Stock subject to forfeiture back to the Company for no consideration and rights to purchase shares of Company Common Stock under the ESPP, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in, or any securities or other rights convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, the Company or any Company Subsidiary.

(b) As of the Capitalization Date, (i) each Company Stock Option has the exercise price, is subject to the vesting schedule, has an exercise period and is held by the holder set forth with respect thereto, as set forth in Schedule 3.03(b)(i) of the Company Disclosure Letter, and (ii) each outstanding share of Company Restricted Stock is subject to the vesting schedule and held by the holder set forth with respect thereto in Schedule 3.03(b)(ii) of the Company Disclosure Letter.

Section 3.04.  Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (by all the directors voting at such meeting) adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Assuming the representation made in Section 4.08 is correct, the approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Board referred to in this Section 3.04(b) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement.

There is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any Company Subsidiary is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

Section 3.05.  No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise, other instrument or obligation (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule, regulation, code or principle of common law and equity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, (x) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (y) have not had and would not reasonably be expected to have a Material Adverse Effect. This Section 3.05(a) does not relate to matters with respect to employee benefits, which are the subject of Section 3.12.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar laws (each, an “Antitrust Law”) of any jurisdiction, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) and (B) such other reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”) and (v) such other items that, individually or in the aggregate, (x) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (y) have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.06.  SEC Documents.  (a) The Company has filed or furnished all reports, schedules, forms, certifications, statements and other documents required to be filed with or furnished by the Company to the NYSE or the SEC under the registration and periodic disclosure rules, regulations and requirements of the Securities Act of 1933, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), or the Exchange Act since January 31, 2002 (such documents, together with any documents filed or furnished during such period by the Company with the SEC on a voluntary basis since February 23, 2003 on Current Reports on Form 8-K, the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the SEC promulgated thereunder) (the “Sarbanes-Oxley Act”) and the rules of the NYSE, in each case as applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents, at the time it was filed, or, in the case of registration statements filed with the SEC, on the date of effectiveness thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes and schedules) of the Company included in each of the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect).

(c) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) to the extent accrued or reserved against in the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents or set forth in the notes thereto or (ii) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07.  Absence of Certain Changes or Events.  From February  26, 2005 to the date of this Agreement, the Company has conducted its business only in the ordinary course of business. Since February 26, 2005, there has not been any event, change, effect or development (including changes in circumstances relating to any event or effect which has occurred prior to the date hereof) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. From February  26, 2005 to the date of this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company or any Company Subsidiary of any Company Capital Stock (other than (A) the regular quarterly cash dividend with respect to the Company Common Stock of $0.085 per share and (B) repurchases of any shares of Company Restricted Stock in connection with forfeitures); (ii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; (iii) (A) except in the ordinary course of business or as required pursuant to any Company Benefit Plan or Company Benefit Agreement in effect on February 26, 2005, any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any equity-based awards or any increase in compensation, (B) any granting by the Company or any Company Subsidiary to any director, executive officer or other employee of any severance or termination pay or any increase in severance or termination pay or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, executive officer or other employee, other than, in the case of clauses (iii)(B) and (C), grants of or increases in, or entry into of agreements providing for or amendments providing increases in, severance or termination pay in respect of employees (other than directors and officers) in the aggregate amount not in excess of $2,000,000; (iv) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; (v) with respect to the Company or any Company Subsidiary, any material election (or any change to a material election) with respect to Taxes, any material change in any accounting method in respect of Taxes, any entering into of a closing agreement relating to Taxes, any waiver of a statute of limitations relating to Taxes or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; (vi) any redemption, repurchase, prepayment, defeasance or other acquisition by the Company or any Company Subsidiary of any of the Company’s 4.75% Senior Notes due October 2010, 4.50% Senior Notes due December 2009 or 5.25% Senior Notes due December 2014 (collectively, the “Company Senior Notes”); (vii) any acquisition, by the Company or any Company Subsidiary, by merger, consolidation, or purchase of a substantial equity interest in or portion of the assets of, or by any other manner, of any corporation, partnership, joint venture, association or other business organization or division thereof for consideration in excess of $5,000,000, (viii) incurrences or guarantees made by the Company or any Company Subsidiary of more than $5,000,000 of indebtedness for borrowed money, or modification in any material respect by the Company or any Company Subsidiary, of the terms of any indebtedness for borrowed money of the Company or any Company Subsidiary, (ix) any sale, lease (as lessor), license or other disposition by the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice; or (x) any agreement by the Company or any of the Company Subsidiaries to take any of the actions described in clauses (i) — (ix) above.

Section 3.08.  Contracts.  (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) written employment Contract that provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or any Company Subsidiary by notice of not more than 90 days for a cost of less than $100,000;

(ii) collective bargaining agreement or other Contract with any labor organization, union or association;

(iii) Contract that materially restricts the ability of the Company or any Company Subsidiary to compete with any business or in any geographical area or to solicit customers or other service providers;

(iv) Contract (other than this Agreement) that is required to be disclosed pursuant to Items 404 or 601(b)(10) of Regulation S-K under the Securities Act (other than employment agreements covered by clause (i) above);

(v) lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company), (A) any Company Property that is material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted or (B) any portion of any premises otherwise occupied by the Company or a Company Subsidiary;

(vi) lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Company Subsidiary (other than the ordinary course lease of terminals and other equipment to customers pursuant to the terms of any Lottery Contract or other commercial services arrangement), in any such case which provides for a future liability or receivable, as the case may be, in excess of $1,000,000 annually or $5,000,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days for a cost of less than $500,000;

(vii) Contract under which the Company or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company), in each case involving an aggregate principal amount in excess of $5,000,000, other than trade payables arising in the ordinary course of business;

(viii) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than the Company or a Company Subsidiary, has guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has guaranteed or is required to guarantee indebtedness, liabilities or obligations of any person, other than the Company or a Company Subsidiary, directly or indirectly wholly owned by the Company, in each case involving an aggregate guaranteed amount in excess of $5,000,000;

(ix) Contract (other than a Joint Venture Agreement) under which the Company or a Company Subsidiary has made or is required to make, any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Company Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business), in each case involving an aggregate amount in excess of $5,000,000;

(x) Contract creating or granting any Lien (including Liens upon properties acquired under conditional sales and capital leases but excluding Permitted Liens), other than Liens granted in the ordinary course of business consistent with past practice which are not material to the Company and the Company Subsidiaries;

(xi) Contract for the purchase of raw materials, supplies or equipment or for any other capital expenditure that provides for cash payments by the Company or any Company Subsidiary that are reasonably expected to exceed $5,000,000 per annum;

(xii) Contract (other than Lottery Contracts) for the sale of any asset of the Company or a Company Subsidiary having a fair market value in excess of $5,000,000 or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

(xiii) Facilities Management Contract, Product Sales Contract or Video Lottery Contract (as those terms are used in the Company SEC Documents) (each, a “Lottery Contract”), other than any Lottery Contract with respect to which the Company or any Company Subsidiary expects to generate revenue of less than $5,000,000 over its term;

(xiv) Contract for any joint venture, partnership or similar arrangement (each, a “Joint Venture Agreement”);

(xv) Contract for the acquisition of assets or any business (whether by merger, consolidation, acquisition of stock or assets or otherwise) for an amount in excess of $5,000,000; or

(xvi) settlement or conciliation agreement or similar agreement (except for Company Benefit Plans and Company Benefit Agreements) or order or consent of a Governmental Entity to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary in excess of $5,000,000.

(b) All Contracts filed or furnished (or required to be filed or furnished) as an exhibit to a Company SEC Document or required to be set forth in Schedule 3.08 of the Company Disclosure Letter (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.08 of the Company Disclosure Letter, the Company or the applicable Company Subsidiary has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, except for such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice or claim of default under any Material Contract or any notice of an intention to, and to the knowledge of the Company, no other party to any Material Contract intends to, terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement). True, complete and accurate copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent.

(c) Schedule 3.08(c) of the Company Disclosure Letter sets forth a true and complete list of all Lottery Contracts that, pursuant to the terms thereof, require a consent, approval, order or authorization to be obtained in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) In this Agreement:

“Permitted Lien” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings by the Company or a Company Subsidiary in each case for which appropriate reserves have been established, (ii) Liens imposed by applicable Law which are not yet due and payable and have arisen in the ordinary course of business or for which appropriate reserves have been established by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or a Company Subsidiary, (v) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, (vi) any Lien the existence of which is expressly disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents and (vii) zoning, building and other similar restrictions that do not adversely affect in any material respect the current use of the applicable Company Property.

Section 3.09.  Intellectual Property.  (a) Schedule 3.09(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material Intellectual Property owned or used by or licensed to the Company or any Company Subsidiary. The Intellectual Property set forth on Schedule 3.09(a) of the Company Disclosure Letter is referred to in this Agreement as the “Company Intellectual Property”. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) the Company or any Company Subsidiary own all right, title and interest in, or have a valid right to use, pursuant to a license or otherwise, all Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as is currently conducted free and clear of all Liens, and the consummation of the Merger or the other transactions contemplated hereby will not impair such ownership or rights, (ii) the Company or a Company Subsidiary is the sole and exclusive owner of, and the Company and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Company Intellectual Property that is owned by the Company or a Company Subsidiary, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, (iii) during the past six years neither the Company nor any of the Company Subsidiaries has received any written communication from any person asserting any ownership interest in or challenging the validity of the Company’s or the Company Subsidiaries’ interests in any owned Company Intellectual Property, and (iv) all Company Intellectual Property owned by the Company is valid and subsisting and in full force and effect and all Contracts relating to licenses of Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted are valid and enforceable. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have obtained valid and effective work made for hire agreements and assignments from all of their employees, former employees (or persons they currently intend to hire), independent contractors and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any Company Intellectual Property. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have taken all action necessary to maintain and preserve the Company Intellectual Property, including by entering into valid and effective confidentiality or non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets and payment of maintenance and similar fees for any Company Intellectual Property.

(b) Neither the Company nor any Company Subsidiary has granted any license of any kind relating to any owned, used or licensed Company Intellectual Property or the marketing or distribution thereof, except (i) nonexclusive licenses granted in the ordinary course of business and (ii) exclusive licenses relating to the development of Intellectual Property specifically for a customer and licenses to such customer in the ordinary course of business. Neither the Company nor any Company Subsidiary is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Company Subsidiaries that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except for so-called “shrink-wrap” license agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business. The conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with, misappropriate or infringe, and has not violated, misappropriated or infringed, the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened, as of the date of this Agreement against the Company or any Company Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness, legality or use in the business of the Company and the Company Subsidiaries of any Intellectual Property (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party), except for such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) In this Agreement:

“Intellectual Property” means any patent (including all improvements, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), patent application, patent right, invention (whether or not patentable), trademark, trademark registration, trademark application, service mark, service mark application, trade dress, logo, domain name, corporate name, copyright registration, copyright application, trade name, brand name, copyright, registration, design, design registration, trade secret, internet domain name, internet domain name registration or any right, license, sublicense or agreement, and the goodwill associated with or to any of the foregoing.

Section 3.10.  Taxes.  (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed that has not been paid in full or otherwise settled, no audit or other administrative proceeding or judicial proceeding with respect to any Taxes is in progress or pending against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any Taxes are pending.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through the fiscal year that ended in February 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement or similar arrangement with respect to liability for, sharing of or indemnity in respect of Taxes.

(e) (i) All Taxes of the Company and the Company Subsidiaries that are not yet due and payable have been adequately provided for on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents other than those Taxes accrued in the ordinary course of business since the date of such balance sheet; (ii) the Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (iii) neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise, (iv) neither the Company nor any Company Subsidiary has been distributed or has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 of the Code, (v) neither the Company nor any Company Subsidiary has been a party to any “closing agreement” described in Code § 7121 (or any comparable provision of state, local or foreign Tax law) or has requested or received any Tax ruling, transfer pricing agreement, or similar agreement, (vi) neither the Company nor any Company Subsidiary will be required to recognize for tax purposes in a tax period ending on or after the Closing Date any material income or gain as a result of using the installment method of accounting, or making or being required to make any change in method of accounting or otherwise, and (vii) neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” for purposes of Treasury Regulation section 1.6011-4(b) or any analogous provision of state or local law.

(f) Company Common Stock is not a United States real property interest for purposes of section 897(c) of the Code.

(g) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity or in connection with any agreement with respect to Taxes, and whether estimated or actual, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return, including in each case attachments thereto, relating to Taxes.

Section 3.11.  Absence of Changes in Company Benefit Plans and Company Benefit Agreements.  Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, arrangement or understanding, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, other than any (a) “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Multiemployer Plan”)) or (b) any plan, arrangement or policy mandated by applicable Law, is herein referred to as a “Company Benefit Plan”. Each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than any agreement or arrangement mandated by applicable Law, is herein referred to as a “Company Benefit Agreement”. Except in the ordinary course of business or as disclosed in the Filed Company SEC Documents, from February 26, 2005 to the date of this Agreement, there has not been any adoption or material amendment by the Company or any Company Subsidiary of any Company Benefit Plan or Company Benefit Agreement.

Section 3.12.  ERISA Compliance; Excess Parachute Payments.  (a) The Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), all material Company Benefit Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and applicable Law (including ERISA and the Code), other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, complete and accurate copies of (i) each material Company Benefit Plan and each material Company Benefit Agreement, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as the result of applicable Laws relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law) and (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law or, for Company Benefit Plans for which a summary plan description is not so required, such other written description of such Company Benefit Plan provided to participants therein, if any.

(b) Except as disclosed in the Company Disclosure Letter, all Company Pension Plans that are intended to be qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened. The Company has made true, complete and accurate copies of the most recent of such determination letters available to Parent.

(c) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) sponsors, participates in, or is required to contribute to, any Multiemployer Plan or any plan subject to Title IV of ERISA or Section 412 or 4971 of the Code.

(d) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or Company Benefit Agreement other than claims for benefits which are payable in the ordinary course of business; (iii) no litigation has been commenced with respect to any Company Benefit Plan or Company Benefit Agreement and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal operation of such Company Benefit Plan or Company Benefit Agreement); and (iv) there are no audits or investigations by any Governmental Entity pending or, to the knowledge of the Company, threatened in connection with any Company Benefit Plan or Company Benefit Agreement.

(e) No Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any Company Subsidiary after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(f) Except as may be required by applicable Law or as permitted under this Agreement, neither the Company nor any Company Subsidiary has announced any plan or commitment to create any additional material Company Benefit Plans or to enter into any additional material Company Benefit Agreements or to materially amend or modify any existing Company Benefit Plan or Company Benefit Agreement in such a manner as to materially increase the costs to the Company or any Company Subsidiary.

(g) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in any material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Company Benefit Plan or Company Benefit Agreement; (ii) increase in any material respect any benefit otherwise payable under any Company Benefit Plan or Company Benefit Agreement; (iii) result in the acceleration in any material respect of the time of payment or vesting of any material benefits under any Company Benefit Plan or Company Benefit Agreement; or (iv) result in any obligation to contribute a material amount to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan or Company Benefit Agreement.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has classified any individual as an independent contractor or similar status who, according to any Company Benefit Plan or Company Benefit

Agreement or applicable Law, should have been classified as an employee of the Company or any Company Subsidiary.

(i) Other than payments that may be made to the persons listed in Schedule 3.12(i) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.13.  Litigation.  There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary except those that, individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. With respect to any suits, actions or proceedings pending or threatened against the Company or any Company Subsidiary that are disclosed in the Filed Company SEC Documents, there has not been any change in circumstance since August 27, 2005 except as individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are a party or subject to or in default under any Judgment except as individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations (other than routine governmental inquiries or investigations relating to licensing and similar matters that would not reasonably be expected to have a material impact on the business or operations of the Company and the Company Subsidiaries) or internal investigations or material whistle blower complaints pending or threatened or otherwise involving the Company or any Company Subsidiary, including, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 3.14.  Compliance with Applicable Laws and Reporting Requirements.  (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any Law, or has received any written notice of any violation of Law, in each case, except for any violations or possible violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(b) (i) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Schedule 3.14(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete schedule of all officers and directors of the Company who may have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(ii) The Company has established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Company Board.

(iii) The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses (each as defined in PCAOB Auditing Standard 2) in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv) As of the date hereof, to the knowledge of the Company, the Company has not identified any material control deficiencies. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) None of the Company Subsidiaries is, or has at any time since January  11, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

(d) This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or matters with respect to employee benefits, which are the subject of Section 3.12.

Section 3.15.  Permits.  (a) Schedule 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Company or a Company Subsidiary that are material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted (other than any certificate, license, permit, authorization or approval granted pursuant to the terms of any Lottery Contract). To the knowledge of the Company, all such Permits are validly held by the Company or a Company Subsidiary, and the Company or the applicable Company Subsidiary has complied in all material respects with all terms and conditions thereof. During the past three years, none of the Company and the Company Subsidiaries has received notice of any suit, action or proceeding relating to the revocation or modification of any such Permits, except with respect to Permits, the loss of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and the Company Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.16.  Property and Assets.  Schedule 3.16 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, an “Owned Property”). Schedule 3.16 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”). The Company or a Company Subsidiary has good, marketable and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens except Permitted Liens. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Company Property. There are no written or oral subleases, licenses, occupancy agreements or other contracts that grant the right of use or occupancy of any material Company Property other than to, and there is no person in possession of any material Company Property other than, the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and marketable title to, or, in the case of property held under a license, lease or other Contract, a leasehold interest in, or right to use all of their material properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the most recent consolidated balance sheet of the Company included in the Filed Company SEC Reports or acquired after the date of such balance sheet (except for such assets which have been sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business) (collectively, the “Assets”). The Assets that are used in the operations of their business, taken as a whole, are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) have been maintained in accordance with normal industry practices, in each case except as has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.17.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Citigroup Global Markets Inc and Houlihan Lokey Howard and Zukin, the fees and expenses of each of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.18.  Opinion of Financial Advisors.  The Company has received the opinion of Citigroup Global Markets Inc, and of Houlihan Lokey Howard and Zukin, each dated the date of this Agreement, to the effect that, as of such date, and subject to the qualifications and assumptions set forth in each such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view. A true, complete and accurate signed copy of each such opinion will be made available to Parent.

Section 3.19.  Environmental Laws.  (a) Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws, possess, comply and have complied with all applicable Environmental Permits required under such laws to operate as it presently operates and have made all appropriate filings for issuance or renewal of Environmental Permits; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in a liability of the Company or Company Subsidiary under any applicable Environmental Law; (iii) neither the Company nor any Company Subsidiary has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statute) alleging that it is liable under any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to a violation of or liability under any Environmental Law; and (iv) the Company has made available to Parent true, complete and accurate copies of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Company Subsidiary with respect to the Company’s facilities or operations and any Environmental Laws or Materials of Environmental Concern.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to environmental matters.

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all Federal, state, local or foreign statutes, regulations, ordinances, codes, and legally binding guidance documents, including any common law cause of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment or human health or safety as it relates to the environment.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substances or wastes that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos and asbestos-containing materials, poly-chlorinated biphenyls, petroleum and any by-products or fractions thereof, radon, lead-based paint or urea-formaldehyde insulation.

Section 3.20.  Insurance.  As of the date of this Agreement, a true and complete list of all material insurance policies maintained by the Company and the Company Subsidiaries are set forth on Schedule 3.20 of the Company Disclosure Letter. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of such insurance policies, other than the actions contemplated by this Agreement.

Section 3.21.  Foreign Corrupt Practices Act.  None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of their affiliates or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Federal, state or foreign law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 3.22.  Labor Matters.  Except as individually or in the aggregate has not had and would not reasonably be expected to have, a Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (b) no grievance, arbitration, or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any comparable Governmental Entity; (c) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (d) there are no charges or actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Entity responsible for the prevention of unlawful employment practices; (e) neither the Company nor any Company Subsidiary has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress; (f) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment; and (g) there is no labor dispute, strike or work stoppage against the Company or Company Subsidiaries pending, or to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years.

Section 3.23.  Fraud; Infrastructure; Data Security.  (a) The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Lottery Business and/or the Video Lottery Business in order to detect (i) fraud committed against or (ii) any other conduct designed to violate the integrity of any game or gaming device operated by, in each case the Company or a Company Subsidiary as part of the Gaming Business (such games and gaming devices, collectively the “Games,” and such fraud or other conduct, collectively “Fraud”) by any person, including players participating in such Games and employees and independent contractors of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Lottery Business and/or the Video Lottery Business in order to minimize any losses incurred by the Games as a result of Fraud (“Fraud Losses”). The Company and the Company Subsidiaries have audited and continue to audit the Games on a regular basis in order to ascertain whether any Fraud has occurred as well as the amount of any Fraud Losses.

(b) The material Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Lottery Business and/or Video Lottery Business for proper operation, monitoring and use. The material Company IT Systems are in good working condition to perform all information technology operations reasonably necessary for the conduct of the Gaming Business effectively. Neither the Company nor any Company Subsidiary has experienced within the past twelve months any material disruption to, or material interruption in, its conduct of the Gaming Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems.

(c) Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the Gaming Business, the Company IT Systems are in all material respects available for use during normal working hours and other times when the Games are available to players. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the Gaming Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Gaming Business.

(d) The Company and Company Subsidiaries have taken commercially reasonable actions, consistent with standards in the Lottery Business and/or the Video Lottery Business, with respect to the Company IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any material confidential information, trade secrets, or other material proprietary information stored on Company IT Systems including the designs, policies, processes, and procedures comprising the material Games and material information relating to the composition and structure of the Company IT Systems.

(e) In this Agreement:

“Company IT Systems” means any and all information technology and computer systems (including computers, software, programs, databases, middleware, firmware and other embedded software, servers, workstations, terminals, routers, hubs, switches, networks, data communications lines, hardware and other equipment and all other information technology equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the Gaming Business, including the end-products used by the players of the Games and any of the aforementioned types of information technology and computer systems supporting the provision of the Games.

“Gaming Business” means both the Lottery Business and the Video Lottery Business as conducted by the Company and the Company Subsidiaries.

ARTICLE IV

Representations and Warranties of Parent and Acquisition Co

Parent and Acquisition Co represent and warrant to the Company that:

Section 4.01.  Organization, Standing and Power.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Co has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation by Parent or Acquisition Co of the Merger or the other transactions contemplated by this Agreement.

Section 4.02.  Acquisition Co.  (a) Since the date of its incorporation, Acquisition Co has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

(b) As of the date of this Agreement, the authorized capital stock of Acquisition Co consists of 100 shares of Acquisition Co Common Stock, 100 of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.03.  Authority; Execution and Delivery; Enforceability.  Each of Parent and Acquisition Co has all requisite corporate power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Acquisition Co of this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Co. Each of Parent and Acquisition Co has duly executed and delivered this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter, and this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter constitute the legal, valid and binding obligation of each of Parent and Acquisition Co, enforceable against it in accordance with their respective terms.

Section 4.04.  No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Acquisition Co of this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter, do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Senior Commitment Letter and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Acquisition Co or any of their respective subsidiaries under, any provision of (i) the charter or organizational documents of Parent, Acquisition Co or any of their respective subsidiaries, (ii) any Contract to which Parent, Acquisition Co or any of their respective subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Acquisition Co or any of their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter or (ii) prevent or materially impede the consummation by Parent or Acquisition Co of the Merger or the other transactions contemplated by this Agreement and the Senior Commitment Letter.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Acquisition Co or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the Senior Commitment Letter or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the HSR Act or any other applicable Antitrust Laws of any foreign jurisdiction, (ii) the Exchange Act, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such Consents, registrations, declarations or filings with any Governmental Entity that generally regulates aspects of the provision of lottery or gaming systems, products and services in any jurisdiction in which the Company or any Company Subsidiary conducts business, including pursuant to any Lottery Contract with any Governmental Entity, (vi) any filings relating to (A) the approval of the increase in the share capital of Guarantor in connection with the Rights Offering by the stockholders of Guarantor (the “Guarantor Stockholder Approval”), (B) the extraordinary meeting of the stockholders of Guarantor to obtain the Guarantor Stockholder Approval (the “Guarantor Stockholders Meeting”) or (C) the Acquisition Financing (or the Alternate Financing), and (vii) such other items that do not and would not reasonably be expected to, individually or in the aggregate, (A) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement or (B) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.05.  Brokers.  No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston LLC and Goldman Sachs International, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its affiliates, except for any fees and expenses incurred or to be incurred in connection with the Acquisition Financing (or the Alternate Financing).

Section 4.06.  Financing.  Parent has made available to the Company true and complete copies of (i) the Pre-Underwriting Agreement, dated as of January 10, 2006 (as amended or modified in accordance with Section 6.10(c), the “Pre-Underwriting Agreement”), among Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, Guarantor and De Agostini S.p.A., an Italian corporation (“De Agostini”), pursuant to which, and subject to the terms and conditions thereof, the joint lead underwriters set forth therein have committed to enter into an underwriting agreement to underwrite that portion of a rights offering by Guarantor (the “Rights Offering”) other than the portion subscribed to by De Agostini, the proceeds of which will be used to provide Parent with a portion of the financing to consummate the Merger and the other transactions contemplated by this Agreement and (ii) (x) the Capital Securities Backstop Letter, dated as of January 10, 2006 by and among Credit Suisse First Boston (Europe) Limited and Guarantor and related terms sheets (such backstop letter and related term sheets, as may be amended, modified or syndicated in accordance with Section 6.10(c), the “Capital Securities Backstop Letter”) pursuant to which Credit Suisse First Boston (Europe) Limited has agreed, in certain circumstances, to subscribe for and underwrite an issue of capital securities of Guarantor (the “Capital Securities Financing”) and (y) the Senior Facilities Commitment Letter, dated as of January 10, 2006 by and among Credit Suisse First Boston International, Credit Suisse, London Branch and Acquisition Co and related terms sheets (such commitment letter and related term sheets, as may be amended, modified or syndicated in accordance with Section 6.10(c), the “Senior Commitment Letter” and, together with the Capital Securities Backstop Letter, the “Commitment Letters”) pursuant to which, and subject to the terms and conditions thereof, Credit Suisse First Boston International, Credit Suisse, London Branch and Goldman Sachs International have committed to provide Parent or its affiliates with a portion of the financing to consummate the Merger and the other transactions contemplated by this Agreement (such financing, together with (x) the Capital Securities Financing and (y) the financing pursuant to the Rights Offering, the “Acquisition Financing”). As of the date hereof, the Pre-Underwriting Agreement and the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. The only conditions precedent to the obligations of the lenders and underwriters to make the Acquisition Financing available to Parent or its affiliates are those contemplated by the terms of the Commitment Letters and the Pre-Underwriting Agreement. As of the date hereof, neither Parent, Acquisition Co nor any of their respective affiliates has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its affiliates under any term or condition of the Pre-Underwriting Agreement or any of the Commitment Letters. As of the date hereof, neither Parent, Acquisition Co nor any of their respective affiliates has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Pre-Underwriting Agreement or the Commitment Letters. Parent and its affiliates have fully paid any and all commitment fees or other fees required by the terms of the Pre-Underwriting Agreement or the Commitment Letters to be paid on or before the date of this Agreement. Assuming the satisfaction of the condition set forth in 7.02(h), the proceeds from the Acquisition Financing constitute all of the financing required to be provided by Parent for the consummation of the Merger and other transactions contemplated by this Agreement.

Section 4.07.  Capital Resources.  The aggregate proceeds to be disbursed pursuant to the Acquisition Financing, together with the Company Cash Balance on the Closing Date will be sufficient to effect the Closing on the terms contemplated hereby.

Section 4.08.  Section 203 of the DGCL.  None of Parent, Acquisition Co or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, except for matters set forth in Schedule 5.01 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests or any securities or other rights convertible into or exchangeable for or entitling any person to acquire, any of its capital stock or other equity interests, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.085 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy and (3) interest payments by the Company in respect of its outstanding Convertible Debentures in accordance with their terms, (B) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any equity interests or securities thereof or any rights, warrants or options to acquire any such shares, equity interests or other securities (other than (1) upon any conversion of Convertible Debentures, (2) upon forfeiture of shares of Company Restricted Stock for no consideration and (3) net exercises of Company Stock Options, in each case in accordance with the terms thereof);

(ii) issue, deliver, sell, transfer, convey, dispose of, grant, pledge or encumber (A) any shares of its capital stock or any of its other equity interests, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares or other equity interests, Voting Company Debt, voting securities or convertible or exchangeable securities, options, warrants or rights to acquire such shares or other equity interests, Voting Company Debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options and rights under the ESPP outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Common Stock as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (3) the issuance of Company Common Stock upon the conversion of Convertible Debentures outstanding as the date of this Agreement and in accordance with their present terms and (4) the issuance of Company Restricted Stock up to the number of shares set forth in Schedule 5.01(a) of the Company Disclosure Letter, and the grant of Company Stock Options to purchase shares of Company Common Stock up to the number of shares set forth in Schedule 5.01(a) of the Company Disclosure Letter, in each case consistent with the Company’s past practice;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions during the term of this Agreement exceeds $5,000,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the consummation of the Merger or any of the other transactions contemplated by this Agreement);

(v) except (A) as required by applicable Law, (B) as otherwise expressly contemplated by this Agreement or (C) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (1) grant to any officer, director or employee of the Company or any Company Subsidiary any increase in compensation (other than ordinary course salary increases to employees who are not officers or directors of the Company in amounts consistent with past practice), (2) grant to any officer, director or employee of the Company or any Company Subsidiary any increase in severance or termination pay, (3) enter into, amend or modify any employment, consulting, severance or termination agreement to increase the benefits payable thereunder or otherwise in any material respect, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan, or Company Benefit

Agreement to increase the benefits payable thereunder or otherwise in any material respect, or (5) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted employees in similar positions;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or any Company Subsidiary, except (A) sales, leases or dispositions made, or licenses or Liens granted, in the ordinary course of business consistent with past practice, including pursuant to the terms of any Lottery Contract, (B) Liens granted to secure indebtedness permitted to be incurred pursuant to Section 5.01(a)(viii) and (C) sales, leases or dispositions of assets with a fair value not in excess of $5,000,000 in the aggregate;

(viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) borrowings between the Company and any of its direct or indirect wholly owned Subsidiaries and (2) other borrowings in the aggregate not in excess of $5,000,000 incurred in the ordinary course of business consistent with past practice;

(ix) make or agree to make any new capital expenditure or expenditures other than (1) capital expenditures in accordance with the specified items of, and pursuant to the time frame specified in, the capital expenditure budget set forth in Section 5.01(a)(ix) of the Company Disclosure Letter (the “Cap Ex Budget”) and (2) other capital expenditures in an aggregate amount not in excess of $5,000,000;

(x) make or change any material Tax election or change any material method of Tax accounting except to the extent required to comply with new requirements set forth by the Internal Revenue Service or requirements imposed as a result of being an SEC reporting company, settle or compromise any Tax liability or refund having a value greater than $2,000,000, file any amended Tax Return with respect to any Tax having a value greater than $2,000,000, enter into any closing agreement or request any ruling relating to any Tax or surrender any right to claim a Tax refund having a value greater than $2,000,000;

(xi) terminate, assign or otherwise alter or amend or waive in a manner material and adverse to the Company any Lottery Contract (other than the termination of a Lottery Contract with a customer that occurs in connection with the entering into of a replacement or renewal Lottery Contract with such customer and except for alterations, amendments and waivers under any Lottery Contract that, taken as a whole, are not material and adverse to the Company in respect of such Lottery Contract);

(xii) enter into any lease (including renewals) of real property, except in the ordinary course of business, including to the extent necessary to provide services to any customer pursuant to the terms of any Lottery Contract;

(xiii) enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any contract or agreement which is or, if applicable, would be, a Material Contract or is or would be material to the Company or the Company Subsidiaries (provided, that, for purpose of this clause (xiii), the term “Material Contract” shall have the meaning assigned to such term in Section 3.08(a) (excluding the Lottery Contracts referred to in clause (xiii) of Section 3.08(a)) other than material purchase contracts in the ordinary course of business and not in excess of $10,000,000;

(xiv) except in connection with hedging transactions entered into in the ordinary course of business, enter into any hedging or swap arrangements or contracts or other similar financing instruments or redeem, repurchase, prepay, defease or otherwise acquire any of the Company Senior Notes;

(xv) settle or dismiss any suit, action or claim threatened against, relating to or involving the Company and any Company Subsidiary in connection with any business, asset or property of the Company and any Company Subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $5,000,000 or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

(xvi) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 5.02 (and in such case only in accordance with the terms of Section 5.02), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(xvii) enter into or make any proposal for any Lottery Contract with respect to which the Company or any Company Subsidiary expects to incur expenses of more than $10,000,000 in any year, or renew or extend any Lottery Contract other than on terms no less favorable to the Company than the terms of such Lottery Contract, taken as a whole, immediately prior to such renewal or extension;

(xviii) fail to (x) timely file or furnish to or with the SEC all Company SEC Reports required to be filed or furnished or (y) comply in all materials in respect with the requirements of the Sarbanes-Oxley Act applicable to it;

(xix) accelerate the receipt of amounts due with respect to accounts receivable or lengthen the customary period for payment of accounts payable; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Advice of Changes.  The Company shall promptly advise Parent in writing of any matter or event that results in any breach of any representation, warranty or consent that would reasonably be expected to result in a failure of a condition to the Merger set forth in Article VII.

(c) Notice to Company Subsidiaries.  Promptly after the date hereof, the Company shall notify the directors and officers of each Company Subsidiary of the Company’s obligations pursuant to this Section 5.01.

Section 5.02.  No Solicitation.  (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize any person or permit any director, officer or employee of the Company or any Company Subsidiary, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal or the making of any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent, Acquisition Co or their respective Representatives or the Company’s Representatives) any information with respect to any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a written Takeover Proposal that the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 5.02, and subject to compliance with Section 5.02(b), (c) and (d), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of the other party, in any material respect, than the Mutual Confidentiality Agreement, dated December 9, 2005, between Guarantor and the Company (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided further, however, that, subject to the right of the Company to withhold such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as reasonably determined by the Company’s counsel in consultation with counsel to Parent, would be reasonably likely to result in antitrust difficulties for the

Company (or any of its affiliates), the Company shall promptly provide to Parent any non-public information that is provided to the person making such Company Takeover Proposal or its Representatives which was not previously provided to Parent or Acquisition Co. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Takeover Proposal. The Company also shall, if it has not already done so, promptly request that each person that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Takeover Proposal, return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or its affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

(b) The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Co, or propose publicly to withdraw or modify in a manner adverse to Parent or Acquisition Co, the recommendation or declaration of advisability by the Company Board of this Agreement or the Merger or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless at any time prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after receipt of advice from its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (ii) recommend, adopt or approve any Takeover Proposal or propose publicly to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 5.02(b) to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of Section 5.02(a), cause the Company to terminate this Agreement pursuant to Section 8.01(f) in order to concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 5.02, including the notification provisions in this Section 5.02, and with all applicable requirements of Section 6.07(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.01(f) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.01(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period and (ii) the Company Board shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c) For purposes of this Agreement, the term “Superior Proposal” means any written offer made by a third party that the Company Board reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities payable to holders of shares of Company Common Stock that the Company Board determines in good faith, after consultation with its financial advisors, to have a higher value per share of Company Common Stock than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (b) the Company Board reasonably believes in good faith is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such offer and transaction.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company promptly (but in any event within 24 hours of the receipt thereof) shall advise Parent orally and in writing of any Takeover Proposal, or any inquiry the Company reasonably believes is reasonably likely to lead to a Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. The Company shall, unless the Company Board determines, after receipt of advice from its outside legal counsel, that such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, keep Parent reasonably informed on a current basis of the status and material details of any such Takeover Proposal or inquiry.

(e) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of Proxy Statement and Other Filings; Company Stockholders Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall, and shall cause their respective affiliates to, prepare and file with the SEC, to the extent required under applicable Law, and all other documents required to be filed by them with the SEC in connection with the Merger (the “Other Filings”). Parent and the Company will, and will cause their respective affiliates to, cooperate with each other in the preparation of the Proxy Statement and the Other Filings. Without limiting the generality of the foregoing, (i) the Company and Parent will, and will cause their respective affiliates to, provide each other with a reasonable opportunity to review and comment on the Proxy Statement and the Other Filings and (ii) Parent and the Company will provide each other the information relating to it and its affiliates required by the Securities Act and the Exchange Act to be set forth in the Proxy Statement and Other Filings. The Company and Parent shall cause the Proxy Statement and each Other Filing to be made by it or its affiliates to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act and (ii) the rules and regulations of the NYSE.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Other Filings will, at the date it is first filed with the SEC, the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent and Acquisition Co agree that none of the information supplied or to be supplied by Parent or Acquisition Co for inclusion or incorporation by reference in the Proxy Statement and the Other Filings will, at the date it is first filed with the SEC, the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent, Acquisition Co or their respective affiliates and the financing for the Merger will be deemed to have been supplied by Parent. If at any time prior to the Company Stockholders Meeting any event or circumstances relating to the Company, any Company Subsidiary, Parent, Acquisition Co or any affiliate of Parent or Acquisition Co, or their respective officers or directors, should be discovered by any party that should be set forth in an amendment or a supplement to the Proxy Statement or the Other Filings, then the Company or Parent shall promptly inform the other party and, after consultation with such party, file such amendment or supplement with the SEC. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(c) Each of the Company and Parent shall use its reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement or the Other Filings as promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Proxy Statement or the Other Filings and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives or affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Other Filings. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(d) The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

Section 6.02.  Access to Information; Confidentiality.  The Company shall, and shall cause each Company Subsidiary to, afford to Parent, Acquisition Co and its financing sources and to their respective officers, employees and Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including unaudited monthly consolidated balance sheets of the Company and the Company Subsidiaries for each month then ended and related consolidated statements of earnings, cash flows and stockholders’ equity (which the Company will use reasonable best efforts to furnish within fifteen days after the end of each month); provided, however, that the Company may withhold (i) any document or information to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) any document or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) any document or information to the extent required by applicable law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such law) or

(iv) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as reasonably determined by the Company’s counsel in consultation with counsel to Parent, would be reasonably likely to result in antitrust difficulties for the Company (or any of its affiliates). If any material is withheld by the Company or a Company Subsidiary pursuant to the proviso to the preceding sentence, such party shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement.

Section 6.03.  Reasonable Best Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, to the extent consistent with its obligation to use its reasonable best efforts, (i) obtaining necessary actions or nonactions, waivers and Consents from Governmental Entities that are required to be obtained to satisfy the conditions set forth in Section 7.01(b) and Section 7.02(e)(i) and (e)(ii) and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain a Consent or waiver from any Governmental Entity that is required to be obtained to satisfy the conditions set forth in Section 7.01(b) and Section 7.02(e)(i) and (e)(ii) and (ii) executing and delivering of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall, and Parent shall cause its affiliates to, duly file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and duly make, or cause to be made, the filings and authorizations (the “Other Antitrust Filings”) required under the Merger Regulation of the European Community (the “EC Merger Regulation”) with respect to the transactions contemplated by this Agreement. The HSR Filing and the Other Antitrust Filings shall be made as promptly as practicable after the date of this Agreement and shall be in compliance with the requirements of the HSR Act or the EC Merger Regulation. Each of Parent and the Company shall cooperate with the other, and Parent shall cause its affiliates to cooperate with the Company, to the extent necessary to assist the other in preparation of its HSR Filing and the Other Antitrust Filings and to request early termination of the waiting period required by the HSR Act and the EC Merger Regulation.

(b) The Company shall, and Parent shall cause its affiliates to, (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any Governmental Entity on antitrust or competition matters, (ii) not extend any waiting period under the HSR Act or EC Merger Regulation without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed) and (iii) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other parties hereto. Parent and the Company shall, and Parent shall cause its affiliates to, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or delay the Closing (a “Legal Impediment”).

(c) For purposes of this Section 6.03, “reasonable best efforts” shall, if requested by Parent in writing, require the Company or any Company Subsidiary to, prior to the Outside Date, (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any shares, assets or businesses of the Company and the Company Subsidiaries, (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits freedom of action with respect to, or ability to retain, any of the shares, assets or businesses of the Company and the Company Subsidiaries and (iii) amend or to agree to amend any Lottery Contract as a condition to obtaining any waiver or Consent, provided, however, that the consummation of each such action or transaction contemplated by clauses (i) — (iii) shall be expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(d) For purposes of this Section 6.03, “reasonable best efforts” shall not require Parent or any of its affiliates to (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any shares, assets or businesses of Parent or any of its affiliates, (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking or take or commit to take such action, that limits freedom of action with respect to, or ability to retain, any shares, assets or businesses of the Company and the Company Subsidiaries, or (iii) amend or to agree to amend any Lottery Contract or any other lottery contract as a condition to obtaining any waiver or Consent. For purposes of this Agreement, “reasonable best efforts” shall not require Parent or any of its affiliates to hold the Guarantor Stockholders Meeting to approve the Rights Offering before Guarantor’s next ordinary general meeting of stockholders expected to occur in April 2006.

(e) In addition, each of Parent and the Company shall, subject to applicable Law and the limitations set forth in Section 6.02 and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party (or any of its affiliates) concerning this Agreement or the Merger from any Governmental Entity and permit such other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate or permit any of its affiliates to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat and (iii) furnish the other party with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives on the one hand, and any Governmental Entity or members or their respective staffs on the other hand, in each case with respect to this Agreement and the transactions contemplated by this Agreement, provided that no party shall be required hereunder to furnish to the other party hereto any proprietary information or personal information regarding the officers, directors, employees, partners, shareholders of it or any of its affiliates if such information is submitted on a confidential basis to any Government Entity or members of their respective staffs, whether contained in the applicable personal disclosure forms, business entity forms or otherwise.

(f) From and after the date hereof, the Company and (subject to Section 6.03(d)) Parent shall use their respective reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary (a) to obtain or retain, and to cause the Company Subsidiaries to obtain or retain, all Permits under the Gaming Laws required in order for the Company Subsidiaries involved in the gaming industry or Video Lottery Business, including Spielo Manufacturing ULC, to continue to operate their respective businesses after the Closing substantially in the manner in which such businesses are conducted as of the date of this Agreement, and (b) in order for the Company and the Company Subsidiaries to obtain, prior to December 29, 2006 (or such later date to which such deadline shall be extended pursuant to the terms of such agreement (as amended)), all Permits the obtaining of which are closing conditions under the Kaufvertrag dated December  5, 2004 between Messrs. Paul and Michael Gauselmann, on the one hand, and GTECH Corporation on the other (it being acknowledged that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby may delay the obtaining of such Permits beyond the date which they would otherwise have been obtained and may delay the obtaining of such Permits beyond December 29, 2006 (or such later date to which such deadline shall be extended pursuant to the terms of such agreement (as amended)), including (i) cooperating with the other parties hereto in making all filings or submissions necessary to obtain such Permits and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, relating to such Permits; (ii) keeping the other parties informed of any substantive communication received by it from, or given by it to, any Governmental Entity, or in connection with a proceeding by any private party, in each case in connection with the obtaining of such Permits; and (iii) giving the other parties hereto the opportunity to review and approve any substantive communication proposed to be given by it to, and consult with the other parties hereto in advance of any proposed meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, relating to such Permits, and give the other parties the opportunity to attend and participate in such meetings and conferences.

(g) For purposes of this Agreement:

“Gaming Laws” means any federal, state, local or foreign Law or Permit governing or related to the manufacture or distribution of gaming devices (including so-called “video lottery terminals”).

“Lottery Business” means any business involving the provision of any goods and/or services (including the provision of any equipment, hardware, software, technology and/or related services) to a customer in support of the sale of any lottery product (including the sale of online and off-line lottery tickets and instant tickets) and/or the operation and/or sales of any such lottery product, but excluding any Video Lottery Business.

“Video Lottery Business” means any business involving the provision of any or all of the following: (i) interactive electronic gaming devices (including so called “video lottery terminals” and “slot machines”) which are activated by the player by the insertion of a coin or other consideration constituting the player’s wager and which display the play and outcome of a game of chance (such as “five card draw” poker, “Blackjack,” or “21” and simulated spinning reels with fruit and bars) upon such player-activation using microprocessors and video display; (ii) central processing systems used in connection with the operation of interactive gaming devices described in clause (i); and (iii) any services related thereto.

Section 6.04.  Equity Awards.  (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option.

(b) All amounts payable pursuant to this Section 6.04, and all amounts payable at the Effective Time pursuant to Section 2.01(b) in respect of shares of Company Restricted Stock, shall be subject to any required withholding of Tax or proof of eligibility for exemption therefrom, and shall be paid as soon as practicable following the Effective Time, without interest.

(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP, (i) each individual who elects to participate in the ESPP during any Offering Period (as defined in the ESPP) that commences after the date of this Agreement shall not be permitted to increase the amount of his or her rate of contributions thereunder from the rate in effect when such Offering Period commences, (ii) no individual who does not elect to participate in the ESPP on the date an Offering Period commences shall be permitted to commence participation in the ESPP following such date, and (iii) immediately prior to the Effective Time, each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii). The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

Section 6.05.  Benefit Plans.  (a) For the period commencing on the Effective Time and ending on December 31, 2006, Surviving Corporation shall either (i) maintain for the benefit of the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the “Company Employees”), other than those Company Employees covered by a collective bargaining agreement, the Company Benefit Plans and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement, other than the Company Stock Plans, or (ii) provide or cause to be provided benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to such Company Employee on the date of this Agreement (excluding, however, in the case of each of (i) and (ii), equity-based compensation and change-in-control benefits), provided that, subject to the Surviving Corporation’s compliance with its obligations in this Section 6.05 it may, from and after the Effective Time, (i) terminate the employment of any Company

Employee or (ii) amend or terminate any Company Benefit Plan or Company Benefit Agreement in accordance with its terms.

(b) Without limiting the generality of Section 6.05(a) and subject to the qualifications therein, from and after the Effective Time, Surviving Corporation shall honor all the Company’s employment, severance, termination and deferred compensation agreements, plans and policies, as in effect at the Effective Time, in accordance with the terms thereof.

(c) Without limiting the generality of Section 6.05(a), Surviving Corporation shall (i) maintain the Management Incentive Plan, Project Incentive Plan, Global Sales Incentive Plan, Account Development Manager Plan and Building Excellence Recognition Program (the “Incentive Plans”) pursuant to their respective terms as in effect as of the Effective Time with respect to all performance periods thereunder commencing prior to the Effective Time and ending at the end of such performance period or December 31, 2006, whichever is earlier, and (ii) at the times prescribed by the Incentive Plans as in effect as of the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect as of Effective Time.

(d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Surviving Corporation or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or any Company Subsidiary) (“Pre-Closing Service”) shall be treated as service with Surviving Corporation or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or service credit under a newly established plan for which prior service is not taken into account. Notwithstanding the foregoing, the Surviving Company and its subsidiaries shall only be required to provide credit for Pre-Closing Service under a defined benefit pension plan if such plan is a Company Benefit Plan or if such plan has assumed the assets and/or liabilities of a Company Benefit Plan.

(e) Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitations, exclusions and actively-at-work requirements under any welfare benefit plan maintained by Surviving Corporation or any of its affiliates in which Company Employees (and their eligible dependents) will be eligible to participate after the Effective Time, except to the extent that such pre-existing condition limitations would have been applicable under the comparable Company Benefit Plan immediately prior to the commencement of participation therein. Surviving Corporation shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the commencement of participation begins for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate after the Effective Time.

Section 6.06.  Indemnification.  (a) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or the Company Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to perform all such obligations in accordance with their terms.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume and honor the obligations set forth in this Section 6.06.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that the Surviving Corporation may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.06(c); provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is the amount set forth in Schedule 6.06(c) of the Company Disclosure Letter. The Surviving Company may satisfy in full its obligation under this Section 6.06(c) by acquiring a tail directors’ and officers’ liability insurance policy (a) that covers each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (b) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period. At the request of Parent, the Company shall cooperate with Parent to obtain such a tail policy effective as of the Effective Time.

Section 6.07.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that

(i) (A) a Takeover Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or any such person has publicly announced (and has not subsequently publicly withdrawn) an intention (whether or not conditional) to make a Takeover Proposal, or any such Takeover Proposal or intention otherwise becomes publicly known to the stockholders of the Company, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (C) within 12 months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for, or consummates, any Takeover Proposal (other than with Parent or any of its affiliates) (provided that solely for purposes of this Section 6.07(b)(i)(C) and Section 6.07(b)(ii)(C), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(a) except that all references to 20% shall be deemed references to 50%),

(ii) (A) a Takeover Proposal has been proposed to the Company or any of its Representatives, or publicly proposed, by any person (other than Parent or any of its affiliates) or any such person has indicated to the Company or any of its Representatives, or publicly announced (and has not subsequently withdrawn) an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (but only if the Company Stockholders Meeting has not been held by the date that is prior to the date of such termination) or 8.01(d) (but only as a result of a willful and intentional breach by the Company) and (C) within 9 months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for, or consummates, any Takeover Proposal (other than with Parent or any of its affiliates),

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), or

(iv) this Agreement is terminated by the Company pursuant to Section 8.01(f),

then the Company shall pay to Parent the Company Termination Fee. The “Company Termination Fee” shall be equal to $163,000,000. The Company Termination Fee shall be paid by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 8.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or concurrently with such termination and (z) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C) or Section 6.07(b)(ii)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

(c) In the event that

(i) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(b)(i) as a result of the failure of the condition set forth in Section 7.02(i) to be satisfied (which shall be deemed to occur if all conditions set forth in Sections 7.01 or 7.02, other than the conditions set forth in Section 7.02(c) and Section 7.02(i) and any condition to deliver a certificate pursuant to Section 7.02, would have been satisfied on the date of termination if the Closing had occurred on such date) or (2) by the Company pursuant to Section 8.01(e) as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), provided the condition set forth in Section 7.02(c) is not or would not be satisfied solely due to the failure of the condition set forth in Section 7.02(i) to be satisfied and (B) the primary cause of the failure of the condition set forth in Section 7.02(i) to be satisfied is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement;

(ii) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(b)(i) as a result of the failure of the condition set forth in Section 7.02(c) to be satisfied (which shall be deemed to occur if all conditions set forth in Sections 7.01 or 7.02, other than the conditions set forth in Section 7.02(c) and any condition to deliver a certificate pursuant to Section 7.02, would have been satisfied on the date of termination if the Closing had occurred on such date) or (2) by the Company pursuant to Section 8.01(e) or by Parent pursuant to Section 8.01(d), in each case, as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), (B) the condition set forth in Section 7.02(c) is not or would not be satisfied due to the failure of the Rights Offering to be consummated and (C) the primary cause of the failure of the Rights Offering to be consummated is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement; or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 8.01(d) as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(i) or as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), provided the condition set forth in Section 7.02(c) is not or would not be satisfied solely due to the failure of the condition set forth in Section 7.02(i) to be satisfied, and (B) the primary cause of the failure of the condition set forth in Section 7.02(i) is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement;

then, if, and only if, the Company makes a demand for the Parent Termination Fee in writing (a) within six business days in the case of a termination by Parent or (b) concurrent with such termination in the case of a termination by the Company, Parent shall pay to the Company the Parent Termination Fee. The “Parent Termination Fee” shall be equal to $50,000,000. The Parent Termination Fee shall be paid by wire transfer of same day funds to an account designated by Parent within two business days after the written demand for such by the Company. Parent acknowledges that the agreements contained in this Section 6.07(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

Section 6.08.  Public Announcements.  Except with respect to any Adverse Recommendation Change or other action taken by the Company or the Company Board pursuant to Section 5.02(b), Guarantor, Parent and Acquisition Co and their affiliates, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties. Subject to the other provisions of this Section 6.08 and except to the extent required by applicable Law, the Company agrees that neither it nor any of its Subsidiaries will make any communications to its employees regarding their rights to payments or other benefits in connection with or after the Merger without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 6.09.  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10.  Acquisition Financing.  (a) Parent and Acquisition Co shall use their reasonable best efforts to obtain the Acquisition Financing as promptly as practicable on the terms and conditions described in the Pre-Underwriting Agreement and the Commitment Letters, including using their reasonable best efforts to (i) negotiate definitive agreements with respect to the Acquisition Financing on the terms and conditions contained in the Pre-Underwriting Agreement and the Commitment Letters, as applicable and (ii) satisfy all conditions applicable to Parent and Acquisition Co contained in such definitive agreements. In the event that any portion of the Acquisition Financing becomes unavailable in the manner or from the sources contemplated in the Pre-Underwriting Agreement or the Commitment Letters, Parent shall use its reasonable best efforts to arrange for alternative sources alternative financing that, taken as a whole (including the credit rating arising therefrom), is in all material respects no less favorable to Parent and its affiliates (as determined by Parent in its reasonable judgment) (an “Alternate Financing”).

(b) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Parent, and shall use its reasonable best efforts to cause the respective officers, employees, agents, Representatives (including legal and accounting advisors) of the Company and the Company Subsidiaries to provide to Parent all cooperation reasonably requested by Parent in connection with the Acquisition Financing, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) preparing or assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents, (iii) assisting in the negotiation and preparation of, and executing and delivering at the Effective Time, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents (including providing a certificate of the chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants for use of their reports in materials relating to the Acquisition Financing), (iv) assisting in the preparation of, and executing and delivering at the Effective Time, supplemental indentures and such other documents, including certificates and legal opinions, as are necessary to refinance the Company Senior Notes in accordance with the applicable provisions of the Indentures applicable to the Company Senior Notes, (v) providing reasonable access to the books and records, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) assisting in obtaining surveys and title insurance, (vii) furnishing to Acquisition Co and its financing sources all financial and other pertinent information regarding the Company reasonably requested by Acquisition Co, including audited consolidated financial statements for the Company for each of the five prior fiscal years of the Company and unaudited consolidated financial statements for the Company for subsequent interim periods and for all other probable or pending acquisitions (including pro forms financial statements giving effect to the Merger and the Acquisition Financing and any other pending or probable acquisitions), all meeting the requirements of Regulation S-X, Regulation S-K and the other accounting rules and regulations of the SEC for Form S-1 or Form F-1 registration statements and otherwise of the type and in the form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act, and (viii) taking all corporate actions reasonably necessary to permit consummation of the Acquisition Financing and the actions with respect to the Company Senior Notes referred to in clause (iv) above. In addition to the foregoing, the Company will provide Guarantor with the information relating to the Company and its affiliates that is required to be included in any materials disclosed to stockholders of Guarantor in connection with the Guarantor Stockholders Meeting and the Acquisition Financing. The Company agrees that none of the information supplied or to be supplied by the Company or its affiliates for inclusion or incorporation by reference in the materials disclosed to stockholders of

Guarantor in connection with the Guarantor Stockholders Meeting or the Acquisition Financing will, on the date such materials are first disclosed to the stockholders of Guarantor, on the date such materials are first disclosed to potential investors in connection with the Acquisition Financing, and at the time of the Guarantor Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated the rein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company or its affiliates for inclusion or incorporation by reference in the materials submitted to a Governmental Entity in connection with the Guarantor Stockholders Meeting or the Acquisition Financing will, on the date such materials are submitted to a Governmental Entity or at any time such materials are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiaries in connection with their compliance with this Section 6.10(b).

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Pre-Underwriting Agreement or the Commitment Letters without the consent of the Company (such consent not to be unreasonably withheld or delayed) if such amendments, modifications or waivers (A) reduce the aggregate amount of the Acquisition Financing or (B) would amend, modify or waive any of the conditions to the receipt of the Acquisition Financing in a manner that would reasonably be expected to cause any delay in the satisfaction of the conditions set forth in Sections 7.01 or 7.02 or the entry of any Legal Impediment.

Section 6.11.  Resignations.  To the extent requested by Parent in writing prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 6.12.  Further Action.  (a) Prior to the Effective Time, if, and only if, requested by Parent, the Company shall terminate and settle with effect as of the Effective Time all swap agreements set forth on Schedule 6.12(a) of the Company Disclosure Letter.

(b) The Company shall sell or cause to be sold in market transactions, in a manner such that the cash proceeds of such sale are received by the Company prior to Closing, such portion of its portfolio of marketable securities as shall be requested by Parent no later than two business days after the later of (x) delivery of a request by Parent that the Company effect such sales or (y) the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of Closing), provided, that in the event Parent makes such a request, Parent hereby acknowledges that Parent and Acquisition Co shall not be entitled to claim a condition set forth in Article VII has not been satisfied as a result of events or circumstances existing at or prior to the time of such request.

(c) The Company shall use its reasonable best efforts to cause prior to the Effective Time the transactions contemplated by this Agreement, including (x) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) and (y) the transactions contemplated by Section 6.04 of this Agreement, in each case, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt from liability under Section 16(b) of the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.  Notification.  During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.01, the Company shall promptly notify Parent in writing upon becoming aware of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.01 or Section 7.02(a) or (b) impossible or unlikely. No such notification shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 has been satisfied.

Section 6.14.  Transaction Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder or other litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent.

Section 6.15.  Convertible Debentures.  (a) The Company shall use reasonable best efforts to provide, or shall use reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the Indenture, dated as of December 18, 2001, relating to the Convertible Debentures (the “Indenture”), to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices required by the Indenture (including those notices that may be required pursuant to Section 10.1, 10.5 and 10.6) in connection with the transactions contemplated hereby.

(b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture (including under Section 10.4 thereof).

(c) The Company shall use reasonable best efforts to take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Indenture (including by Sections 5.1(c), 7.1, 7.2, 10.5 and 12.4, thereof) as may be necessary to comply with all of the terms and conditions of the Indenture.

Section 6.16.  Tax Matters.  (a) The parties intend that the Merger shall be treated, and agree to treat the Merger, for income Tax purposes as a taxable purchase of the shares of Company Common Stock by Parent to the extent of funds provided by Parent directly or through Acquisition Co (other than by way of a loan to Acquisition Co) and as a taxable redemption of the shares of Company Common Stock by the Company to the extent of the borrowed funds provided to Acquisition Co or the Company.

(b) The Company agrees to deliver to Parent on or prior to the Effective Time, to the extent it is able to do so as a matter of law, a certification in accordance with Treasury Regulation Section 1.1445-2(c), in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not United States real property interests because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or the EC Merger Regulation shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) preventing the consummation of the Merger shall be in effect (provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts (in the manner contemplated by Section 6.03) to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered).

Section 7.02.  Conditions to Obligations of Parent and Acquisition Co.  The obligations of Parent and Acquisition Co to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.03, 3.04, 3.17 and 3.18 of this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification) shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and the other representations and warranties of the Company set forth in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification) shall be true and correct in all respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except to the extent that the failure of such representations and warranties to be so true and correct as of the Closing Date or such earlier date, as the case may be (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Parent and Acquisition Co shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have complied in all material respects with its obligations required to be complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Financing.  All funds to be received pursuant to the Acquisition Financing (or any Alternate Financing) shall be available pursuant to the terms thereof and all funds contemplated by the Acquisition Financing (or any Alternate Financing) to fund the Merger shall have been received.

(d) Material Adverse Effect.  No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Parent and Acquisition Co shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(e) Lottery Contracts.  (i) The consents, approvals, orders and authorizations set forth on Schedule 7.02(e)(i) of the Company Disclosure Letter shall have been obtained (and shall be in effect at the Effective Time);

(ii) The counterparties to Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter representing at least 87.5% of the aggregate revenues realized by the Company and the Company Subsidiaries over the 12 month period ending November 30, 2005 pursuant to all Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter (which revenues are set forth on such schedule) shall have provided reasonably satisfactory oral or written confirmation that the consummation of the Merger shall not result in the termination of, or the commencement of formal termination procedures in respect of, the Lottery Contracts to which such counterparties are party; and

(iii) There shall have been no termination of, and there shall not have commenced, nor shall the Company have received written notice of the commencement of, formal termination procedures (except to the extent such notice has been withdrawn or such procedures have been terminated) in respect of (A) any Lottery Contract set forth on Schedule 7.02(e)(i) of the Company Disclosure Letter and (B) Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter representing at least 90% of the aggregate revenues realized by the Company and the Company Subsidiaries over the 12 month period ending November 30, 2005 pursuant to all such Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter (which revenues are set forth on such schedule).

(f) Appraisal Shares.  The Appraisal Shares shall include no more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time.

(g) Atronic.  (i) The Company shall not be in breach of any of its obligations under the Mastervertrag and/or the Kaufvertrag, each dated December  5, 2004, by and between Messrs. Paul and Michael Gauselmann, on the one hand, and GTECH Corporation on the other hand (the “Atronic Contracts”), to the extent such breach would and (ii) there shall not have occurred any other event that would, in either case, be reasonably likely to permit Messrs. Paul and Michael Gausselmann to terminate such agreement pursuant to the terms thereof. The amendment to the Atronic Contracts dated January 10, 2006 shall be in full force and effect.

(h) Cash Balance.  On the Closing Date, the Company shall have at least $400 million, in the aggregate, of (i) cash on hand that has not otherwise been pledged, hypothecated or encumbered by the Company except in the ordinary course of business, including the cash proceeds received by the Company from sales of its marketable securities in accordance with Section 6.12(b), and (ii) marketable securities (at fair market value) (collectively, the “Company Cash Balance”); provided, however, this condition shall be deemed satisfied if the Company Cash Balance is at least $370 million on the Closing Date and the Company provides Parent written notice of the estimated Company Cash Balance to be available on the Closing Date at least 15 business days prior to the Closing Date.

(i) Ratings.  Guarantor shall have obtained and maintained a corporate and senior loan credit rating of at least Baa3/BBB- by, respectively, Moody’s Investors Services and Standard & Poor’s on a pro forma post-Merger basis.

Section 7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Guarantor, Parent and Acquisition Co contained in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except to the extent that the failure of such representations and warranties to be true and correct as of the Closing Date (disregarding all qualifications, limitations and exceptions therein regarding materiality), individually or in the aggregate, would not reasonably be expected to (i) impair in any material respect the ability of Guarantor, Parent or Acquisition Co to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Guarantor, Parent and Acquisition Co by an executive officer of each such party to such effect.

(b) Performance of Obligations of Guarantor, Parent and Acquisition Co.  Guarantor, Parent and Acquisition Co shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Guarantor, Parent and Acquisition Co by an executive officer of each such party to such effect.

Section 7.04.  Frustration of Closing Conditions.  Neither the Company, Parent nor Acquisition Co may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of each party hereto;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 10, 2006 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held Company Stockholders Meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval shall not have been obtained;

(c) by Parent in the event an Adverse Recommendation Change has occurred;

(d) by Parent, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.02(a), (b), (c) or (i) and (ii) is incapable of being cured by the Company by the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d) if any breach of this Agreement by Parent shall have been a principal cause of the failure of such condition to be satisfied;

(e) by the Company, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.02(c) or 7.03(a) or (b) and (ii) is incapable of being cured by Parent by the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(e) if any breach of this Agreement by the Company shall have been the principal cause of the failure of any such condition to be satisfied; or

(f) by the Company in accordance with the terms and subject to the conditions of Section 5.02(b).

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition Co or the Company, other than the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02, clauses (a) through (d) and (f) of Section 9.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from the willful or intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03.  Amendment.  Subject to applicable Law, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, any amendment that by Law requires further approval by the stockholders of the parties shall be subject to the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after receipt of the Company Stockholder Approval, any waiver that by Law requires further approval by the stockholders of the parties shall be subject to the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

Guarantor

Section 9.01.  Representations and Warranties of Guarantor.  Guarantor represents and warrants to the Company as follows:

(a) Organization, Standing and Power.  Guarantor is duly organized, validly existing and in good standing under the laws of Italy. Guarantor has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Guarantor to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation the Merger or the other transactions contemplated by this Agreement (including the Acquisition Financing).

(b) Authority; Execution and Delivery; Enforceability.  Guarantor has all requisite corporate power and authority to execute and deliver this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and to perform its obligations thereunder. The execution and delivery by Guarantor of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Guarantor (other than, in connection with the Rights Offering, the requisite approval of the Guarantor board of directors and the Guarantor Stockholder Approval). Guarantor has duly executed and delivered this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter, and this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter constitute the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms.

(c) No Conflicts.  The execution and delivery by Guarantor of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (subject with respect to clause (i) the requisite approval of the Guarantor board of directors in connection with the Rights Offering and the Guarantor Stockholder Approval), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Guarantor or any of its affiliates under, any provision of (i) the charter or organizational documents of Guarantor or any of its affiliates, (ii) any Contract to which Guarantor or any of its affiliates is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Guarantor or any of its affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Guarantor to perform its obligations under this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter.

(d) No Consents.  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Guarantor or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter or the consummation of the transactions contemplated hereby and thereby, other than the filings and other matters referred to in Section 4.04(b).

Section 9.02.  Guarantor Covenants.  (a) Guarantor hereby absolutely and unconditionally guarantees to the Company and the express third party beneficiaries hereof, as a primary obligor and not merely as a surety, the payment and performance when due of all of the covenants, agreements and obligations of Parent and Acquisition Co, and their respective successors and assigns, contained in this Agreement (the “Guaranteed Obligations”, and such guarantee, the “Guarantee”).

(b) The Guarantee is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance when due of the Guaranteed Obligations, and not of their collectibility only, and is in no way conditioned upon any requirement that the Company or any other person first attempt to collect such Guaranteed Obligations from Parent or Acquisition Co or resort to any security or other means of collecting payment or performance. Should Parent or Acquisition Co default in the payment or performance of any Guaranteed Obligation, Guarantor’s obligations hereunder shall become immediately due and (if applicable) payable. Claims under the Guarantee may be made on one or more occasions. All payments of money made by Guarantor in performance and satisfaction of its obligations hereunder shall be made in lawful money of the United States, in immediately available funds, unless payment by another means is authorized by the Agreement.

(c) Guarantor hereby waives notice of acceptance of this Guarantee and notice of the Guaranteed Obligations, waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, notice of acceleration or intent to accelerate the Guaranteed Obligations, and any other notice to Guarantor, and waives (subject to the following sentence) to the fullest extent permitted by law, defenses generally, and neither the Company nor any other person is obligated to file any suit or take any action, or provide any notice to, Parent, Acquisition Co, Guarantor, or others, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, Guarantor agrees that the obligation of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company or any other person to assert any claim or demand or to enforce any right or remedy against Parent or Acquisition Co with respect to the Guaranteed Obligations; (ii) any extensions or renewals of the Guaranteed Obligations; (iii) any rescissions, waivers, amendments or modifications of the Agreement; (iv) the adequacy of any means available to the Company or any other person to claim payment or performance of the Guaranteed Obligations; (v) except as otherwise provided herein, the addition or release of any person or entities primarily or secondarily liable for the Guaranteed Obligations (including Guarantor) or (vi) any other act or omission that might in any means or to any extent vary the risk of Guarantor or otherwise operate as a release or exchange of Guarantor, all of which may be done without notice to Guarantor. However, Guarantor reserves the right to assert defenses that Parent or Acquisition Co may have to payment or performance of the Guaranteed Obligations, other than defenses arising from the bankruptcy, insolvency or similar rights of Parent or Acquisition Co, or defenses related to Parent’s or Acquisition Co’s capacity to enter into this Agreement.

(d) Guarantor agrees that the Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company or any other person entitled thereto upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent or Acquisition Co or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent or Acquisition Co or any substantial part of its property, or otherwise, all as though such payments or performance had not been made.

(e) Guarantor will use its reasonable best efforts to consummate the Merger, the other transactions contemplated hereby and the Acquisition Financing as soon as practicable following the date hereof, including using its reasonable best efforts to cause all conditions to the Acquisition Financing to be satisfied as soon as reasonably practicable after the date of this Agreement. Guarantor will use its reasonable best efforts (x) to perform in all material respects all of its covenants and obligations under the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and (y) to cause all of its representations and warranties under the Pre-Underwriting Agreement and the Capital Securities Backstop Letter to be true and correct in all material respects. Without limiting the generality of the foregoing and subject to Section 6.03, (i) the board of directors of Guarantor will take all corporate action necessary to consummate the Rights Offering in accordance with the terms of the Pre-Underwriting Agreement, (ii) Guarantor will prepare, file and distribute any filings relating to the Guarantor Stockholder Approval and the Guarantor Stockholders Meeting, (iii) Guarantor will use its reasonable best efforts to obtain the Guarantor Stockholder Approval and any other Consent required to consummate the Rights Offering and (iv) as soon as practicable after obtaining the Guarantor Stockholder Approval, Guarantor will use its reasonable best efforts to commence and consummate the Rights Offering in accordance with the terms of the Pre-Underwriting Agreement.

(f) Guarantor (a) hereby appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby which may be instituted in any Delaware court and (b) agrees that service of process upon such Authorized Agent shall be deemed in every respect effective service of process upon Guarantor in any such suit or proceeding. Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as such agent for service of process, and Guarantor agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.

ARTICLE X

General Provisions

Section 10.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Guarantor, Parent or Acquisition Co, to

Lottomatica S.p.A.
Viale del Campo Boario n. 56/D
00153 Roma
Attention: General Counsel
Facsimile No: +39 06 51894205

with copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Morton A. Pierce, Esq.
                    Jack S. Bodner, Esq.
Facsimile No: (212) 259-6333

(b) if to the Company, to

GTECH Holding Corporation
55 Technology Way
West Greenwich, RI 02817
Attention: General Counsel
Facsimile No: (401) 392-0391

with copies to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston, Esq.
                    Sarkis Jebejian, Esq.
Facsimile No: (212) 474-3700

and

Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, RI 02903
Attention: Walter G.D. Reed, Esq.
Facsimile No: (401) 276-6611

Section 10.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day, other than a Saturday, Sunday or day on which clearing banks in New York or Italy are not open for the transaction of normal business.

The “knowledge” of the Company means the actual knowledge of the individuals identified in Schedule 10.03(a) of the Company Disclosure Letter.

A “Material Adverse Effect” means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the Effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the Effects giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (iii) any Effect to the extent resulting from changes affecting the financial or securities markets or the economy in general unless such Effect has had, or would reasonably be expected to have, a materially disproportionate impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole relative to other participants in the industries in which the Company and the Company Subsidiaries operate; (iv) the failure of the Company or any Company Subsidiary to be awarded any Lottery Contract with respect to which a bid or proposal is made (including any bids or proposals pending as of the date of this Agreement) or the failure of any customer with respect to any existing Lottery Contract to renew or replace such Lottery Contract with the Company or the applicable Company Subsidiary and (v) the failure of any of the officers of the Company set forth on Schedule 10.03(b) to be employed by the Company at the Effective Time.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 10.04.  Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 10.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time (i) the provisions of Article II shall be enforceable by holders of Certificates and (ii) the provisions of Sections 6.04 and 6.06 shall be enforceable by the beneficiaries expressly identified therein.

Section 10.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Acquisition Co may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to any affiliate of Parent that would not reasonably be expected to cause any delay in the satisfaction of the condition set forth in Section 7.01(b) or the entry of any Legal Impediment, but no such assignment shall relieve Parent or Acquisition Co of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.10.  Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of any Delaware State court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in such a court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.11.

Section 10.12.  Remedies.  Notwithstanding any other provision of this Agreement (including Section 6.07 and Section 8.02) other than the last sentence of this Section 10.12, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. The Company acknowledges that if, and only if, Parent pays to the Company the Parent Termination Fee after a demand therefor by the Company, then such amount shall constitute the Company’s sole and exclusive remedy for the termination of this Agreement regardless of the circumstances giving rise to such termination, the Company shall have no further rights, directly or indirectly, against any Parent or any of its affiliates, whether at law or equity, in contract, in tort or otherwise in respect of this Agreement and the Company shall not be able to assert any claim against Parent or its affiliates in respect of this Agreement.

IN WITNESS WHEREOF, Guarantor, Parent, Acquisition Co and the Company have duly executed this Agreement, all as of the date first written above.

LOTTOMATICA S.P.A.,

By:	/s/ Rosario Bifulco
Name: Rosario Bifulco

Title:	Chairman and Managing Director

GOLD HOLDING CO.,

By:	/s/ Marco Sala
Name: Marco Sala

Title:	President

GOLD ACQUISITION CORP.,

By:	/s/ Marco Sala
Name: Marco Sala

Title:	President

GTECH HOLDINGS CORPORATION,

By:	/s/ Robert M. Dewey, Jr.
Name: Robert M. Dewey, Jr.

Title:	Chairman of the Board

ANNEX A TO THE MERGER AGREEMENT

FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Certificate of Incorporation of
GTECH Holdings Corporation

1. The name of the Corporation is GTECH Holdings Corporation.

2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.01 par value per share (“Common Stock”).

Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

5. Elections of directors need not be by written ballot unless required by the by-laws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

6. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the by-laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal by-laws made by the Board of Directors.

7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of DGCL Section 102, as the same may be amended and supplemented from time to time. Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. The Corporation shall, to the fullest extent permitted by the provisions of DGCL Section 145, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ANNEX B

January 10, 2006

The Board of Directors
GTECH Holdings Corporation
55 Technology Way
West Greenwich, RI 02817

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of GTECH Holdings Corporation (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of January 10, 2006, between Lottomatica S.p.A. (the “Guarantor”), Gold Holding, a wholly-owned subsidiary of the Guarantor (“Parent”), Gold Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Acquisition Co” and together with the Guarantor and Parent, the “Acquirers”) and the Company (the “Merger Agreement”). As more fully described in the Merger Agreement, (i) Acquisition Co will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held by (a) the Company, the Acquirers or any of their respective subsidiaries that will be canceled and (b) holders who vote against the Merger and properly elect to exercise appraisal rights under Delaware law, will be converted into the right to receive $35.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to, or discussed with, us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining

B-1

the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to the Company and affiliates of the Acquirers unrelated to the proposed Merger, for which services we have received customary compensation, including without limitation having acted as joint book runner for the Company’s $300 million note offering in 2004, lead manager for the Company’s $250 million note offering in 2003, and a financial advisor to the Company on various strategic discussions, and having acted as co-manager on two equity offerings in 2004 and 2005 for the Guarantor. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Acquirers and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/  Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

January 10, 2006

The Board of Directors of GTECH Holdings Corporation
Attn: Mr. Robert M. Dewey, Director
55 Technology Way
West Greenwich, Rhode Island 02817

Dear Members of the Board of Directors:

We understand that GTECH Holdings, Corporation, a Delaware corporation (the “Company”), Lottomatica S.p.A., an Italian corporation (“Guarantor”), Gold Holding Co., a Delaware corporation and indirect wholly-owned subsidiary of Guarantor (“Parent”) and Gold Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of the Acquisition Company with and into the Company, whereby each issued and outstanding share of the Company’s common stock not owned by Guarantor, Parent, Acquisition Company or the Company or their respective subsidiaries shall be converted into the right to receive $35.00 in cash,without interest. Such transaction is referred to herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the “Company” as to whether, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended February 26, 2005 and quarterly report on Form 10-Q for the quarterly period ended November 26, 2005 which the Company’s management has identified as being the most current financial statements available;

2.	spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company’s financial advisor regarding the Company, the Transaction, and related matters;

3.	reviewed the following agreements and documents:

a.	the Agreement and Plan of Merger, dated January 10, 2006,

b.	the draft senior commitment letter among Acquisition Company, Credit Suisse First Boston International and Credit Suisse, London Branch and related term sheet dated January 9, 2006, pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Acquisition Company with financing to consummate the Transaction,

c.	the draft pre-underwriting agreement among Credit Suisse First Boston (Europe) Limited, Guarantor and certain of its affiliates dated January 9, 2006, relating to the Rights Offering (as defined in the Merger Agreement), and

d.	the draft commitment letter and mandate letter among Credit Suisse First Boston (Europe) Limited and Guarantor, both dated January 9, 2006, relating to the issuance of 750 million Euro in aggregate principal amount of subordinated interest-deferrable capital securities and related term sheet;

4.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ending February 2006 through 2013;

5.	reviewed the Company’s Investor Presentation, dated May 18, 2005;

6.	reviewed information to which we were granted access that was contained in the Company’s “data room”;

7.	reviewed and took into account the historical market prices and trading volume for GTECH’s publicly traded securities for the past two years, up to and including September 9, 2005, the last trading date prior to the announcement that GTECH had received an expression of interest regarding a potential acquisition of GTECH;

8.	reviewed certain SEC filings, analyst reports, databases and publicly available financial data for certain companies that Houlihan Lokey deemed relevant, publicly available transaction prices and premiums paid in change of control transactions for companies in related industries to GTECH, and publicly available premiums paid in other change of control transactions that we deemed relevant; and

9.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate

Houlihan Lokey did not review, and was not provided with, the written logs regarding the discussions with the potential buyers.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements, documents and instruments will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied, including without limitation, the equity and debt financing of the Transaction and the receipt of confirmations and the absence of terminations (or the commencement of termination proceedings) relating to the Company’s lottery contracts, all as provided in the Merger Agreement and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto, waivers of the provisions thereof, or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in item 3 above will not differ in any material respect from the drafts identified in said item.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction. Except as set forth in our engagement letter, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey.

Houlihan Lokey, or its affiliates, are receiving customary fees for providing services to the Board in connection with this Opinion, and we may continue to provide other services in the future. Further the Company has agreed to reimburse us for expenses and indemnify us against certain liabilities and expenses.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the terms of the Merger Agreement (except for our opinion expressly set forth herein as to the fairness from a financial point of view of the consideration to be received by stockholders of the Company in the Transaction), including without limitation the closing conditions and other provisions thereof, (iv) the commitment letters and other letters and agreements pertaining to the equity and debt financing of the Transaction, (v) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (vi) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or (vii) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/	Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

GTECH HOLDINGS CORPORATION
55 TECHNOLOGY WAY
WEST GREENWICH, RI 02817
YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

☐	▼ DETACH PROXY CARD HERE ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated
(x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN

(1)	To adopt the Agreement and Plan of Merger dated as of January 10, 2006, among Lottomatica S.p.A., Gold Holding, Co., Gold Acquisition Corp. and the Company (the “Merger Agreement”).	☐	☐	☐

(2)
To adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.
		☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.

WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT. IF YOU RETURN A PROPERLY SIGNED PROXY CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL.

Mark box at right if you plan to attend the Special Meeting ☐

S C A N     L I N E
NOTE: Please sign this proxy exactly as name appears hereon. When shares are held as joint-tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary, please give full title as such. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer. When signing on behalf of a partnership, please sign in the full partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

PLEASE ACT PROMPTLY
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. A FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM ON HOW TO VOTE YOUR SHARES. SUBMITTING A PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

PROXY
GTECH HOLDINGS CORPORATION
THIS PROXY IS SOLICITED
BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2006, AT 9:00 A.M., LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints Walter G. DeSocio, Michael K. Prescott and Denise M. Ogilvie, and each or any of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and to vote, as designated hereon all shares of common stock, par value $0.01 per share, of GTECH Holdings Corporation (the “Company”) which the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, 55 Technology Way, West Greenwich, RI 02817, on June 7, 2006, at 9:00 a.m., local time, and at any adjournment or postponement thereof, with respect to the matter set forth on the reverse side hereof.
You can revoke your proxy at any time before it is voted at the Special Meeting. You can do this in three ways. First, you can send a written, dated notice to the Secretary of GTECH Holdings Corporation at 55 Technology Way, West Greenwich, RI 02817, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the Special Meeting and vote in person. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated May 8, 2006.
GTECH HOLDINGS CORPORATION
P.O. BOX 11349
NEW YORK, N.Y. 10203-0349